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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
MEEMIC HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          Estimated for the purposes of calculating the amount of the filing fee only. The transaction valuation was determined by multiplying 1,073,518 shares of common stock, no par value, of MEEMIC Holdings, Inc. by $29.00 per share and multiplying 120,000 shares of common stock for each Company Option outstanding by $19.00 which represents the difference between the $29.00 and the excercise price of $10.00 for the options. Such number of shares represents the 6,683,563 shares outstanding as of July 30, 2002, less the 5,610,045 shares of common stock of MEEMIC Holdings, Inc. beneficially owned by ProNational Insurance Company on that date, which shares are not subject to the going-private transaction. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of 1 percent of the value of the transaction.

	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MEEMIC Holdings, Inc.
691 North Squirrel Road, Suite 100
Auburn Hills, Michigan 48326
(888) 463-3642

October 21, 2002

Dear Shareholder:

        You are cordially invited to attend the 2002 annual meeting of shareholders of MEEMIC Holdings, Inc., a Michigan corporation ("MEEMIC Holdings"), to be held on December 10, 2002, at 11:00 a.m., local time, at 691 N. Squirrel Road, Auburn Hills, Michigan.

        As described in the accompanying Proxy Statement, at the Annual Meeting you will be asked to consider and vote upon proposals to:

  1.
  Approve an Agreement and Plan of Merger, dated as of July 9, 2002 (as amended as of September 18, 2002, the "Merger Agreement"), among ProNational Insurance Company ("ProNational"), Meemic Merger Corp. ("Merger Sub"), a wholly owned subsidiary of ProNational, and MEEMIC Holdings, pursuant to which, subject to the terms and conditions of the Merger Agreement, (a) MEEMIC Holdings will make a tender offer for any and all of its outstanding shares, other than those owned by ProNational, at a price of $29.00 per share net in cash (the "Tender Offer") and (b) following the completion of the Tender Offer, Merger Sub will be merged with and into MEEMIC Holdings, with MEEMIC Holdings being the surviving corporation (the "Merger"), MEEMIC Holdings will become a wholly owned subsidiary of ProNational and each outstanding share of MEEMIC Holdings Common Stock not owned by ProNational will be converted into the right to receive $29.00 in cash; and

  2.
  Elect seven directors for a one year term expiring at the 2003 annual meeting of shareholders.

        Your Board of Directors, based upon the unanimous recommendation of a committee of independent directors (the "Exploratory Committee"), has determined that the terms of the Tender Offer and Merger are fair to, and in the best interests of, MEEMIC Holdings and the holders of shares of Common Stock other than ProNational and its affiliates and associates (the "Independent Shareholders"), and has unanimously approved the Merger Agreement. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors described in the accompanying Proxy Statement, including the opinion of Raymond James & Associates, Inc. ("Raymond James"), financial advisor to the Exploratory Committee, to the effect that, as of the date of such opinion and based upon and subject to the matters stated therein, the consideration to be received by the Independent Shareholders, was fair, from a financial point of view, to the Independent Shareholders. A copy of the written opinion of Raymond James is included as Appendix B to the accompanying Proxy Statement and should be read in its entirety.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DIRECTOR-NOMINEES AND THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

        Consummation of the Tender Offer and Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock held by the Independent Shareholders. Only holders of Common Stock of record at the close of business on October 15, 2002 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

        As of October 15, 2002, ProNational owned approximately 84% of the MEEMIC Holdings Common Stock outstanding. To the knowledge of MEEMIC Holdings, ProNational intends to vote its shares in favor of the election of each of the director-nominees and the approval of the Merger Agreement.

        You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the Merger Agreement and other information relevant to your vote on these matters. A copy of the Merger Agreement is included as Appendix A to the accompanying Proxy Statement. You can also obtain other information about MEEMIC Holdings from documents filed with the Securities and Exchange Commission.

        The Tender Offer and Merger are intended to constitute a "going private" transaction for MEEMIC Holdings under the federal securities laws, so that MEEMIC Holdings' Common Stock will no longer be publicly traded on the Nasdaq Stock Market, and MEEMIC Holdings will no longer be required to file periodic and other reports with the Securities and Exchange Commission. If the Tender Offer and Merger are completed, the holders of Common Stock, other than ProNational, will no longer have an interest in the future economic performance of MEEMIC Holdings.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES BY TELEPHONE OR INTERNET OR BY COMPLETING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. FAILURE TO VOTE YOUR SHARES WOULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTORS NOMINATED AND "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

        Please do not send in any stock certificates at this time. If the Merger Agreement is approved by shareholders, you will be sent instructions concerning the surrender of your shares. Thank you in advance for your participation and prompt attention.

Sincerely,

Victor T. Adamo Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTIONS DESCRIBED IN THIS DOCUMENT, PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER AGREEMENT, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MEEMIC Holdings, Inc.
691 North Squirrel Road, Suite 100
Auburn Hills, Michigan 48326
(888) 463-3642

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareholders of MEEMIC Holdings, Inc. ("MEEMIC Holdings") will be held at 691 N. Squirrel Road, Auburn Hills, Michigan, at 11:00 a.m., local time, on Tuesday, December 10, 2002, for the following purposes:

  1.
  To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 9, 2002 (as amended as of September 18, 2002, the "Merger Agreement"), among ProNational Insurance Company ("ProNational"), which is MEEMIC Holdings' controlling shareholder, Meemic Merger Corp. ("Merger Sub"), a wholly owned subsidiary of ProNational, and MEEMIC Holdings. A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Appendix A. As more fully described in the Proxy Statement, the Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement: (a) MEEMIC Holdings will make a tender offer for any and all of its outstanding shares, other than those owned by ProNational, at a price of $29.00 per share net in cash (the "Tender Offer"), and (b) following the completion of the Tender Offer, Merger Sub would be merged with and into MEEMIC Holdings (the "Merger"), with MEEMIC Holdings continuing as the surviving corporation; MEEMIC Holdings would become a direct wholly owned subsidiary of ProNational, each outstanding share of common stock of MEEMIC Holdings other than shares owned by ProNational would be canceled and shares held by shareholders other than ProNational would be converted into the right to receive $29.00 in cash;

  2.
  To elect seven directors for a one year term expiring at the annual meeting of shareholders to be held in 2003 and upon the election and qualification of their successors or upon their earlier resignation or removal; and

  3.
  To transact such other business as may properly come before this meeting or any adjournments or postponements thereof.

        The close of business on October 15, 2002 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

        Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares by telephone or Internet or by completing the enclosed proxy card and promptly mailing it to us in the postage-paid envelope that has been provided to you for your convenience. The proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

        If you have questions about the proposals, including the procedures for voting your shares, please contact Pam Harlin of MEEMIC Holdings' investor relations department, at 888-463-3642.

        PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

By Order of the Board of Directors,

Christine C. Schmitt Secretary

October 21, 2002

PROXY STATEMENT

MEEMIC HOLDINGS, INC.

2002 ANNUAL MEETING OF SHAREHOLDERS

        This Proxy Statement and the accompanying proxy and Notice of 2002 Annual Meeting of Shareholders are being furnished to the holders of outstanding shares of Common Stock, no par value (the "Common Stock"), of MEEMIC Holdings, Inc., a Michigan corporation ("MEEMIC Holdings"), in connection with the solicitation of proxies by its Board of Directors (the "Board") for use at the Annual Meeting of Shareholders to be held on Tuesday, December 10, 2002, at 11:00 a.m. at 691 N. Squirrel Road, Suite 100, Auburn Hills, Michigan 48326, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement, the accompanying proxy and Notice of Annual Meeting were first mailed to shareholders on or about October 21, 2002. Shareholders are urged to read and consider carefully the information contained in this Proxy Statement.

        As stated in the Notice of Annual Meeting, shareholders will consider and vote at the Annual Meeting upon (1) a proposal to approve an Agreement and Plan of Merger, dated July 9, 2002 (as amended as of September 18, 2002, the "Merger Agreement"), among ProNational Insurance Company ("ProNational"), MEEMIC Merger Corp. ("Merger Sub"), a wholly owned subsidiary of ProNational, and MEEMIC Holdings, and (2) the election of seven directors to serve until the 2003 annual meeting. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement and subject to satisfaction of the conditions set forth therein, (a) MEEMIC Holdings will make a tender offer for any and all of its outstanding shares, other than those owned by ProNational, at a price of $29.00 per share net in cash (the "Tender Offer") and (b) following the completion of the Tender Offer, Merger Sub would be merged with and into MEEMIC Holdings (the "Merger"), with MEEMIC Holdings continuing as the surviving corporation (the "Surviving Corporation"), MEEMIC Holdings would become a wholly owned subsidiary of ProNational and each outstanding share of Common Stock (other than shares owned by ProNational, which would be canceled) would be converted into the right to receive $29.00 in cash, without interest.

        THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND "FOR" THE ELECTION OF THE NOMINEES NAMED IN THE PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD OR VOTE YOUR SHARES BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTIONS DESCRIBED IN THIS DOCUMENT, PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER AGREEMENT, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Parties	1
The Tender Offer and Merger	1
Certain Effects of the Tender Offer and Merger	2
Background of the Tender Offer and Merger	3
Interests of Certain Persons	4
Recommendation of MEEMIC Holdings' Board of Directors	4
Position of ProNational as to the Fairness of the Tender Offer and Merger	4
Opinion of the Financial Advisor	4
Appraisal Rights	4
Financing; Source of Funds	5
Shareholder Lawsuit Challenging the Merger	5
Certain Federal Income Tax Consequences	5
Additional Information	5
GENERAL INFORMATION ABOUT VOTING	6
FORWARD-LOOKING STATEMENTS	7
SPECIAL FACTORS RELATED TO THE TENDER OFFER AND MERGER	8
Consideration of the Merger Agreement at the Annual Meeting	8
The Parties	9
Background of the Tender Offer and Merger	9
Purpose and Structure	21
Recommendation of the Exploratory Committee and Board of Directors of MEEMIC Holdings; Fairness of the Merger Agreement	22
Opinion of Financial Advisor to the Exploratory Committee	28
Plans for MEEMIC Holdings After the Merger	33
Interests of Certain Persons	34
Certain Effects of the Tender Offer and Merger	36
Certain Federal Income Tax Consequences	37
Anticipated Accounting Treatment	37
Appraisal Rights	38
Regulatory Approvals	38
Sources of Funds; Fees and Expenses	38
The Merger Agreement	39
Selected Financial Data	46
Pro Forma Data	48
Directors and Executive Officers of MEEMIC Holdings, Proassurance, Pronational and Merger Sub	52
Market Price of MEEMIC Holdings Common Stock and Dividend Information	53
Certain Transactions in the Common Stock	53
Shareholder Litigation	55
ELECTION OF DIRECTORS	55
Nominees	56
Board Committees and Meetings	57
Report of the Audit Committee	57
Director Compensation	58
EXECUTIVE COMPENSATION	59
Summary Compensation Table	59
Option Grants in Last Fiscal Year	60
Option Exercises and MEEMIC Holdings	61

i

Severance Agreements	61
Compensation Committee Report	61
Compensation Committee Interlocks and Insider Participation	62
Stock Performance Graph	63
RELATED PARTY TRANSACTIONS	64
VOTING SECURITIES AND PRINCIPAL HOLDERS	64
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	65
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	66
SHAREHOLDER PROPOSALS	66
OTHER MATTERS	66
ADDITIONAL INFORMATION	66
AVAILABLE INFORMATION	67
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	67
APPENDIX A—AGREEMENT AND PLAN OF MERGER, AS AMENDED	A-1
APPENDIX B—FAIRNESS OPINION OF RAYMOND JAMES	B-1
APPENDIX C—CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS OF MEEMIC HOLDINGS, PROASSURANCE, PROFESSIONALS GROUP, PRONATIONAL AND MERGER SUB	C-1

ii

SUMMARY TERM SHEET

        This Summary Term Sheet highlights important selected information from this Proxy Statement relating to the proposed Tender Offer and Merger. This Summary Term Sheet may not contain all of the information that is important to you. To understand more fully the proposed Tender Offer and Merger, you should read this entire Proxy Statement and all of its appendices before voting. We have included page references parenthetically below to direct you to more complete descriptions of the topics presented in this Summary Term Sheet. Additional information about MEEMIC Holdings has been filed with the Securities and Exchange Commission and is available upon request without charge. See "Additional Information" on page 66 of this Proxy Statement. Capitalized terms used but not defined in this Summary Term Sheet shall have the meanings ascribed to them on the first page of this Proxy Statement.

The Parties (p. 9)

  •
  MEEMIC Holdings is the holding company for MEEMIC Insurance Company, a Michigan stock insurance company and MEEMIC Insurance Services Corporation, a Michigan corporation. MEEMIC Holdings' Common Stock is traded on the Nasdaq National Market under the symbol "MEMH."

  •
  ProNational is an insurance company and the controlling shareholder of MEEMIC Holdings. ProNational is a subsidiary of Professionals Group, Inc. and an indirect wholly owned subsidiary of ProAssurance Corporation. ProNational owns approximately 5.6 million shares of MEEMIC Holdings Common Stock, which represents approximately 84% ownership of MEEMIC Holdings.

  •
  Merger Sub was recently organized by ProNational for the sole purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. ProNational is the sole shareholder of Merger Sub.

The Tender Offer and Merger (p. 39)

  •
  We entered into the Merger Agreement with ProNational and Merger Sub on July 9, 2002. The purpose of the Tender Offer and Merger is to cause us to become a wholly owned subsidiary of ProNational by causing us to acquire all of the shares not owned by ProNational, which we refer to as the public shares, and to provide liquidity to the holders of the public shares at a premium to the trading price at the time the transaction price was approved.

  •
  If the Merger Agreement is approved by shareholders as set forth in this Proxy Statement, we would promptly commence the Tender Offer for any and all of our outstanding shares, other than those owned by ProNational, at a price of $29.00 per share net in cash. The Tender Offer will be open for a minimum of 20 business days, at which time we would purchase the tendered shares. However, we are not required to purchase the shares tendered in the Tender Offer and will be entitled to terminate the Tender Offer if:

  •
  We have not received approval of our request for exemption from regulations governing the acquisition of control from the Michigan Office of Financial and Insurance Services (which exemption was obtained on July 25, 2002) or have not received any other required governmental approvals;

  •
  We have not received any required consent under ProAssurance's credit facility;

  •
  There is in effect any court order or injunction preventing us from consummating the Tender Offer or the Merger, or holding that the price to be paid to shareholders is not adequate;

  •
  We have received notice from A.M. Best Company or Standard & Poors of their intention to lower our rating or the rating of any of ProAssurance's insurance subsidiaries below "A-" after giving effect to the Tender Offer or the Merger, or if the ratings have in fact been lowered;

  •
  The representations of ProNational and Merger Sub are not true in all material respects as of the date of the Merger Agreement and as of the expiration of the Tender Offer;

    •
    The Merger Agreement has been terminated:

    •
    due to a material breach;

    •
    under circumstances involving a competing offer;

    •
    due to the Tender Offer not being completed by February 28, 2003; or

    •
    due to any condition becoming impossible to satisfy after using commercially reasonable efforts.

  •
  If the Merger Agreement is not approved by shareholders as set forth in this Proxy Statement, the Tender Offer will not be commenced and the Merger Agreement will be terminated.

  •
  After the Tender Offer is completed, the Merger would be closed and become effective if all of the conditions to closing set forth in the Merger Agreement are satisfied or waived. If you own our Common Stock at the effective time of the Merger, you will be entitled to receive $29.00 in cash, without interest, for each share of Common Stock that you own, your shares will no longer represent shares of Common Stock and we will become a wholly owned subsidiary of ProNational. If you do not tender your shares in the Tender Offer, you will not be entitled to any payments for your MEEMIC Holdings Common Stock unless the Merger is consummated.

  •
  The conditions to our obligation to close the Merger include:

  •
  The receipt of approval of the Merger Agreement by the independent shareholders as provided in this Proxy Statement;

  •
  The approval of our request for exemption from the Michigan Office of Financial and Insurance Services from regulations governing the acquisition of control (which exemption was obtained on July 25, 2002) and the receipt of any other required governmental approvals;

  •
  The receipt of any required consent under ProAssurance's credit facility;

  •
  The absence of any notice from A.M. Best Company or Standard & Poors of their intention to lower our rating or the rating of any of ProAssurance's insurance subsidiaries below "A-" after giving effect to the Tender Offer or the Merger, or the actual reduction of any such ratings; and

  •
  The absence of any court order or injunction preventing us from consummating the Merger, or holding that the price to be paid to shareholders is not adequate and the absence of pending or threatened litigation involving the Merger. It is highly unlikely that this condition will be waived and so there may be a significant delay in closing the Merger after the Annual Meeting or the Merger Agreement may be terminated in the event that this condition is not satisfied. We expect that the Merger will be consummated as soon as practicable after the necessary shareholder approval is received and all conditions have been satisfied or waived.

  •
  Options held by our employees and directors at the effective time of the Merger, all of which are fully vested, will entitle the holders of those options to receive the difference between $29.00 and the exercise price per share of their options for each share the options entitle them to purchase.

Certain Effects of the Tender Offer and Merger (p. 36)

  •
  After the Tender Offer is consummated, the Common Stock may cease to be quoted on the Nasdaq Stock Market, in which case price quotations would no longer be available. In addition, if the number of shareholders of record of the Common Stock following the Tender Offer is less than 300, we will be eligible to terminate the registration of the Common Stock under the Securities Exchange Act of 1934. If the registration is terminated, we will no longer be eligible for Nasdaq Stock Market listing or obligated to file periodic public company reports with the Securities and

    Exchange Commission. We intend to terminate registration following the Tender Offer if we are eligible to do so.

  •
  Following the Merger, ProNational will own 100% of our outstanding Common Stock, and our current public shareholders will no longer have any interest in MEEMIC Holdings.

  •
  The acquisition of the public shares has been structured as described in this Proxy Statement because it provides an opportunity for our independent shareholders to decide whether to proceed with the transactions contemplated by the Merger Agreement and, if they desire to proceed, to sell their shares in the Tender Offer promptly after the Annual Meeting without regard to whether any shareholder lawsuit challenging the transaction is pending. The proposed structure also provides us with an opportunity to use our capital in a way that directly benefits our shareholders.

Shareholder Litigation; Waiver of Rights (p. 55)

        It is our position that if you tender your shares in the Tender Offer or vote to approve the Merger Agreement, you will waive any rights you may have to pursue claims against any of the parties to the Merger Agreement, and their officers, directors, and representatives, arising from the Tender Offer and Merger and the activities leading to those events. This waiver includes all claims that the price is not adequate to the Independent Shareholders, and all claims that any of the parties to the Merger Agreement or their officers, directors and representatives breached fiduciary duties owed to you by proceeding with the Tender Offer and the Merger. For a more detailed description of the now-dismissed litigation challenging the Tender Offer and Merger, see "Special Factors Related to the Tender Offer and Merger—Shareholder Litigation". No court has considered or ruled on the validity of our position and there can be no assurance that a court will agree with our position.

Background of the Tender Offer and Merger (p. 9)

        Following the conversion of MEEMIC and our subscription offering of stock to policyholders and management, our Common Stock was not actively traded and it became apparent that the relatively small number of public shares outstanding would not support an active and liquid trading market. Open market purchases of our Common Stock by ProNational following the conversion further diminished trading activity and liquidity in the market for our Common Stock. Moreover, ProNational recognized that it would be more efficient for us to be a wholly owned subsidiary, due to the costs involved with filing public reports and the increased difficulty in transferring capital. As a result, we and ProNational have considered from time to time the possibility of a transaction that would either liquidate the public shares or eliminate ProNational's interest in MEEMIC Holdings. On March 28, 2001, at its regular meeting, the Board considered again the ramifications of "going private" and various related legal considerations. At the conclusion of these deliberations, the Board established the "Exploratory Committee," consisting of Messrs. Hoeg and Wood, the independent members of the Board, for the purpose of reviewing possible structures of transactions whereby we would become privately held and to represent the interests of our shareholders other than ProNational and the "affiliates" and "associates" of ProAssurance, whom we refer to as the independent shareholders. In January 2002, the Exploratory Committee recommended that we consider a plan to provide liquidity to the independent shareholders through a going private transaction, although no definitive structure of the transaction was recommended. In March 2002, the Board met to discuss the Exploratory Committee's recommendation and to negotiate a potential price. As a result of this process and negotiations between the committee and representatives of ProAssurance, the Merger Agreement was approved at a meeting held on July 9, 2002 and we and ProNational signed the Merger Agreement.

Interests of Certain Persons (p. 34)

        Some of our officers and directors have interests that may be in addition to, or different from, the interests of the independent shareholders. Those relationships include:

  •
  each of our directors, other than Thomas Hoeg and James Wood, is also a member of the board of directors of ProAssurance or an officer of ProAssurance or MEEMIC Holdings;

  •
  some of our directors and executive officers own currently exercisable options to purchase Common Stock for which they will receive cash in the Merger equal to the difference between $29.00 and the option exercise price;

  •
  A. Derrill Crowe, Victor Adamo, Lynn Kalinowski and Howard Friedman, who are currently directors of MEEMIC Holdings, are also directors of Merger Sub and will remain in such capacity with MEEMIC Holdings after the Merger until their successors are duly elected or appointed; and

  •
  Pursuant to the Merger Agreement, our officers will remain the officers of MEEMIC Holdings after the Merger until their successors are duly elected or appointed.

Recommendation of MEEMIC Holdings' Board of Directors (p. 22)

        Our Board recommends that you approve and authorize the Merger Agreement. In arriving at the recommendation and determination that the Tender Offer and Merger are fair to, and in the best interests of, MEEMIC Holdings and our independent shareholders, the Board carefully considered the terms of the Merger Agreement and various other factors, both positive and negative.

Position of ProNational as to the Fairness of the Tender Offer and Merger (p. 27)

        ProNational believes that the Tender Offer and Merger are fair to MEEMIC Holdings and our independent shareholders and, to our knowledge, intends to vote for approval of the Merger Agreement. ProNational has expressly relied upon the opinion of Raymond James & Associates, Inc. delivered to MEEMIC Holdings' Board in arriving at its conclusions that the Merger Agreement is fair to MEEMIC Holdings and our independent shareholders.

Opinion of the Financial Advisor (p. 28)

        In connection with the Merger, the financial advisor to the Exploratory Committee, Raymond James & Associates, Inc. delivered a written opinion to the committee as to the fairness, from a financial point of view, of the consideration provided for in the Merger Agreement to our independent shareholders.

        The full text of Raymond James' written opinion, dated June 18, 2002, is attached to this Proxy Statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. RAYMOND JAMES' OPINION IS ADDRESSED TO THE EXPLORATORY COMMITTEE OF THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU OR ANY OTHER SHAREHOLDER OF MEEMIC HOLDINGS AS TO ANY MATTER RELATING TO THE MERGER AGREEMENT.

Appraisal Rights (p. 38)

        Under the Michigan Business Corporation Act, record holders of shares of Common Stock will not be entitled to statutory appraisal rights because the consideration being paid in the Merger is cash and the Common Stock is traded on the Nasdaq Stock Market.

Financing; Source of Funds (p. 38)

        The consideration to be paid in the Tender Offer and Merger will be funded out of our general funds.

Shareholder Lawsuit Challenging the Merger (p. 55)

        On March 18, 2002, an individual, purportedly a MEEMIC Holdings' shareholder, filed a lawsuit challenging the Merger in the Sixth Circuit Court in Oakland County, Michigan against MEEMIC Holdings, its directors and ProAssurance seeking to enjoin the Merger and to recover damages. The lawsuit was dismissed on September 11, 2002.

Certain Federal Income Tax Consequences (p. 37)

        Generally, you will be taxed on the receipt of cash for your shares as a result of the Tender Offer and Merger. In most cases, your tax liability will be equal to the amount by which the cash you receive in exchange for your shares exceeds your tax basis in your MEEMIC Holdings Common Stock. Your tax basis will generally be what you paid for your MEEMIC Holdings Common Stock. Special rules may apply to you. You should consult with your tax advisor to understand fully your tax situation.

Additional Information (p. 66)

        If you have more questions about the Tender Offer and Merger or would like additional copies of this Proxy Statement, you should contact:

    Pam Harlin
    Investor Relations
    MEEMIC Holdings, Inc.
    691 N. Squirrel Road, Suite 100
    Auburn Hills, Michigan 48326

GENERAL INFORMATION ABOUT VOTING

Who can vote?

        You can vote your shares of common stock at the meeting only if our records show that you owned the shares on October 15, 2002, the date fixed by the Board as the "Record Date" for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. On each matter submitted to a shareholder vote, you will get one vote for each share of common stock you owned on that date. A total of 6,672,343 shares of common stock can vote at the meeting.

How do I vote if I am a shareholder of record?

        If you are a shareholder of record on the Record Date, you can vote on matters that are properly presented at the meeting in four ways:

  •
  You can come to the meeting and cast your vote; or

  •
  You can vote by phone by calling toll-free on a touch tone telephone the telephone number on the enclosed proxy card, entering the control number located on the enclosed proxy card, and following the instructions on the enclosed proxy card; or

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  You can vote using the Internet by following the instructions on the enclosed proxy card; or

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  You can vote by signing, dating and returning the enclosed proxy card in the enclosed envelope.

        If you sign and return the enclosed proxy card so that it is received before the Annual Meeting or vote by telephone or the Internet prior to the meeting, the persons named on the enclosed proxy card will vote your shares as you instruct. If you do not indicate how you wish to vote, the persons named on the enclosed proxy will vote FOR the Merger Agreement, FOR each of the director-nominees nominated by your Board of Directors, and, to the extent permitted by applicable law, in their discretion on any other proposal considered at the Annual Meeting. If you vote by phone or Internet, do not mail your proxy card. The Board currently does not intend to present any other matters at the Annual Meeting.

How do I vote if my shares are held in "street name"?

        If your shares are held in the name of your broker, a bank, or other nominee, then that party should give you instructions for voting your shares.

Can I revoke my proxy or change my vote after I return my proxy card or vote by phone?

        Yes. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of MEEMIC Holdings a duly executed revocation or a proxy bearing a later date, including a proxy voted by telephone or Internet, or, if you are a record owner, by voting in person at the Annual Meeting. Your attendance at the meeting will not, by itself, revoke your proxy.

What is the quorum requirement?

        A quorum of shareholders is necessary to hold a valid meeting. If holders of at least one-third of the shares of Common Stock entitled to vote at the meeting are represented by proxy or in attendance at the Annual Meeting, then a quorum will exist. Abstentions and broker non-votes will be included in the calculation of the number of votes represented at the Annual Meeting.

What do I need to do now?

        After carefully reading the material provided to you, please sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares can be represented at the Annual Meeting, even if you plan to attend the meeting in person.

Should I send my MEEMIC Holdings Common Stock certificates now?

        No. You should continue to hold your stock certificates. If the Tender Offer is commenced, you will receive a package containing instructions on how to exchange your shares for cash.

What happens if I do not vote?

        The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares owned by persons other than ProNational and the affiliates and associates of ProAssurance. If you are one of these shareholders, your failure to vote has the effect of a vote against the Merger Agreement, even if you are otherwise in favor of the Tender Offer and Merger. If the Merger Agreement does not receive the required shareholder approval at the Annual Meeting, the Merger Agreement will be terminated and the Tender Offer and Merger will not occur.

FORWARD-LOOKING STATEMENTS

        The forward-looking statements made in this Proxy Statement, including without limitation financial projections as well as statements about our expectations and possible or assumed future results, were based on various assumptions and are subject to risks and uncertainties, including without limitation the regulatory environment, economic conditions, unanticipated changes in business conditions, unanticipated changes in reserves, the interest rate environment, inflation and other factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission, all of which are difficult or impossible to predict and many of which are beyond the control of MEEMIC Holdings. Consequently, there can be no assurance that MEEMIC Holdings will achieve such results. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. You should understand that a number of factors, all of which are difficult to predict and many of which are beyond our control, could affect our future results and any other expectations expressed in our forward-looking statements. This could cause our actual results, performance and experience to differ materially from those expressed in our forward-looking statements.

SPECIAL FACTORS RELATED TO THE TENDER OFFER AND MERGER

Consideration of the Merger Agreement at the Annual Meeting

        The Board, based upon the unanimous recommendation of the Exploratory Committee with respect to the fairness of the Merger Agreement, has determined that the Merger Agreement is fair to, and in the best interests of, MEEMIC Holdings and its shareholders other than ProNational and the affiliates and associates of ProAssurance (the "Independent Shareholders") and has unanimously approved the Merger Agreement. ACCORDINGLY, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. See "Special Factors Related to the Tender Offer and Merger—Background of the Merger," "—Purpose and Structure" and "—Recommendation of the Exploratory Committee and the Board of Directors of MEEMIC Holdings; Fairness of the Merger Agreement."

        The affirmative vote of holders of a majority of the (i) outstanding shares of Common Stock entitled to vote thereon and (ii) outstanding shares owned by Independent Shareholders are required to approve the Merger Agreement under the Michigan Business Corporation Act ("MBCA") and MEEMIC Holdings' Articles of Incorporation. The obligation of MEEMIC Holdings and ProNational to consummate the Tender Offer and Merger is subject, among other things, to the condition that the shareholders and Independent Shareholders approve the Merger Agreement. To the knowledge of MEEMIC Holdings, ProNational and MEEMIC Holdings' directors and executive officers intend to vote the shares of Common Stock beneficially owned by them for the approval of the Merger Agreement. Directors and executive officers of MEEMIC Holdings, ProNational, ProAssurance or their subsidiaries are not considered Independent Shareholders for purposes of determining whether the requisite approval has been obtained. If the Merger Agreement is not approved by the Independent Shareholders, the Merger Agreement will be terminated by the parties and the Merger and Tender Offer will not occur. The table below sets forth certain information with respect to the ownership of the outstanding shares of Common Stock as of the Record Date by ProNational, the directors and executive officers of MEEMIC Holdings, the other affiliates and associates of ProAssurance and the Independent Shareholders.

Name of Beneficial Owner	Number of Shares Owned	Percent of Outstanding Class
ProNational Insurance Company	5,610,045	84.1%
All directors and executive officers of MEEMIC Holdings as a group	93,208	1.4%
ProAssurance affiliates and associates (other than ProNational and the directors and executive officers of MEEMIC Holdings)	0	—

Total shares owned by ProNational, ProAssurance and their affiliates and associates	5,703,253	85.5%
Total shares owned by Independent Shareholders	969,090	14.5%

Total outstanding shares as of the Record Date	6,672,343	100%

        The affirmative vote of 484,546 shares owned by the Independent Shareholders is required to approve the Merger Agreement. Because the required vote of the Independent Shareholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock held by the Independent Shareholders, the failure to submit a proxy card (or to vote by telephone, Internet or in person at the Annual Meeting) or the abstention from voting by a shareholder will have the same effect as a vote against approval of the Merger Agreement. Brokers holding shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes will have the same effect as a vote against approval of the Merger Agreement.

        If for any reason the Annual Meeting is adjourned, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies which have theretofor effectively been revoked or withdrawn.

The Parties

MEEMIC Holdings

        MEEMIC Holdings, a Michigan corporation, is the holding company for MEEMIC Insurance Company ("MEEMIC") and MEEMIC Insurance Services Corporation ("MEIA Agency") and conducts all of its operations through MEEMIC and MEIA Agency. MEEMIC is a Michigan-licensed property and casualty insurance company that provides personal lines insurance primarily to educational employees and their immediate families in the state of Michigan. MEIA Agency is the exclusive distributor of MEEMIC's products and represents over 95 insurance sales representatives. MEEMIC Holdings' Common Stock is traded on the Nasdaq National Market under the symbol "MEMH." MEEMIC Holdings' principal executive offices are located at 691 N. Squirrel Road, Suite 100, Auburn Hills, Michigan 48326 and its telephone number is (888) 463-3642.

ProNational

        ProNational is a Michigan insurance corporation and the controlling shareholder of MEEMIC Holdings. ProNational and its subsidiaries and affiliates are primarily engaged in providing professionals and entities with professional liability insurance, service and related products in 8 states. ProNational is a subsidiary of Professionals Group, Inc. ("Professionals Group") and an indirect wholly owned subsidiary of ProAssurance Corporation ("ProAssurance"). ProNational's and Professionals Group's principal executive offices are located at 2600 Professionals Drive, Okemos, Michigan 48805-0150 and its telephone number is (800) 292-1036.

        ProNational's parent, ProAssurance, a Delaware corporation, is an insurance holding company formed by the June 2001 consolidation of Medical Assurance and Professionals Group, two specialty property/casualty insurance groups doing business in the United States. ProAssurance's direct and indirect subsidiaries are engaged in professional liability insurance and automobile, homeowners, umbrella and boat insurance coverage and are licensed to write business in 45 states. As a holding company, ProAssurance does not conduct any business of its own. ProAssurance's stock is listed on the New York Stock Exchange under the symbol "PRA". Dr. A. Derrill Crowe is the Chairman and Chief Executive Officer of ProAssurance and beneficially owns approximately 9% of its common stock. Dr. Crowe's and ProAssurance's principal executive offices are located at 100 Brookwood Place, Suite 500, Birmingham, Alabama 35209-6811 and their telephone number is (205) 877-4400.

Merger Sub

        Merger Sub is a Michigan corporation recently organized by ProNational for the sole purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. ProNational is the sole shareholder of Merger Sub. Merger Sub's principal executive offices are located at c/o ProNational, 2600 Professionals Drive, Okemos, Michigan 48805-0150 and its telephone number is (800) 292-1036.

Background of the Tender Offer and Merger

        The following discussion of contacts among the parties to the Merger Agreement and their affiliates and advisors does not describe each and every of the many conversations and meetings among the parties concerning the Merger Agreement and related transactions or the various conversations they have had with their respective financial and legal advisors. It is intended to provide a description of the material contracts, negotiations and discussions in connection with the Merger Agreement. All references to ProNational in this section after June 27, 2001 are also intended to refer to ProAssurance unless the context otherwise requires.

        In April 1997, prior to the formation of MEEMIC Holdings, MEEMIC and Professionals Group completed the following series of transactions. Professionals Group contributed $21.5 million to MEEMIC to increase MEEMIC's working capital in exchange for a "surplus note" which bore interest at 8.5% per year and was payable on April 7, 2009. Principal and interest generally could not be paid under the surplus note unless the payment was approved by the Michigan Office of Financial and Insurance Services and MEEMIC's board of directors and only if MEEMIC had sufficient surplus earnings to make the payment. Repayment of the surplus note was subordinate to MEEMIC's other liabilities. In addition, Professionals Group agreed to provide management services and strategic advice to MEEMIC under a management services agreement. MEEMIC paid a fee under this agreement equal to $2.10 per month for each policy in force on the first day of the month, up to a maximum of $2.1 million per year plus reasonable expenses. Also in April 1997, the MEEMIC directors resigned and were replaced on the board by nominees of Professionals Group, giving Professionals Group control of MEEMIC, and an officer of Professionals Group became MEEMIC's president. Further, MEEMIC agreed to a quota share reinsurance arrangement with ProNational, which became effective July 1, 1997. Under this arrangement, MEEMIC transferred to ProNational a 40% share of its net liability resulting from losses occurring under policies written or renewed during the term of the agreement and paid to ProNational 40% of its net written premiums on these policies less MEEMIC's expenses related to the policies. The amount of liabilities transferred was reduced by any other applicable reinsurance and the amount paid by MEEMIC was reduced by a share of MEEMIC's expenses. The $21.5 million invested by Professionals Group was used in September 1997 to pay the initial cash portion of the purchase price for MEIA Agency. Professionals Group also provided a guarantee as security for the payment of the remaining term note portion of the purchase price.

        MEEMIC Holdings was organized in 1998 to be the holding company for MEEMIC and MEIA Agency and to facilitate the conversion of MEEMIC from a mutual insurance company to a stock insurance company. On July 1, 1999, MEEMIC completed its conversion from a mutual to a stock insurance company and became a wholly-owned subsidiary of MEEMIC Holdings. Pursuant to the plan of conversion, ProNational acquired a total of 5,065,517 shares at $10 per share by fulfilling its obligation as standby underwriter and by converting principal and interest due it under a surplus note from MEEMIC. Directors and officers acquired 294,050 shares and policyholders acquired the remaining 1,239,933 shares issued in the conversion at $10.00 per share.

        In accordance with MEEMIC's plan of conversion, ProNational served as standby purchaser of common shares not acquired by policyholders, directors and officers, thereby providing assurance that MEEMIC would secure the capital required to complete the conversion. The plan of conversion also provided ProNational with the ability to acquire majority ownership of MEEMIC Holdings notwithstanding the results of the subscription offering. Because of its ownership position, ProNational has had, since the conversion, a significant influence over the policies and affairs of MEEMIC Holdings and is in a position to determine the outcome of substantially all corporate actions requiring shareholder approval, including the election of directors, the merger or sale of MEEMIC Holdings as a whole, the sale of all or substantially all of MEEMIC Holdings' assets and the adoption of most amendments to MEEMIC Holdings' articles of incorporation. A majority of the members of the Board are nominees of ProNational or its affiliates. However, the Tender Offer and Merger have been structured to require the approval of both ProNational and the Independent Shareholders.

        Following the conversion, the Common Stock was not actively traded and it became apparent that the relatively small number of public shares outstanding would not support an active and liquid trading market. For example, the average daily trading volume of MEEMIC Holdings Common Stock from July 15, 1999 to February 1, 2000 was only 3,700 shares, and was just 1,600 shares per day from October 1, 1999 to February 1, 2000. On many days, no shares were traded at all. Moreover, ProNational recognized that it would be more efficient for MEEMIC Holdings to be a wholly owned subsidiary, due to the costs involved with filing public reports and the increased difficulty in transferring capital. As a result, MEEMIC Holdings and ProNational have considered from time to time the possibility of a transaction that would either liquidate the shares of Common Stock not owned by ProNational (the "Public Shares") or eliminate ProNational's interest in MEEMIC Holdings.

        In February 2000, MEEMIC Holdings began considering its strategic and financial alternatives, including the possibility of acquiring ProNational's MEEMIC Holdings shares, in light of the inactive trading market and the ongoing discussions regarding a proposed business combination between Professionals Group, the then publicly-traded parent of ProNational, and Medical Assurance, Inc., a publicly traded insurance holding company engaged primarily in offering professional malpractice insurance. In view of the difference in MEEMIC Holdings' lines of insurance business from those of ProNational and Medical Assurance, Medical Assurance had indicated in the course of its discussions that it might be willing to divest MEEMIC Holdings after completing the business combination with Professionals Group. Kevin Clinton, the Chief Executive Officer of MEEMIC Holdings at that time, with the concurrence of Thomas Hoeg, one of MEEMIC Holdings' independent directors, developed a proposal pursuant to which MEEMIC Holdings would be granted an option by ProNational to acquire ProNational's shares of MEEMIC Holdings stock at a price of $18 per share. It was anticipated that MEEMIC Holdings could complete an offering of its common stock to fund its exercise of the option, thereby increasing the number of publicly-owned shares and improving the trading market for the shares.

        On February 24, 2000, a committee of MEEMIC Holdings' two independent directors, Mr. Hoeg and James Wood, was formed by the Board to represent and protect the interests of the holders of the Public Shares and to consider the proposed option along with any other alternatives available to MEEMIC Holdings. The committee met on February 24, 2000 and determined to retain Dykema Gossett PLLC to serve as its legal counsel and Raymond James & Associates, Inc. ("Raymond James") to serve as its financial advisor. The committee determined that it should consider the option as well as (1) whether ProNational should spin off its MEEMIC Holdings Common Stock to Professionals Group's shareholders, (2) whether MEEMIC Holdings should consider buying all of the Public Shares and going private, (3) taking no action, or (4) selling the entire company to a third party. The committee recognized that any alternative it recommended would require ProNational's concurrence. A few days after the meeting, counsel for the Committee circulated a draft option agreement to ProNational and its counsel.

        The independent committee met three times during March 2000. On March 14, 2000, the committee members, Mr. Clinton and representatives of Dykema Gossett met and discussed a February 28, 2000 meeting between Professionals Group and its representatives and Medical Assurance and its representatives at which the proposed combination between those two companies was discussed. The committee was advised, regarding the proposal to grant an option to MEEMIC Holdings to purchase the MEEMIC Holdings Common Stock owned by ProNational, that both Professionals Group and Medical Assurance were willing to entertain the idea but that Professionals Group was not interested in proceeding with the option unless it could make a tax election under Section 338(h)(10) of the Internal Revenue Code of 1986 to treat the sale of the shares as an asset sale that would yield more favorable tax treatment and that Professionals Group would not be eligible to do so unless it increased its ownership of MEEMIC Holdings to more than 80%. Professionals Group also expressed its unwillingness to allow the option to be exercisable unless the transaction with Medical Assurance or some other change in control transaction occurred involving Professionals Group. The committee also discussed Professionals Group's request to exempt Medical Assurance from the applicability of Chapter 7A of the MBCA, an anti-takeover statute that would be triggered by certain future business combination transactions between the combined companies and MEEMIC Holdings. Finally, the committee discussed the hiring of Raymond James as its financial advisor and authorized Mr. Hoeg to negotiate a suitable engagement letter.

        On March 20, 2000, counsel for the committee circulated a second draft of the option agreement, which reflected comments received from ProNational and its counsel during the first and second weeks of

March 2000. In response to these comments, the exercisability of the option was limited so that it would only be exercisable if any person became the beneficial owner of at least 24.9% of MEEMIC Holdings' Common Stock directly or through an agreement to merge or otherwise acquire Professionals Group or ProNational. In addition, provisions relating to the method of payment (a combination of cash and debt), regulatory approvals and mutual indemnification were added and the term of MEEMIC Holdings' covenant not to compete was lengthened.

        On March 24, 2000, a meeting occurred among the committee members, Mr. Clinton and representatives of Dykema Gossett and Raymond James. Mr. Clinton reported on the progress of due diligence and negotiations with Medical Assurance. Then, the representatives from Raymond James discussed at length various positive and negative aspects of alternatives available to MEEMIC Holdings, including the proposed option, the sale of MEEMIC Holdings to a third party, making an offer to acquire Professionals Group or taking no action. Regarding the proposed option and acquisition of the shares owned by ProNational, the attendees noted that it would permit MEEMIC Holdings to control its own destiny, maintain its identity, realize value by executing its business plan and create an attractive valuation if it should ever decide to pursue a sale of the company. The proposed option would, however, have required MEEMIC Holdings to incur significant debt upon exercise, would not by itself increase the market float for or liquidity of the public shares and carried execution and market risk with respect to management's ability to execute its business plan. A potential sale of MEEMIC Holdings would permit the company to establish and maximize the sale value of the company and could provide liquidity to all shareholders at a premium to market. However, it was noted that valuations for companies in the property and casualty industry were at historic lows, that the final sale price may not accurately reflect the future growth potential of the company and that there were differing and potentially conflicting value expectations among the Independent Shareholders and ProNational. A potential offer for Professionals Group would diversify the company's business lines and geographic coverage, reduce administrative expenses and increase ownership and control for existing MEEMIC Holdings shareholders. Such an acquisition, however, would require MEEMIC Holdings to incur a significant amount of debt, might not be a prudent investment of capital and would be difficult to explain to investors. Taking no action would require no additional indebtedness and would not divert management's attention from operations, but could leave control of the company's fate in the hands of Professionals Group or Medical Assurance or result in the sale of MEEMIC Holdings at a less than optimal price. The committee also noted the recent interest expressed by Professionals Group to acquire the Public Shares if the proposed transaction with Medical Assurance did not proceed. The committee reached no conclusions at the meeting but agreed to continue considering all of the alternatives available as events unfolded.

        The committee met again on March 31, 2000. Based on the prior discussions and deliberations regarding the various alternatives and the current status of negotiations between Professionals Group and Medical Assurance, the committee determined that MEEMIC Holdings should pursue the option with ProNational in order to preserve its ability to respond to future developments and protect the interests of the Independent Shareholders, and should not pursue the other alternatives discussed until the option was in place. Counsel was directed to attempt to complete negotiations on the terms of the option, which had been ongoing since February. The committee also discussed various comments that had been received on the proposed terms of the option from ProNational. These comments included the addition of a two year limit on the option from the date of execution, further limitation on the exercisability of the option so that it would be triggered only by the transaction with Medical Assurance or by a hostile acquisition of control of MEEMIC Holdings directly or through the acquisition of Professionals Group or ProNational, further modification of the term and scope of the covenant not to compete, limitation of covenants by ProNational not to transfer its shares of Common Stock or replace the directors during the term of the option agreement, and limitation on MEEMIC Holdings' ability to transfer the option. A revised version of the option agreement reflecting these changes was circulated to ProNational on April 17, 2000.

        During the ensuing days, negotiations on the terms of the option stalled. ProNational expressed its view that it did not intend to sell its stake in MEEMIC Holdings at that time and though it was willing to continue negotiations to explore whether there was a transaction that would be acceptable, Professionals Group's pending negotiations to combine with Medical Assurance could be jeopardized by a potential sale of its MEEMIC Holdings shares. Subsequent discussions with A. Derrill Crowe, chief executive officer of Medical Assurance in April 2000 confirmed ProNational's belief that the sale of its MEEMIC Holdings shares would jeopardize the transaction being negotiated between Professionals Group and Medical Assurance and that Medical Assurance wanted MEEMIC Holdings to remain part of Professional Group. Discussions regarding the option terminated.

        On May 24, 2000, Mr. Hoeg and a representative of Raymond James made a presentation on behalf of the committee to Professionals Group's board of directors. The meeting was also attended by representatives of Dykema Gossett. The purpose of the meeting was to discuss the current status of MEEMIC Holdings and the perceived benefits to Professionals Group, MEEMIC Holdings and the Independent Shareholders of a transaction that would "unlock the value" of MEEMIC Holdings, which value was not adequately reflected in the market price of the Professionals Group shares. Mr. Hoeg expressed the committee's view that the small number of common shares available for trading in the public market made it very difficult for the holders of the Public Shares to liquidate their positions or to acquire additional shares without having a significant impact on the price. The Raymond James representative believed that MEEMIC Holdings was likely worth more as an independent company than as a subsidiary of a medical malpractice insurer. As a result, the committee and Raymond James believed that either ProNational's stake should be sold to MEEMIC Holdings, sold or otherwise distributed to Professionals Group's shareholders, or sold to a third party as part of a sale of all of MEEMIC Holdings.

        The Raymond James representative made a presentation of the advantages and disadvantages of these alternatives to Professionals Group. According to the representative of Raymond James, a sale of ProNational's MEEMIC Holdings stock to MEEMIC Holdings would unlock the value of MEEMIC Holdings for all shareholders, provide liquidity to Professionals Group and create an independent MEEMIC Holdings with its own identity in a niche market. It was noted, though, that it would be difficult to set the value, the companies' relationship created a potential conflict of interest, MEEMIC Holdings' purchase of the shares would require debt financing, the transaction would not provide liquidity to MEEMIC Holdings' shareholders and that there is execution and market risk associated with MEEMIC Holdings' business plan. A sale of all of MEEMIC Holdings to a third party would unlock the value of MEEMIC Holdings for all shareholders, could result in the recognition of a premium to market value, would provide a process for establishing and maximizing the value of MEEMIC Holdings and would provide liquidity for all shareholders. Raymond James pointed out, however, that valuations for property and casualty companies at that time were at historic lows, initiating the sale process at that time could result in a failure to realize value associated with future growth and performance, a sale process would be potentially disruptive, there may be conflicting value expectations between Professionals Group and the Independent Shareholders and there was a risk that MEEMIC Holdings would lose its separate identity as a result of the sale. A distribution of ProNational's MEEMIC Holdings stock to Professionals Group's shareholders would deliver the full value of the shares to Professionals Group's shareholders, create an independent MEEMIC Holdings and preserve the potential for realizing the company's maximum value by allowing it to execute its business plan. A distribution, however, would result in adverse tax consequences to shareholders and significant transaction costs and time requirements. A sale of ProNational's MEEMIC Holdings shares to Professionals Group shareholders through a rights offering would unlock the value and deliver it to Professionals Group's shareholders, would preserve the potential for realizing MEEMIC Holdings' maximum value by allowing it to execute its business plan and create an independent MEEMIC Holdings with its own identity in a niche market. A rights offering would, however, increase excess capital at Professionals Group, decrease return on equity, require new capital investment by Professionals Group's shareholders and result in significant transaction costs and time requirements.

        In response to the presentation, the Professionals Group board did not act on any of these suggestions, but decided to form a special committee comprising those Professionals Group board members who did not own shares in MEEMIC Holdings. The committee was charged with studying ProNational's potential purchase of MEEMIC Holdings' shares and making a recommendation to the Professionals Group board. MEEMIC Holdings' independent committee was advised that ProNational was considering a potential acquisition of the Public Shares, although ProNational had no formal plan or proposal. In response to this information, on June 21, 2000, MEEMIC Holdings' Board expanded the scope of its committee's responsibilities to include the potential consideration and negotiation with ProNational to purchase the Public Shares, to retain advisors in connection with such transaction and to consider other alternatives available to MEEMIC Holdings.

        On June 22, 2000, Professionals Group and Medical Assurance executed their Consolidation Agreement pursuant to which the two companies would become subsidiaries of a new holding company, ProAssurance. The agreement contained a provision that the acquisition of more than 80% and up to 100% of the outstanding voting stock of MEEMIC Holdings by Professionals Group prior to the completion of the consolidation, or by ProAssurance or its subsidiaries after the completion of the consolidation, would be beneficial as it would allow MEEMIC Holdings to become a consolidated subsidiary of ProAssurance for federal income tax reporting purposes. The agreement also provided that for five years after the completion of the consolidation, ProAssurance would not sell or otherwise dispose of, and would not permit any of its subsidiaries to sell or otherwise dispose of, the MEEMIC Holdings Common Stock or the business of MEEMIC Holdings unless such sale or disposition has been approved by a special committee of ProAssurance's Board of Directors comprising three directors of ProAssurance, at least two of whom are non-management directors who were formerly directors of Professionals Group. Professionals Group and Medical Assurance announced the signing of the Consolidation Agreement on June 23, 2000.

        A few days after the announcement of the Consolidation Agreement, MEEMIC Holdings received an unsolicited contact from a publicly traded personal lines property and casualty insurer based in the Midwestern United States which was interested in purchasing all of MEEMIC Holdings' outstanding stock. The interested party expressed no price or valuation range. Following discussions by MEEMIC Holdings management with ProNational and the committee regarding the expression of interest, ProNational contacted the third party to express that it was not interested in selling its Company shares at that time. In view of ProNational's ownership position, the third party withdrew its expression of interest.

        Open market purchases of MEEMIC Holdings Common Stock by ProNational following the signing of the Consolidation Agreement further diminished trading activity and liquidity in the market for MEEMIC Holdings Common Stock. From June 2000 through October 2000, ProNational purchased 451,266 shares of MEEMIC Holdings Common Stock. As a result of these purchases, ProNational's ownership percentage increased from 77.3% to 84.1% during this period.

        The special committee of the Professionals Board met several times regarding a potential acquisition of the Public Shares, and reviewed materials from its financial advisor. At a meeting held on August 9, 2000, this committee determined that it would neither take nor recommend that any action be taken with respect to a tender offer for the Public Shares or a merger. The special committee notified MEEMIC Holdings' independent committee of its decision on August 14, 2000. On October 17, 2000, Professionals Group publicly announced that it would consider making a tender offer for the shares of MEEMIC Holdings sometime in early 2001, but that it was not proceeding with a tender offer at that time.

        On November 27, 2000, at its regular meeting, MEEMIC Holdings' Board considered a suggestion by Mr. Clinton to consider a self-tender for the Public Shares. Following a discussion of this suggestion, the Board established a committee consisting of Messrs. Hoeg, Wood and Clinton and Ms. Putallaz to consider formulating a plan for MEEMIC Holdings to repurchase shares of its stock. Mr. Clinton subsequently discussed this alternative with ProNational, but due to concern by ProNational that such action could delay the pending regulatory approvals relating to the Professionals Group/Medical Assurance consolidation, no further action was taken.

        At the November Board meeting, in view of concerns that ProNational's continuing market purchases could reduce the public float to levels that would result in the stock no longer complying with Nasdaq listing requirements, Mr. Clinton also proposed consideration of a stock dividend for the purpose of increasing public float. Mr. Adamo, on behalf of ProNational, assured the Board that ProNational did not intend at that time to purchase shares in the market to the extent that the stock would no longer comply with Nasdaq requirements. As a result, the Board determined that no action needed to be taken on the proposed stock dividend.

        On March 28, 2001, at its regular meeting, the Board considered again the ramifications of "going private" and various related legal considerations. At the conclusion of these deliberations, the Board determined that it wished to again pursue such a transaction but, recognizing ProNational's long-standing position that it did not wish to divest its position, it did not intend to entertain alternatives that would involve a divestiture by ProNational of its MEEMIC Holdings shares. The Board determined that the committee considering such a transaction should include only directors who are not affiliated with ProNational, ProAssurance or MEEMIC Holdings. Accordingly, the committee established in November 2000 was dissolved and the Board established the "Exploratory Committee," consisting of Messrs. Hoeg and Wood, the independent members of the Board, for the purpose of reviewing possible structures of transactions whereby MEEMIC Holdings would become privately held. The committee was charged with examining the feasibility of structuring a transaction that is fair to the holders of the Public Shares and was given authority to retain professional advisors of their choosing. As compensation for their service on the Exploratory Committee, each of the committee members was entitled to a $25,000 fee, in addition to any other compensation payable to them as Board members.

        Due to the impending consolidation of Professionals Group and Medical Assurance, discussions continued among the Exploratory Committee members but no significant progress occurred. Because of the potential conflict between the interests of the Board, on the one hand, and the Exploratory Committee, which was representing the interests of the Independent Shareholders, on the other hand, it was determined that the Committee should hire separate counsel. As a result, in May 2001, the Exploratory Committee hired Mika, Myers, Beckett & Jones, PLC as its legal counsel. In June 2001, the Board suspended the Exploratory Committee's activities in light of the pending consolidation transaction.

        Soon after the consolidation transaction was completed, ProNational began to receive unsolicited inquiries to acquire MEEMIC Holdings. The first inquiry was received in early July 2001 from a publicly held life and property and casualty insurer based in the Midwestern United States. Although ProNational did not intend to sell MEEMIC Holdings, it agreed to meet with representatives of the interested party in an effort to gather information, as it believed doing so was in the best interests of the ProAssurance shareholders. The interested party executed a confidentiality agreement and ProNational responded to a preliminary due diligence request near the end of July 2001. On or about August 20, 2001, ProNational received a letter from this party's chief executive officer expressing that its preliminary, non-binding indication of value for 100% ownership was $30.00 per share. The letter was careful to note that this indication of value was subject to the party's conduct of and satisfaction with due diligence. In addition, the valuation assumed that the parties would make a certain tax election and that a proposed reinsurance arrangement between MEEMIC Holdings and this party would receive the required regulatory approvals. In a follow-up call and correspondence from the party's investment banker shortly thereafter, Dr. Crowe and the investment banker discussed the possibility of a price of $35 - $36 per share, but the investment banker did not believe such a price would be acceptable to the party. Dr. Crowe responded by reiterating his view that MEEMIC Holdings was not for sale. Although the party's investment banker sent a due diligence request list and a memorandum discussing some details of the preliminary valuation shortly after the telephone conversation, there was no further response from ProNational and contact thereafter ceased.

        ProNational was contacted by a personal lines insurer based in the Northeastern United States in July 2001 inquiring whether MEEMIC Holdings was for sale. Again, in an effort to gather information, ProNational had a preliminary meeting with this entity and received a signed confidentiality agreement from this entity in August 2001, and responded to its due diligence requests over the next two months. In early December 2001, the entity's chief executive officer informed Dr. Crowe that it was hiring an investment banker and would be ready to discuss a price in a few weeks (subject to additional due diligence). Dr. Crowe met with representatives of the entity and its investment banker on January 14, 2002, where he reiterated ProNational's position that MEEMIC Holdings was not for sale. ProNational made a further response to a due diligence request in late February 2002. Neither ProNational nor MEEMIC Holdings have received any further contact from this party.

        In early September 2001, ProNational was contacted again by the property and casualty insurance company that had expressed interest in the summer of 2000. After the party executed a confidentiality agreement, ProNational responded to its request to forward some preliminary due diligence materials. Shortly thereafter, however, the chief executive officer of the party contacted Dr. Crowe to withdraw the party's expression of interest due to unspecified internal issues the party had. Neither ProNational nor MEEMIC Holdings have received any further contact from this party.

        On December 12, 2001, upon the recommendation of the Exploratory Committee following conversations with ProNational, MEEMIC Holdings' Board formally approved the reactivation of the Committee to review possible structures for a going private transaction, but the authorization did not permit the Committee to act beyond the review of available alternatives without further Board approval. The Exploratory Committee met over the next few weeks and on January 7, 2002, sent a letter to MEEMIC Holdings' Board setting forth its preliminary conclusions and the underlying reasons for their conclusions. The Exploratory Committee recommended that MEEMIC Holdings consider a plan to provide liquidity to the holders of the Public Shares, citing benefits to both ProAssurance and the holders of Public Shares. The letter noted that, in the Committee's view, the stock was trading (and historically has traded) well below its intrinsic value; that because of the small public float, the Public Shareholders enjoyed limited liquidity; MEEMIC Holdings was currently over-capitalized; MEEMIC Holdings could eliminate expenses associated with being publicly held; and ProAssurance would enjoy greater operating flexibility if MEEMIC Holdings were wholly owned by ProNational. The Exploratory Committee also identified several key requirements for any going private structure, including approval by ProNational, approval by the Independent Shareholders and provision of a fair price for all holders of Public Shares that is fair and identical for all holders. The Exploratory Committee suggested that the transaction could be structured as a tender offer followed by a merger. The Exploratory Committee stated that if the Board agreed with the recommendation to proceed, a special Board meeting should be held which could include a review of legal issues and a general report on valuation, and that the Committee was prepared to evaluate and respond to any alternatives proposed by ProNational.

        In February 2002, ProNational received a contact from one additional party, a title insurance company based in the Western United States. After the party executed a confidentiality agreement, ProAssurance responded to its request to forward some preliminary due diligence materials. Neither ProNational nor MEEMIC Holdings have received any further contact from this party.

        The Exploratory Committee's recommendation and the issue of a going private transaction were discussed at the Board's March 15, 2002 regular meeting. During January, February and early March, the members of the Exploratory Committee had a number of informal discussions among themselves and with their counsel and Raymond James to prepare for the March Board meeting. The Exploratory Committee requested that Raymond James make a presentation to the Board on behalf of the Committee of the business and financial background information necessary to establish a foundation for the Committee's discussions and negotiations with the Board regarding a "going private" transaction. Raymond James was also asked to present a preliminary valuation range, based on the information then available, that would support the Committee's position in its pricing negotiations with the representatives of ProNational. In light of recent indications by ProNational that it was considering additional market purchases that would further reduce the public market float and could ultimately cause the Common Stock to be delisted from Nasdaq, the Committee believed that it needed to be pro-active to bring the proposal it had made in its January 2002 letter to a decision by the Board as soon as practicable and the Committee hoped that the Raymond James presentation would engender the necessary discussion. A few days prior to the meeting, the Committee's Raymond James representative discussed the presentation to be made to the Board and informally advised Mr. Hoeg that he anticipated that the presentation would reflect an approximate range of between $28.00 and $40.00 per share, which represented a substantial premium to the current trading price of approximately $24.00 per share and to the historical trading range of MEEMIC Holdings' stock.

        After the regular business of the Board meeting was concluded, the Board members turned to a discussion of the possibility of a going private transaction and the potential price. Raymond James made a detailed presentation to the Board, including an overview of the current situation, MEEMIC Holdings' perceived strengths and weaknesses, the advantages of a potential transaction to all interested parties, a review of MEEMIC Holdings' historical financial performance and stock performance and an overview of the identity of MEEMIC Holdings' shareholders. Raymond James then presented a preliminary "valuation focus range" for discussion purposes, based on a review of comparable companies, precedent transactions and discounted cash flow, of between approximately $30.00 and $40.00 per share for all of MEEMIC Holdings, but noted that it was subject to additional due diligence and might be adjusted. Dr. Crowe responded on behalf of MEEMIC Holdings' majority shareholder that he believed the price range to be too high for the non-control shares and was unwilling to proceed with a transaction in that range. Dr. Crowe believed that most holders of Public Shares would be willing to sell their shares for a price approximating the market price in a "dutch auction" and that the market price was much more indicative of the value of the Public Shares than the valuation focus range produced by Raymond James because, unlike the valuation focus range, the market price does not include a control premium (to which the Independent Shareholders are not entitled due to ProNational's ownership). The Exploratory Committee members did not consider the "dutch auction" alternative to be a preferable alternative for the Independent Shareholders, and so the Board discussed whether other alternatives might be available. The meeting adjourned to allow Dr. Crowe and Mr. Adamo to discuss privately whether ProNational could become comfortable with a merger or tender offer transaction in the range proposed. After these discussions, they informed the Exploratory Committee that they, as MEEMIC Holdings directors and as representatives of ProNational, would be willing to support a price of $28.00 per share. Because the price was at the bottom of the range informally given to the Exploratory Committee prior to the meeting and below the range presented at the meeting, discussions ended for the night to allow time for the Committee members to discuss the proposed price with Raymond James.

        Following the meeting, Mr. Hoeg and the Raymond James representative spoke by telephone regarding the fairness of the proposed price. After discussing the matter together, the Raymond James representative responded that he believed a price of $29.00 per share would be fair. Mr. Hoeg then conferred informally with Mr. Wood regarding his conversation with Raymond James and the various related considerations and the Exploratory Committee members agreed that $29.00 per share was a fair price to the Independent Shareholders in view of all the relevant factors. Mr. Hoeg was directed to communicate the counteroffer to Dr. Crowe and Mr. Adamo. After discussing the $29.00 per share price separately with each of them, Dr. Crowe and Mr. Adamo conferred and determined that, as directors of MEEMIC Holdings and as representatives of MEEMIC Holdings' majority shareholder, they were willing to support such a price to the full Board, and Mr. Adamo informed Mr. Hoeg of their determination.

        Mr. Adamo subsequently informed Mr. Hoeg of the four unsolicited expressions of interest made by third parties to ProNational since July 2001, summarized the contacts between ProNational and these parties and noted that one of the parties had preliminarily indicated a price of $30.00 per share for all of the shares, including ProNational's control shares, subject to completion of and satisfaction with due diligence. Mr. Adamo assured Mr. Hoeg that although ProNational was willing to entertain these expressions of interest, none of these contacts was solicited, ProNational was not "shopping" MEEMIC Holdings and ProNational had no present intention of selling its interest in MEEMIC Holdings. Mr. Hoeg communicated this information to Mr. Wood and to the Exploratory Committee's Raymond James representative. After considering these additional facts in light of all the relevant circumstances, the Exploratory Committee members and the Raymond James representative concluded that they remained comfortable that the $29.00 per share price was fair to the Independent Shareholders, but that it would be appropriate to ask for assurance that ProNational was not planning to sell MEEMIC Holdings for more than $29.00 per share within a limited time after the going private transaction was completed and would compensate the holders of the Public Shares if it did so.

        The MEEMIC Holdings Board met again by telephone during the evening of March 17, 2002 for the purpose of reviewing the Exploratory Committee's report on the discussions transpiring since the adjournment of the March 15 meeting. Mr. Hoeg outlined his discussions with Dr. Crowe and Mr. Adamo during the preceding 48 hours and reported that the Committee had reached agreement with them on a price of $29.00 per share. As a result, the Committee was recommending that, subject to various conditions and to determining the final structure of the transaction, MEEMIC Holdings should proceed with the acquisition of the Public Shares at $29.00 per share. These conditions included the successful negotiation of final terms of the transaction between the Board and the Exploratory Committee, obtaining any fairness opinions deemed necessary or appropriate, obtaining all required regulatory and bank approvals, receipt of confirmation from rating agencies that the transaction would not impair the current rating of MEEMIC Holdings' insurance subsidiary or any insurance subsidiary of ProAssurance and receipt of the approval of the Independent Shareholders. There was a lengthy discussion of the expressions of interest by third parties to acquire MEEMIC Holdings, during which Mr. Adamo reiterated that MEEMIC Holdings was not, and had not been, for sale and that ProNational had no present intention of accepting any of these expressions of interest, although it was willing to listen to unsolicited expressions of interest from credible entities. Mr. Adamo also emphasized that the Exploratory Committee and its advisors would have full access to the files associated with these expressions of interest prior to finalizing and approving the transaction. As part of their deliberations, one of the directors noted that there was likely a difference between the price a third party would pay to obtain control of MEEMIC Holdings and the value of non-control shares. Mr. Hoeg requested that MEEMIC Holdings or ProNational consider offering assurance to the holders of the Public Shares that either MEEMIC Holdings would not be sold in the near future or, if it were sold for more than $29.00 per share soon after the going private transaction was completed, these holders would be compensated for any per share difference in price. Dr. Crowe agreed to consider Mr. Hoeg's proposal on behalf of ProAssurance as MEEMIC Holdings' majority shareholder, but asked that the Board and the Exploratory Committee determine whether they desire to proceed with the proposed transaction without such assurance. After further discussion, the Board then unanimously approved the repurchase of the Public Shares at $29.00 per share on terms to be determined by the Exploratory Committee and the Board and subject to the conditions described above and such other conditions as may be recommended by counsel or deemed appropriate by the parties.

        A press release announcing the Board's action was prepared by officers of MEEMIC Holdings at the Board's direction and released the next morning, March 18, 2002. Within a few hours after the public announcement and prior to the preparation of any transactional documents, a complaint was filed against MEEMIC Holdings, its directors and ProNational alleging among other things, a breach of their fiduciary duty in connection with the proposed transaction. For a more detailed description of this litigation, see "—Shareholder Litigation".

        On April 9, 2002, the Exploratory Committee met by telephone with its legal and financial advisors to discuss structural, procedural and timing issues in connection with the proposed going private transaction. Also present at the meeting were Board members Adamo, Dodge and Kalinowski, MEEMIC Holdings' Chief Financial Officer, and representatives of Dykema Gossett, legal counsel to MEEMIC Holdings. The discussion centered on two alternative structures: (1) a two-step transaction in which a tender offer by

MEEMIC Holdings for all of the Public Shares at $29.00 per share, intended to cause MEEMIC Holdings to be delisted from Nasdaq and deregistered from the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be followed by a merger of a subsidiary of ProNational into MEEMIC Holdings with MEEMIC Holdings surviving as a wholly owned subsidiary of ProNational and the non-tendering holders of the Public Shares receiving the tender offer price, and (2) a one-step transaction in which a subsidiary of ProNational would be merged into MEEMIC Holdings, MEEMIC Holdings would survive as a wholly owned subsidiary of ProNational, holders of Public Shares would receive $29.00 per share and the vote of a majority of the shares owned by the Independent Shareholders would be required as a condition to completing the transaction. Following a discussion of these alternatives and their various positive and negative aspects, the Committee determined, with the concurrence of the other Board members present at the meeting, that its preference was to proceed with the one-step structure. The Committee and its advisors also reviewed the various fiduciary duties of the Committee members. The attendees other than the Committee members and their advisors were then excused from the meeting. The remaining attendees discussed the need for the transaction agreement to include price protection for the Independent Shareholders in the event that MEEMIC Holdings is sold within a year after the transaction. The Committee also confirmed the need to review the materials to be provided by ProNational regarding the preliminary indications of interest by third parties in purchasing MEEMIC Holdings and discussed various other procedural matters.

        The Exploratory Committee and its advisors met again by telephone on May 20, 2002 to formally discuss the draft of the merger agreement and proxy materials that had been prepared and circulated among the parties. A representative of Raymond James began the discussion by summarizing the purchases of MEEMIC Holdings Common Stock by ProNational that had occurred since the completion of the conversion in July 1999 and the Committee noted the limited liquidity of the MEEMIC Holdings shares. The discussion then turned to the draft merger agreement and focused particularly on the provisions relating to (i) the provision describing the consequences to ProNational if it sells MEEMIC Holdings within one year after the transaction, (ii) the "fiduciary out" provision and (iii) the condition relating to pending or threatened litigation. With respect to the provision on any future sale of MEEMIC Holdings within a year, the Committee determined to request a clause to clarify that the holders of Public Shares would receive their pro rata share of the difference between the price paid in the Merger and the price received by ProNational. The Committee also requested clarification in the draft that the fiduciary out provision also permits the Exploratory Committee to withdraw its recommendation to shareholders under the same circumstances as permitted for the Board. Finally, the Committee determined that it objected to the condition in the draft that provided that the parties need not close the Merger if there were at the time any pending or threatened litigation seeking to restrain, prohibit, invalidate or collect damages arising out of the Merger or other transactions under the Merger Agreement.

        Discussions regarding these provisions and the Exploratory Committee's positions continued informally at ProNational and between the parties during the ensuing days. On June 5, 2002, ProNational responded to the Exploratory Committee's positions by accepting the change to the fiduciary out provision, accepting in principle the change to the provision regarding any future sale of MEEMIC Holdings within a year (though suggesting further modification of the provision), and rejecting the proposal to eliminate the condition relating to pending litigation. ProNational further indicated that it would not be willing to proceed with the Merger if the price were higher than $29.00 and that the removal of the condition created a risk that a court decision in the then-pending shareholder litigation could increase the cost of the transaction (see "—Shareholder Litigation"). However, ProNational indicated that it was open to revising the structure of the acquisition of the Public Shares if there was a way to accommodate the concerns of both ProNational and the Exploratory Committee so that those shareholders who wish to sell for $29.00 per share could do so after approval of the Independent Shareholders whether or not the Merger is completed. ProNational indicated that a revised structure could include a tender offer as well as a merger.

        The Exploratory Committee and its advisors met the next day by telephone to discuss ProNational's response and a request by plaintiff's counsel in the then-pending shareholder litigation to have the plaintiff's consultant make a presentation to the Committee. The Committee determined that it would be appropriate to receive and consider any written valuation materials that plaintiff wished to submit for the Committee's consideration. The Committee then addressed ProNational's position on the litigation condition and determined to propose an increase in the transaction price to $31.00 in exchange for the Committee's assent to allowing the condition to remain, or alternatively, that the structure of the acquisition of the Public Shares be revised so that a tender offer for all of the Public Shares at $29.00 per share and that was not subject to a condition relating to pending litigation would be made after receipt of the approval of the Independent Shareholders but prior to the Merger. The Committee's proposals were communicated to MEEMIC Holdings and ProNational and on June 11, 2002, ProNational responded that it was willing to restructure the transaction as proposed by the Committee.

        MEEMIC Holdings' Board, including the Exploratory Committee members, met on June 12, 2002 at ProNational's Michigan headquarters. Representatives of Raymond James made a detailed presentation of the facts and analyses underlying their fairness opinion, which are summarized elsewhere in this Proxy Statement, and that, in its opinion, the $29.00 per share price to be paid to the Independent Shareholders pursuant to the Merger Agreement, which was the product of good faith negotiation between representatives of ProNational and the Exploratory Committee, was fair to the Independent Shareholders from a financial point of view. The Raymond James representatives noted that the change in the structure of the transaction did not affect their opinion. The written form of the opinion was completed and delivered to the Exploratory Committee on or about June 18, 2002.

        The Board then discussed the written materials prepared several days prior to the meeting by a consultant who was retained by the plaintiff in connection with the then-pending shareholder litigation. No representative of MEEMIC Holdings, the Board or the Exploratory Committee has met with the consultant or requested that he prepare materials on its behalf, and MEEMIC Holdings has not compensated the consultant for preparing the materials. Although the materials presented a valuation summary, the materials did not express an opinion as to whether the $29.00 per share price to be paid under the Merger Agreement is fair from a financial point of view to the Independent Shareholders. Following its discussion of the materials and the other relevant facts and circumstances, including the circumstances under which the materials were prepared, that the Board and the Exploratory Committee had no knowledge of or experience with the consultant, that the consultant had not rendered any opinion as to the fairness or unfairness of the $29.00 per share price to be paid to the Independent Shareholders and that the analyses contained in the materials were based on assumptions considered by the Board and the Exploratory Committee to be inferior to those used by Raymond James, the Board continued to believe that the $29.00 per share price was fair to the Independent Shareholders and determined to proceed with the transaction on the terms in the Merger Agreement. See "—Recommendation of the Exploratory Committee and Board of Directors of MEEMIC Holdings; Fairness of The Merger Agreement".

        The Board was then updated on negotiations which had taken place during the preceding three weeks between the Exploratory Committee and ProNational and explained how these negotiations had yielded the revised transaction structure. Following a discussion by the Board, the matters were tabled to allow time for revised drafts of the merger agreement and proxy statement to be distributed to the working members of the Board and their advisors and to permit the Board and the Exploratory Committee to complete their consideration of the changes in a more deliberate manner.

        On July 1, 2002, the Exploratory Committee members discussed the drafts of the merger agreement received on June 14, 2002, June 19, 2002 and June 27, 2002 with their legal counsel. Following this review and advice that Raymond James had confirmed that nothing had occurred to cause Raymond James to change its June 18, 2002 fairness opinion, the Committee members determined that the Merger Agreement was acceptable. On July 9, 2002, prior to a special meeting of the full Board, the Committee formally determined that the Merger Agreement and the transactions contemplated thereby were in the best interests of the Independent Shareholders, unanimously approved the Merger Agreement and various related matters and recommended approval of the Merger Agreement to the Board. The Board then met on July 9, 2002 by telephone and, following discussion and review of the final terms of the Merger Agreement and advice from the representatives of Raymond James that nothing had occurred to cause Raymond James to change its June 18, 2002 fairness opinion, determined that the Merger Agreement was in the best interests of MEEMIC Holdings' shareholders and unanimously approved the Merger Agreement and various related matters.

Purpose and Structure

Purpose

        The purposes of the Tender Offer and Merger are to cause MEEMIC Holdings to become a wholly owned subsidiary of ProNational by causing MEEMIC Holdings to purchase all of the Public Shares, to provide liquidity to the holders of the Public Shares at a premium to the trading price at the time the price was publicly announced and to cause MEEMIC Holdings to cease to be a publicly-traded and reporting company. After the Tender Offer is consummated, depending on the number of shares tendered and the number of shareholders remaining after the Tender Offer, the Common Stock may cease to be quoted on the Nasdaq Stock Market, in which case, price quotations would no longer be available. In addition, if the number of shareholders of record of the Common Stock following the Tender Offer is less than 300, MEEMIC Holdings will be eligible to terminate the registration of the Common Stock under the Exchange Act. If the registration is terminated, MEEMIC Holdings will no longer be obligated to file periodic public company reports with the Securities and Exchange Commission. MEEMIC Holdings intends to terminate registration following the Tender Offer if it is eligible to do so, allowing MEEMIC Holdings to eliminate certain direct overhead costs of approximately $100,000 per year (primarily filing fees, printing costs and the fees and expenses of various professional advisors and service providers of MEEMIC Holdings) which relate exclusively to MEEMIC Holdings being a public company. Following the Merger, ProNational will own 100% of the outstanding Common Stock of MEEMIC Holdings, and MEEMIC Holdings' current public shareholders will no longer have any interest in MEEMIC Holdings. Consummation of the Merger will also result in a change in the members of MEEMIC Holdings' Board. See "—Interests of Certain Persons—Directors and Officers."

Structure

        The acquisition of the Public Shares through the Tender Offer and Merger has been structured to require the prior approval of the Independent Shareholders because the Board and the Exploratory Committee believe that this structure provides an opportunity for the Independent Shareholders to determine whether to proceed with the transaction without coercion or undue influence from ProNational and to decide not to proceed if they do not believe the transaction is in their best interests. The structure provides the Independent Shareholders an opportunity to approve or disapprove the transaction and, if they desire to proceed, to sell their shares in the Tender Offer promptly after the Annual Meeting without regard to whether litigation challenging the transaction is pending. The proposed structure also provides MEEMIC Holdings with an opportunity to use its capital in a way that directly benefits MEEMIC Holdings' shareholders. The transaction could have been structured so that the Tender Offer did not require prior approval of the Independent Shareholders, and MEEMIC Holdings could have become a wholly owned subsidiary of ProNational without the opportunity for the Independent Shareholders to approve or disapprove the Merger if the Tender Offer had resulted in MEEMIC Holdings' stock being delisted from the Nasdaq Stock Market and becoming eligible for deregistration from the reporting requirements under the Exchange Act. The structure of the Tender Offer and Merger was the product of good faith discussions and negotiations among representatives of ProNational, the Exploratory Committee and their advisors.

Other Alternatives Considered

        The Exploratory Committee, the MEEMIC Holdings Board and ProAssurance considered a number of alternatives to the structure contemplated by the Merger Agreement, including the acquisition by ProAssurance, one of its affiliates or MEEMIC Holdings of the Public Shares through a public tender offer or a "dutch auction" followed by a short form merger without the approval of the Independent Shareholders, or ProNational continuing to purchase shares in the market until the MEEMIC Holdings shares were delisted from the Nasdaq and became eligible for deregistration from the reporting requirements under the Exchange Act, followed by a short form merger. Alternatives to the Merger Agreement structure were rejected because ProNational and the Exploratory Committee desire to provide the Independent Shareholders with an opportunity to vote on the Merger Agreement and determine whether to proceed with the transactions contemplated thereby. A "dutch auction" was also rejected by the Committee because it believed a higher price could be obtained for all Independent Shareholders in a negotiated transaction. At various times over the past two years, the Exploratory Committee, the MEEMIC Holdings Board and ProNational have also considered other alternatives, including the purchase by MEEMIC Holdings of ProNational's MEEMIC Holdings Common Stock, the sale of MEEMIC Holdings to a third party, the distribution, by means of a dividend, of ProNational's Holdings Common Stock to the shareholders of Professionals Group, and the sale, through a rights offering, of ProNational's Holdings Common Stock to the shareholders of MEEMIC Holdings or Professionals Group. The parties did not pursue these alternatives because ProNational, and later ProAssurance, were not and are not interested in divesting their ownership of MEEMIC Holdings and because of the adverse tax consequences to Professionals Group shareholders of some of these alternatives.

Timing

        In determining to acquire the Public Shares at this time, MEEMIC Holdings, ProNational and ProAssurance focused on a number of factors. Specifically, the Exploratory Committee considered that ProNational's continued market purchases would further reduce the public market float and make the market more illiquid and that the market price had not increased materially for nearly 18 months despite favorable operating results, with trading generally in the range of $22.00 to $24.00 per share during that period. ProNational and ProAssurance considered that the combination of Medical Assurance and Professionals Group was substantially complete and that they were able to turn their attention to how MEEMIC Holdings would best fit within the corporate ownership structure. ProNational and ProAssurance further considered that the acquisition of the Public Shares would (i) create a more efficient capital structure, (ii) provide for a simpler management reporting process, (iii) potentially be accretive to ProAssurance's earnings per share and allow ProNational and ProAssurance to capture 100% of MEEMIC Holdings' earnings and cash flow, (iv) reduce compliance costs, (v) yield potential overhead savings, and (vi) represent a good use of MEEMIC Holdings' available funds relative to alternative investments. MEEMIC Holdings believes that it will benefit from the factors enumerated in clauses (ii), (iv), (v) and (vi) above.

Recommendation of the Exploratory Committee and Board of Directors of MEEMIC Holdings; Fairness of the Merger Agreement

MEEMIC Holdings

        On June 12, 2002, the Board, including the members of the Exploratory Committee and Dr. Crowe, met with representatives of Dykema Gossett, Mika, Myers, Beckett & Jones and Raymond James at ProNational's headquarters in Okemos, Michigan. Raymond James informed the Board that it was delivering a verbal opinion to the effect that the proposed price of $29.00 per Public Share to be received by the Independent Shareholders in the Tender Offer and Merger would be fair to the Independent Shareholders from a financial point of view and that it was in the process of completing a written opinion to that effect. At the Exploratory Committee's request, Raymond James presented its research, analyses and conclusion to the full Board of Directors, including its fairness opinion. Raymond James representatives answered questions directed to them by members of the Board. The Board was updated on the recent changes to the terms of the Merger Agreement and the structure and content of that Agreement, pursuant to which the Tender Offer would be made and, subject to the satisfaction of certain conditions, all tendered shares would be purchased for $29.00 per share. Following completion of the Tender Offer, if certain other conditions are satisfied, each outstanding share of Common Stock (other than shares owned by ProNational) would be converted into the right to receive $29.00 in cash in the Merger.

        The Board also considered the written materials, dated June 6, 2002, prepared by David N. Fuller, CFA, founding principal of Value Incorporated, who was retained by plaintiff in connection with the then-pending shareholder litigation. In preparing the materials, Mr. Fuller has represented that he reviewed (i) daily stock price and volume data on MEEMIC Holdings and companies in similar lines of business; (ii) certain projections and estimates prepared by MEEMIC Holdings' management which were produced to plaintiff's counsel in connection with such shareholder litigation; (iii) the report, dated March 15, 2002, prepared by Raymond James; (iv) MEEMIC Holdings' reports on Forms 10-Q, 10-K and 8-K and other materials filed with the SEC; and (v) information on companies that Mr. Fuller identified as comparable or comparative to MEEMIC Holdings. The Fuller materials presented a valuation summary with respect to MEEMIC Holdings of $33.00 to $38.00 per share. Estimates, projections and resulting valuations contained in the Fuller materials were prepared with or derived from such information without Mr. Fuller or Value Incorporated assuming responsibility for any independent verification thereof. Accordingly, no representation or warranty can be or is made by Mr. Fuller, Value Incorporated or MEEMIC Holdings as to the accuracy or achievability of any such estimates, projections or valuations. The description of the written materials prepared by Mr. Fuller contained in this Proxy Statement is qualified in its entirety by reference to the written materials themselves, which are attached as an exhibit to MEEMIC Holdings' Schedule 13E-3. See "Additional Information".

        No representative of MEEMIC Holdings, the Board or the Exploratory Committee has met with Mr. Fuller or requested that he prepare materials on its behalf, and MEEMIC Holdings has not compensated Mr. Fuller or Value Incorporated for preparing the materials. Although the materials presented a valuation summary of $33.00 to $38.00 per share, the materials did not express an opinion as to whether the $29.00 per share price to be paid under the Merger Agreement is fair from a financial point of view to the Independent Shareholders. In considering the Fuller materials, the Board (including Dr. Crowe and the Exploratory Committee) noted that the methodology and assumptions used by Fuller were different from those in the Raymond James materials. These differences included (i) Fuller's inappropriate use of averages to compute the valuation range, (ii) Fuller's failure to adjust the $29.00 per share price and tangible book value in connection with its price-to-book analysis to reflect MEEMIC Holdings' excess capital (in relation to net premiums written) and various other items taken into account by Raymond James, (iii) Fuller's inclusion of one company and the omission of another company in its comparable companies analysis that account for the different results in that portion of the analysis, (iv) Fuller's inappropriate use of a much smaller sample group in its analysis of multiples and premiums with respect to transaction peers than was used by Raymond James, (v) Fuller's inclusion of one transaction in its transaction peers analysis that skews the results obtained from the much smaller sample, and (vi) Fuller's failure to include an analysis of forward-looking financial data and discounted cash flow, which is contrary to accepted methodology. While the Board and the Exploratory Committee did not assign any specific weight to the Fuller materials, the Board and the Exploratory Committee took into account in considering the materials the circumstances under which the materials had been prepared, including that they were prepared by a consultant engaged by the plaintiff in the then-pending shareholder litigation, that the Board and the Exploratory Committee had no knowledge of or experience with the consultant, that the consultant had not rendered any opinion as to the fairness or unfairness of the $29.00 per share price to be paid to the Independent Shareholders and that the analyses contained in the materials were based on assumptions considered by the Board and the Exploratory Committee to be inferior to those used by Raymond James. In view of the circumstances under which the materials were prepared and in light of the other relevant facts and circumstances discussed under "—Recommendation of the Exploratory Committee and Board of Directors of Holdings; Fairness of the Merger Agreement" and "—Opinion of Financial Advisor to the Exploratory Committee", the Board, including the members of the Exploratory Committee and Dr. Crowe, continue to believe that the $29.00 per share price is fair to the Independent Shareholders.

        The Board and the Exploratory Committee subsequently reviewed drafts of the Merger Agreement distributed on June 14, 2002, June 19, 2002 and June 27, 2002. On July 1, 2002, the Exploratory Committee members discussed the drafts of the Merger Agreement with their legal counsel. After this review and advice that nothing had occurred to cause Raymond James to change its June 18, 2002 fairness opinion, the Exploratory Committee members determined that the Merger Agreement was acceptable. On July 9, 2002, prior to a special meeting of the full Board, the Committee formally determined that the terms of the Merger Agreement were fair to the Independent Shareholders, unanimously approved the Merger Agreement and recommended to the Board that the Board approve the Merger Agreement. At a Board meeting on July 9, 2002, the Exploratory Committee reiterated its recommendation to the Board that the terms of the Merger Agreement were fair to the Independent Shareholders and that it was the Exploratory Committee's recommendation that the Board approve the Merger Agreement. In addition, Raymond James advised that nothing had occurred to cause Raymond James to change its June 18, 2002 fairness opinion. Discussion by the Board with respect to the Merger Agreement followed. The Board, including the members of the Exploratory Committee and Dr. Crowe, then determined that the Merger Agreement was fair to and in the best interests of the Independent Shareholders, and unanimously approved the Merger Agreement.

        In finding that the Merger Agreement was fair to and in the best interests of the Independent Shareholders, the Board (including Dr. Crowe) relied on the factors (enumerated below) relied on by the Exploratory Committee and on the recommendation of the Exploratory Committee that the Board approve the Merger Agreement.

        In determining to recommend to the Board that it approve the Merger Agreement, the Exploratory Committee considered a number of factors. The material factors considered by the Exploratory Committee were:

          (a)  the Exploratory Committee's evaluation of MEEMIC Holdings' business, financial condition and future prospects (which evaluation was substantially the same as the evaluation by Raymond James summarized hereinafter under the caption "—Opinion of Financial Advisor to the Exploratory Committee"), including ProNational's ownership of approximately 84% of the outstanding shares of Common Stock;

          (b)  that the price of $29.00 per Public Share represents a premium of 29.1% over the average price during the 20 days prior to March 15, 2002, the last trading day prior to the announcement that MEEMIC Holdings intended to acquire the Public Shares at $29.00 per share;

          (c)  that the sales price of the Public Shares on the Nasdaq Stock Market has never equaled or exceeded $29.00 per share, other than during a three week period in May and June 2001, when the Common Stock temporarily traded as high as $31.99 on higher than normal volume generated when institutions with Russell 2000 Index funds were required to acquire Common Stock due to MEEMIC Holdings being added to the Index;

          (d)  presentations by Raymond James regarding the insurance industry and the financial, operating and stock price history of MEEMIC Holdings, including considerations of current market prices, historical market prices, comparable transactions, comparable companies, net book value and going concern value which are reflected in the reports presented by Raymond James to the full Board of MEEMIC Holdings on March 15, 2002 and June 12, 2002, and in the fairness opinion of Raymond James;

          (e)  statements by Raymond James at the March 17, 2002 and June 12, 2002 Board meetings that Raymond James would be prepared to deliver to the Exploratory Committee a written opinion to the effect that the price of $29.00 per Public Share was fair to the Independent Shareholders from a financial point of view, which written opinion, dated as of June 18, 2002, was, in fact, delivered to the Exploratory Committee by Raymond James;

          (f)    that the terms of the Merger Agreement were determined through arm's length negotiations and discussions between the Exploratory Committee, representatives of ProNational and their respective advisors, that these negotiations and discussions had led to an increase in the original price supported by the representatives of ProNational and in other changes in the terms of the Merger Agreement, the belief of each member of the Exploratory Committee that, in his business judgment, based on these negotiations and discussions, the financial analyses of MEEMIC Holdings performed by Raymond James and the various other information presented to and available to the Committee, the $29.00 price per Public Share is fair and that ProNational would not support an increase in the offer price above $29.00 per Public Share;

          (g)  that the terms of the Merger Agreement provide that the transactions contemplated therein will not proceed unless the Merger Agreement is approved by the Independent Shareholders;

          (h)  that one of the terms of the Merger Agreement provides that in the event of a sale of MEEMIC Holdings' stock or all or substantially all of its assets by ProNational or ProAssurance within one year of the Expiration Time of the Tender Offer that the Independent Shareholders would receive the benefit of any increase in value above the $29.00 per share;

          (i)    the limited liquidity of the market for the Common Stock, as evidenced by the approximately 1.1 million Public Shares and the average daily trading volume of only 2,700 shares during 2001;

          (j)    that the structure contemplated by the Merger Agreement for the purchase of the Public Shares (A) permits those who desire to tender their shares to do so in the Tender Offer and (B) increases the likelihood that the Tender Offer will be consummated if the Merger Agreement is approved by shareholders;

          (k)  that the consideration to be paid to Independent Shareholders in the Tender Offer and Merger is all cash and will be funded by existing cash resources held by MEEMIC Holdings, eliminating any uncertainties in valuing the consideration and in whether the consideration can be financed;

          (l)    that the Merger is subject to a condition that may take a significant amount of time to fulfill or may not be fulfilled before the parties are able to terminate the Merger Agreement, in which case the shareholders who do not tender their shares in the Tender Offer would remain shareholders of MEEMIC Holdings at a time when it is unlikely that MEEMIC Holdings would be required to file public reports with the SEC and when it is unlikely that there would be any public market for MEEMIC Holdings stock;

          (m)  the interests of the directors and officers of MEEMIC Holdings in the Tender Offer and Merger described in this Proxy Statement; and

          (n)  that a sale of MEEMIC Holdings as a whole was not feasible in light of ProNational's stated unwillingness to sell its shares.

        In view of the wide variety of factors considered in connection with their respective evaluations of the Tender Offer and Merger, neither the Exploratory Committee nor the Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations. Although the Committee and the Board did not assign any relative weights to the factors considered in reaching their views as to fairness, they placed particular emphasis on (1) the negotiation process that occurred between the Committee and representatives of ProNational with respect to the price and other terms of the Merger Agreement, and (2) the assessment of Raymond James that the price is fair to the Independent Shareholders from a financial point of view and that the premium over historical market prices represented by the consideration to be paid pursuant to the Merger Agreement is comparable to other similar transactions. The Exploratory Committee and the Board believe that all of the factors listed above support a determination that the transactions contemplated by the Merger Agreement are fair, other than factor (l) which does not support such a determination and factor (m) which is neutral.

        The Exploratory Committee's review of current and historical market prices of the Public Shares and the prior stock purchases in the market by ProNational, all of which occurred at prices not exceeding $21.63 per share (see "—Certain Transactions in the Common Stock"), led it to conclude as favorable to its determination that $29.00 per share (i) was higher than the highest price ever reached by the Public Shares prior to the announcement of the Proposed Transaction, other than during a three week period in May and June 2001, and (ii) represents a premium of 29.1% over the average price for the Public Shares of approximately $22.46 over the 20-day period ending on March 15, 2002.

        The Exploratory Committee's consideration of net book value was reflected in the comparable companies and precedent transactions analyses presented by Raymond James in its report dated June 12, 2002. Specifically, Raymond James used MEEMIC Holdings' reported equity at March 31, 2002, as adjusted to account for certain unusual items and to exclude intangible assets, in conjunction with various multiples to determine various ranges disclosed in its report. The Committee viewed as favorable to its determination that the $29.00 price was within the ranges yielded by the calculations based on equity.

        The Exploratory Committee's consideration of going concern value was reflected in the discounted cash flow analyses presented by Raymond James in its report dated June 12, 2002. Specifically, Raymond James used the present value of MEEMIC Holdings' projected cash flows and the present value of a terminal value at the end of the fifth year in conjunction with various multiples to determine the operating earnings range disclosed in its report. The Committee viewed as favorable to its determination that the $29.00 price was within the range yielded by the calculations based on discounted cash flow.

        The Exploratory Committee did not consider the liquidation value of MEEMIC Holdings as it was not reflected in the Raymond James report. Liquidation value was not considered relevant due to Raymond James' assessment of MEEMIC Holdings' combined ratios, profitability and viability as a going concern.

        There were no firm offers by unaffiliated persons to purchase MEEMIC Holdings and acceptance of any such offers would have required the concurrence of ProNational, which had indicated its unwillingness to sell its MEEMIC Holdings shares. Accordingly, the Exploratory Committee did not consider third party offers as a factor.

        The Exploratory Committee and the Board believe that the Merger Agreement and the transactions contemplated thereby are procedurally fair to the Independent Shareholders because: (i) the Independent Shareholders will have the right to approve or not approve the Merger Agreement; (ii) the Exploratory Committee, consisting of two directors who are not employed by or affiliated with ProAssurance or its subsidiaries, were appointed to and did represent the interests of the Independent Shareholders, and negotiated on an arm's-length basis with ProNational on behalf of, the Independent Shareholders; (iii) they believe that ProNational and its advisors negotiated in good faith with the Exploratory Committee and Raymond James; (iv) the Exploratory Committee retained and was advised by independent legal counsel; and (v) the Exploratory Committee retained Raymond James as independent financial advisor to assist it in evaluating the consideration to be paid under the Merger Agreement. The Exploratory Committee believes that ProNational and its representatives negotiated in good faith for the following reasons: (i) the $29.00 price per share represented a significant premium over recent sale prices in the market, a price which the Exploratory Committee, based on its business judgment and the opinion of Raymond James, concluded was fair to the Independent Shareholders and was the highest price ProNational was willing to permit MEEMIC Holdings to pay for the Public Shares; and (ii) material provisions of the Merger Agreement, including the structure of the transactions, the "fiduciary out" provision, the litigation condition and the covenant regarding any future sale of MEEMIC Holdings, were substantially revised as described in "—Background of the Tender Offer and Merger" to reflect the Exploratory Committee's comments resulting in an agreement that the Committee and the Board believe more adequately protects the interests of the Independent Shareholders and reduces the risk that the Independent Shareholders who wish to divest their shares pursuant to the Merger Agreement will be prevented from doing so by pending shareholder litigation.

        The Exploratory Committee and the Board considered, as part of their deliberations, that MEEMIC Holdings had not been actively offered for sale to third parties due to ProNational's unwillingness to sell its interest in MEEMIC Holdings. Each of the Exploratory Committee and the Board believe, however, that they have fulfilled their fiduciary duties in connection with the review and approval of the Merger Agreement and the transactions contemplated thereby. In this regard, the Committee and the Board note the arm's length negotiating process by which the $29.00 per share price was determined and the fact that the Committee was under no obligation to proceed with a transaction of any kind. In addition, the initial indications of interest expressed by various third parties (see "—Background of the Tender Offer and Merger") did not result in any firm offer for MEEMIC Holdings. The Board and Committee also observed that there have been no expressions of interest in MEEMIC Holdings in the several months since the March 18, 2002 public announcement of the $29.00 per share price and the intention to pursue the going private transaction. The Board and the Committee believe that the passage of time since the public announcement, the lack of any "break-up" or "topping" fee provision in the Merger Agreement and the ability of the Board and the Committee to terminate the Merger Agreement pursuant to the "fiduciary out" provision in the Merger Agreement in the event of a higher offer have provided a check of the market sufficient to fulfill their fiduciary duties.

        In light of the appointment of the Exploratory Committee to represent the interests of the Independent Shareholders and the Committee's appointment of Raymond James as its financial advisor and Mika, Myers, Beckett & Jones as its legal advisor, MEEMIC Holdings has made no provision in connection with the Tender Offer and Merger to grant the Independent Shareholders access to the corporate files of MEEMIC Holdings or to obtain counsel or appraisal services at the expense of MEEMIC Holdings.

        The foregoing discussion of the information and factors considered and given weight by the Exploratory Committee and the Board is not intended to be exhaustive but is believed to include all material factors considered by the Committee and the Board.

ProNational, Merger Sub, Professionals Group and ProAssurance

        None of ProNational, Merger Sub, Professionals Group or ProAssurance had any involvement in the Exploratory Committee's evaluation of the fairness of the price to be paid under the Merger Agreement to the Independent Shareholders and did not undertake any formal evaluation of their own as to the fairness to the Independent Shareholders. ProNational, Merger Sub, Professionals Group and ProAssurance considered the same factors, and the bases therefor, considered by the Exploratory Committee in evaluating the fairness of the Merger Agreement, as set forth above. ProNational, Merger Sub, Professionals Group and ProAssurance considered such factors to have the same impact on their fairness determination as did the Exploratory Committee and adopt the analysis stated above of the Exploratory Committee of the fairness of the Merger Agreement. ProNational, Merger Sub, Professionals Group and ProAssurance also considered the fact that the Exploratory Committee had received the written opinion of Raymond James addressed to the Exploratory Committee to the effect that, as of the date thereof, the $29.00 per Public Share to be received by the Independent Shareholders in the Tender Offer and Merger is fair to the Independent Shareholders from a financial point of view, and the fact that ProNational, Merger Sub, Professionals Group and ProAssurance determined such price on an arm's-length basis with the Exploratory Committee, assisted by the Exploratory Committee's independent legal and financial advisors. ProNational, Merger Sub, Professionals Group and ProAssurance believe that these factors, each of which favorably impacted ProNational's, Merger Sub's, Professionals Group's and ProAssurance's determinations as to fairness, when considered together, provide a reasonable basis for ProNational, Merger Sub, Professionals Group and ProAssurance to believe, as they do, that the Tender Offer and Merger are fair to the Independent Shareholders. ProNational, Merger Sub, Professionals Group and ProAssurance did not attach specific relative weights to the factors considered in reaching their views as to fairness, except that ProNational, Merger Sub, Professionals Group and ProAssurance placed particular emphasis on the recommendation of the Exploratory Committee and the assessment of Raymond James that the price is fair and that the premium over historical market prices represented by the consideration to be paid pursuant to the Merger Agreement is comparable to other similar transactions.

        Although certain parties expressed preliminary indications of interest in purchasing MEEMIC Holdings, as described under "—Background of the Tender Offer and Merger", none of ProNational, Merger Sub, Professionals Group nor ProAssurance had knowledge of any firm offers to purchase MEEMIC Holdings made by any unaffiliated persons. Moreover, since MEEMIC Holdings' March 18, 2002 announcement of its intention to acquire the Public Shares, none of ProNational, Merger Sub, Professionals Group or ProAssurance have received any inquiries regarding a possible competing bid or alternative transaction or any further communications from the parties which had previously expressed interest. Accordingly, ProNational, Merger Sub, Professionals Group and ProAssurance did not consider third party offers as a factor. In addition, the Merger Agreement contains assurance that ProNational and ProAssurance do not intend to sell MEEMIC Holdings within one year after the Tender Offer and that if they do, they will pay the holders of the Public Shares and options to purchase MEEMIC Holdings stock their pro rata share of the proceeds in excess of the consideration paid pursuant to the Merger Agreement.

Opinion of Financial Advisor to the Exploratory Committee

        The Exploratory Committee retained Raymond James as financial advisor in connection with the proposed Tender Offer and subsequent Merger based upon Raymond James' qualifications, expertise and reputation, as well as Raymond James' prior investment banking relationship and general familiarity with MEEMIC Holdings. The purpose of the following disclosure is to recount the presentations of Raymond James to the Board and the Exploratory Committee and includes all material information considered by Raymond James in determining the fairness of the Merger Consideration to the Independent Shareholders.

        Raymond James has delivered to the Board, including the members of the Exploratory Committee, its opinion that, based upon and subject to the various considerations set forth in its written opinion dated June 18, 2002, the $29.00 per share in cash to be paid to the Independent Shareholders pursuant to the Tender Offer and the Merger (the "Merger Consideration") is fair from a financial point of view to the Independent Shareholders of the Common Stock as of that date. In requesting Raymond James' advice and opinion, no limitations were imposed by MEEMIC Holdings upon Raymond James with respect to the investigations made or procedures followed by it in rendering its opinion. The Merger Consideration was determined by the Exploratory Committee and members of the MEEMIC Holdings Board and not by Raymond James.

        The Exploratory Committee retained Raymond James to express an opinion as to the fairness, from a financial point of view, of the Merger Consideration to the Independent Shareholders. Raymond James did not address MEEMIC Holdings' underlying business decision to proceed with the Tender Offer and Merger and did not make any recommendation to the Board or MEEMIC Holdings' shareholders with respect to any approval of the Tender Offer and Merger.

        The full text of Raymond James' opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the review undertaken by Raymond James, is attached as Appendix B to this Proxy Statement. Shareholders are urged to read the opinion in its entirety.

Raymond James' opinion is directed only to the Merger Consideration and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Annual Meeting. The summary set forth in this Proxy Statement of Raymond James' opinion is qualified in its entirety by reference to the full text of the opinion attached to this Proxy Statement as Appendix B. The full text of the report by Raymond James relating to its opinion is attached as an exhibit to the Schedule 13E-3 (see "Additional Information").

        During the course of its engagement, and as a basis for arriving at its opinion, Raymond James reviewed and analyzed material bearing upon the financial and operating condition of MEEMIC Holdings and material prepared in connection with the Tender Offer and Merger, including, among other things, the following:

  •
  the financial terms and conditions of the Tender Offer and Merger, including the Merger Consideration, as described in the latest drafts of the Merger Agreement, provided to Raymond James on June 14, 2002, and the Proxy Statement, provided to Raymond James on June 6, 2002;

  •
  MEEMIC Holdings' audited financial statements as of and for the fiscal years ended December 31, 2001, 2000 and 1999, and its quarterly reports filed on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001, and March 31, 2002;

  •
  MEEMIC Holdings' current and historical market prices;

  •
  certain other publicly available information on MEEMIC Holdings;

  •
  certain information, including financial forecasts, relating to earnings, assets, liabilities and prospects of MEEMIC Holdings furnished to Raymond James by the senior management of MEEMIC Holdings;

  •
  discussed with management of MEEMIC Holdings certain information relating to the business, cash flow, earnings, assets, financial condition and prospects of MEEMIC Holdings, including management's forecasts for the years ended December 31, 2002 through 2006;

  •
  reports by MEEMIC Holdings' independent actuaries related to MEEMIC Holdings' loss and loss adjustment expense claim liability as of December 31, 2001 and 2000;

  •
  reviewed publicly available information concerning companies in businesses considered by Raymond James to be most comparable to MEEMIC Holdings;

  •
  reviewed publicly available information concerning merger and acquisition transactions involving companies considered by Raymond James to be most comparable to MEEMIC Holdings;

  •
  reviewed and analyzed transactions in which a majority shareholder purchased the remaining outstanding shares held by minority shareholders; and

  •
  conducted such other financial studies and analyses and performed such other investigations and took into account such other matters as Raymond James deemed relevant, including its assessment of general economic, market and monetary conditions, necessary for the purposes of the opinion.

        The following projected financial information was provided by MEEMIC Holdings to Raymond James. This information is subject to, and should be read in conjunction with, the cautionary language under "Forward-Looking Statements." MEEMIC Holdings does not, as a matter of course, make public forecasts or projections as to future revenues, earnings or other financial data, including the information in the table below, and such information was not prepared with a view to public disclosure. Such information is included in this document for the limited purpose of providing the Independent Shareholders access to financial projections prepared by its management and considered by Raymond James in rendering its opinion. The projections in the table below were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the

American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles. There can be no assurance that any of these projections will be realized. The information set forth in the table below is not a complete presentation of all of the projected financial information considered by Raymond James, but MEEMIC Holdings has included the following information because it believes it is likely to be the most relevant to the Independent Shareholders in evaluating whether to vote to approve the Merger Agreement.

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(Dollars in thousands)
Net Premiums Earned	$145,369	$155,172	$164,800	$172,229	$181,388
Total Revenues	$160,859	$172,655	$184,397	$193,827	$204,959
Net Income(1)	$17,468	$19,112	$20,926	$22,264	$23,789
Shareholders' Equity	$176,364	$195,658	$221,550	$243,381	$269,903
Net Loss & LAE Ratio	69.5%	69.5%	69.6%	69.8%	69.8%
Expense Ratio	25.5%	25.5%	25.6%	26.2%	26.2%

Combined Ratio	95.0%	95.0%	95.2%	96.0%	96.0%
Investment Yield	6.0%	6.0%	6.0%	6.0%	6.0%

(1)
Assumes no amortization of MEIA intangible except for a $75,000 expense in 2002 for the remainder of a $500,000 intangible with a discrete life.

        In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement, Raymond James, with the consent of MEEMIC Holdings, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by MEEMIC Holdings, or any other party. Raymond James did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify such information.

        The material financial information provided to Raymond James by the senior management of MEEMIC Holdings and discussed during due diligence conversations related primarily to financial projections for years 2002 through 2006.

        Raymond James assumed that all information, including the financial projections of management, furnished to or discussed with Raymond James by MEEMIC Holdings, was reasonably prepared and reflected the best currently available estimates and judgments of the senior management of MEEMIC Holdings as to the future financial performance of MEEMIC Holdings, as the case may be. Raymond James did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of MEEMIC Holdings, and Raymond James was not furnished with such materials. Raymond James' opinion was necessarily based upon economic, market, financial and other circumstances and conditions as they existed and as disclosed to Raymond James on the date of its opinion. Raymond James does not have any obligation to update its opinion, unless requested by MEEMIC Holdings in writing to do so, and Raymond James expressly disclaimed any responsibility to do so in the absence of any such request.

        The summary set forth below does not purport to be a complete description of either the analyses underlying Raymond James' opinion or the presentation made by Raymond James to the MEEMIC Holdings Board, but it does summarize all of the material analyses performed and presented by Raymond James. The preparation of a fairness opinion is a complex process involving subjective judgments. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Raymond James' opinion. Raymond James arrived at its opinion based on the results of all the analyses it undertook assessed as a whole and did not draw conclusions from or with regard to any one method of analysis. With respect to the comparison of selected comparable companies and merger and acquisition transactions analysis summarized below, no public company utilized as a comparison is identical to MEEMIC Holdings. Furthermore, no comparable merger and acquisition transaction analyzed is completely similar to the Tender Offer and Merger. Such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned.

Analysis of MEEMIC Holdings Financial Results

        In analyzing MEEMIC Holdings' historical and projected financial results, Raymond James noted that, in recent years, MEEMIC Holdings performed substantially better than the industry as a whole. During the past three years, MEEMIC Holdings realized stronger premium growth and more favorable profit margins than the property and casualty insurance industry as a whole. Management projects that MEEMIC Holdings' better than industry average financial results will continue over the next five years. In the absence of investment research coverage of MEEMIC Holdings' common stock, Raymond James did not adjust management projections to reflect a more conservative view, nor did it increase discount rates to account for the optimism of this forecast.

        In completing its due diligence, Raymond James also noted that MEEMIC Holdings' balance sheet is conservative in several respects. MEEMIC Holdings has reserved for claim liabilities at the high end of the range when compared to best estimates provided by its actuary, carries contingent reinsurance liabilities that are becoming increasingly unlikely to be paid and was required to reduce the book value of certain California utility bonds for which market value has subsequently recovered. In calculating valuation multiples based on book value, Raymond James considered MEEMIC Holdings' book value computed both with and without adjustments for these items.

        In addition to the aforementioned adjustments, Raymond James deemed that MEEMIC Holdings had a substantial amount of excess capital as demonstrated by its level of reported shareholders' equity relative to its net premiums written. MEEMIC Holdings' ratio of net premium written to tangible GAAP book value is 1.1x compared to a mean of 1.8x for the comparable public companies. In calculating price to book valuation multiples, Raymond James considered MEEMIC Holdings' excess capitalization in addition to the balance sheet adjustments described above.

Premium Analysis

        Raymond James performed a premium analysis on a group of merger and acquisition transactions that occurred between March 1, 2001 and February 28, 2002. The analysis included 19 transactions that involved the acquisition of all minority shares by a majority shareholder. Based on the average closing price of MEEMIC Holdings common stock over the 20 trading days prior to and including March 15, 2002, of $22.46 per share, the Merger Consideration of $29.00 per share in cash represented a premium of approximately 29.1%. The results of the premium analysis are illustrated in the table below:

	Premiums Paid
	Median	High	Low
Majority buying minority	25.7%	85.4%	(25.1)%

Discounted Cash Flow Analysis

        Raymond James performed a discounted cash flow analysis based on various assumptions provided by management to determine a range of present values per share of MEEMIC Holdings common stock assuming MEEMIC Holdings continued to operate as a stand-alone entity and was acquired at a later date. Present values were determined by projecting MEEMIC Holdings' after-tax net income for the five years ended December 31, 2002 through 2006 then discounting those income streams back to the present. The "terminal value" per share of MEEMIC Holdings common stock was determined by applying a price to earnings multiple ranging from 11 times to 15 times MEEMIC Holdings' projected earnings at December 31, 2006. The present value of the terminal value, and the after-tax net income streams, were determined using annual discount rates ranging from 12% to 16%. Raymond James viewed this as an appropriate discount range for a company with MEEMIC Holdings' risk characteristics. In addition, Raymond James included MEEMIC Holdings' cash of $4.79 per share in the calculation of the range of present values per share. The discounted cash flow analysis yielded values for MEEMIC Holdings' common stock ranging from $27.83 to $38.58 per share.

Merger and Acquisition Transactions Analysis

        Raymond James reviewed 34 merger and acquisition transactions completed since July 1993 that involved insurance companies considered by Raymond James to be most comparable to MEEMIC Holdings. The primary business or a significant portion of these companies' business was providing personal automobile insurance. None of the transactions in this group involved the purchase of minority shares by a controlling shareholder.

        In reviewing these transactions, Raymond James evaluated, among other things, the multiple of the purchase price relative to the acquired company's GAAP common equity, GAAP operating earnings and net premiums written for the latest twelve-months ended; and the multiple of the purchase price relative to the acquired company's statutory net income and statutory surplus for the most recent fiscal year ended. Financial data for each acquired company were as of the most recent financial statement date available at the closing date of the transaction. Raymond James compared the multiples in these transactions with the implied multiples of the Tender Offer and Merger based on the Merger Consideration. In calculating the implied multiples based on the Merger Consideration, Raymond James used MEEMIC Holdings financial data as of March 31, 2002. The table below compares the implied multiples of the Merger Consideration to the multiples of the group of merger and acquisition transactions:

	GAAP Common Equity		GAAP LTM Operating Earnings		STAT Net Income		STAT Surplus		Net Premiums Written
MEEMIC Holdings	1.19	x	13.7	x	20.9	x	2.42	x	1.3	x
Group median	1.94	x	21.5	x	18.2	x	1.75	x	1.0	x
Group high	3.77	x	38.4	x	35.8	x	5.02	x	2.8	x
Group low	0.73	x	8.9	x	6.5	x	0.89	x	0.4	x

Comparison of Comparable Selected Companies

        Raymond James compared selected historical financial and current trading market data of MEEMIC Holdings to the publicly available corresponding data of certain other companies that Raymond James deemed to be relevant. Financial data were as of and for the twelve-month period ended March 31, 2002. Market price data were as of May 13, 2002. For each company in the comparable group, Raymond James calculated the multiples of each company's market price per share to: tangible equity adjusted, tangible equity, common equity, operating earnings for the latest twelve-months ended, and 2002 and 2003 estimated operating earnings, all based on GAAP financial information. Estimated operating earnings figures are the median values prepared by securities analysts as reported by First Call. Raymond James compared the market value multiples of the comparable companies with the implied multiples of the Tender Offer and Merger based on the Merger Consideration. In calculating the ratio of Merger Consideration to tangible equity—adjusted, Raymond James adjusted Merger Consideration to exclude excess capital. In addition, Raymond James adjusted common equity to exclude intangibles and excess capital. The table below compares the implied multiples of the Merger Consideration to the market value multiples for the comparable companies:

	Tangible Equity Adjusted		Tangible Equity		Common Equity		LTM Operating Earnings		2002 Estimated Operating Earnings		2003 Estimated Operating Earnings
MEEMIC Holdings	1.76	x	1.46	x	1.19	x	13.7	x	11.1	x	10.1	x
Group median	1.59	x	1.57	x	1.51	x	23.8	x	14.2	x	11.8	x
Group high	3.64	x	2.72	x	2.72	x	37.6	x	20.1	x	29.9	x
Group low	0.70	x	0.79	x	0.55	x	12.4	x	10.0	x	7.3	x

        Raymond James observed that for each of the analyses described above, the Merger Consideration of $29.00 per share was within the imputed range of values.

        The Exploratory Committee retained Raymond James based upon the recognized experience and expertise of Raymond James' Financial Services Group. Raymond James is a recognized investment banking and advisory firm. Raymond James, as a part of its investment banking and advisory business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes and provides research reports to its clients on many companies, including ProAssurance. The Exploratory Committee selected Raymond James as its financial advisor because of its reputation and because of its substantial experience in transactions similar to the Tender Offer and Merger. In the ordinary course of business, Raymond James may trade in the equity securities of MEEMIC Holdings for its own account or for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities. Raymond James also acts as a market maker in ProAssurance common stock but receives no compensation from ProAssurance for doing so.

        MEEMIC Holdings and Raymond James entered into a letter agreement, dated April 4, 2000, relating to the services to be provided by Raymond James in connection with the Tender Offer and Merger. Raymond James received a fee of $250,000 for services rendered in connection with delivery of the fairness opinion provided to MEEMIC Holdings, plus reimbursement of out-of-pocket expenses and a $20,000 quarterly retainer for the duration of its engagement. These fees are payable even if Raymond James concluded the Merger Consideration was not fair to the Independent Shareholders. MEEMIC Holdings also agreed to indemnify Raymond James against certain liabilities, including liabilities under the federal securities laws.

Plans for MEEMIC Holdings After the Merger

        Except as indicated in this Proxy Statement, ProNational and ProAssurance do not have any present plans or proposals which relate to, or would result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving MEEMIC Holdings or any of its subsidiaries, a sale or transfer of a material amount of assets of MEEMIC Holdings or any other material changes in MEEMIC Holdings' corporate structure or business or the composition of the Board or management of MEEMIC Holdings.

        Upon consummation of the Merger, ProAssurance and ProNational intend to retain MEEMIC Holdings as a direct wholly owned subsidiary of ProNational. ProAssurance and ProNational anticipate that the assets, business and operations of MEEMIC Holdings will be continued substantially as they are currently being conducted. Management of ProNational may, however, cause MEEMIC Holdings to make such changes as are deemed appropriate and intends to continue to review MEEMIC Holdings and its assets, businesses, operations, properties, policies, corporate structure, capitalization, dividend policy and management and consider if any changes would be desirable in light of the circumstances then existing. In addition, ProNational intends to continue to review the business of MEEMIC Holdings and identify synergies and potential cost savings.

Interests of Certain Persons

        In considering the recommendation of the Board and the Exploratory Committee with respect to the Merger Agreement, the Independent Shareholders should be aware that certain officers and directors of MEEMIC Holdings have certain interests summarized below that may be in addition to, or different from, the interests of the Independent Shareholders. The Exploratory Committee and the Board were aware of these interests and considered them along with other matters in approving and authorizing the Merger Agreement and declaring its advisability, including those described under "—Recommendation of the Exploratory Committee and Board of Directors of MEEMIC Holdings; Fairness of the Merger Agreement."

Common Stock and Option Ownership

        As of September 30, 2002, the executive officers and directors of MEEMIC Holdings owned an aggregate of 93,208 shares of Common Stock, constituting approximately 1.4% of the total number of shares of Common Stock then outstanding, and 120,000 options to purchase Common Stock, all of which are fully vested. If the Tender Offer and Merger are consummated, such persons will receive, in the aggregate, approximately $5.0 million for their shares of Common Stock and options to purchase Common Stock ("Company Options"). At the Effective Time of the Merger, each holder of a then outstanding Company Option, whether or not vested and exercisable, will, in settlement thereof, receive from MEEMIC Holdings for each share of Common Stock subject to such option an amount (subject to any applicable withholding tax) in cash equal to the difference between $29.00 and the exercise price per share of their options (the "Option Consideration"). All of the Company Options outstanding are fully exercisable and MEEMIC Holdings has no present intention of granting any additional Company Options.

        The following table sets forth, as of September 30, 2002, (i) the aggregate number of shares of Common Stock owned by each executive officer and director of MEEMIC Holdings, (ii) the number of unexercised Company Options held by such individuals (all of which are currently vested), (iii) the aggregate amount to be received by each such individual for shares of Common Stock and Company Options pursuant to the Tender Offer and Merger.

Director/Executive Officer	Aggregate Number of Shares Owned(1)	Number of Company Options	Aggregate Amount To Be Received
Victor T. Adamo	18,188	0	$527,452
A. Derrill Crowe	0	0	0
Howard H. Friedman	0	0	0
Thomas E. Hoeg	32,700	30,000	$1,518,300
Lynn M. Kalinowski	9,660	20,000	$660,140
Ann F. Putallaz	500	0	$14,500
Christine C. Schmitt	13,200	20,000	$762,800
William P. Sabados	8,960	20,000	$639,840
James O. Wood	10,000	30,000	$860,000

(1)
The number of shares in this column stated for each named person includes shares for which the named person has sole ownership or has shared ownership with a spouse. It also includes shares held in a 401(k) plan or in an individual retirement account over which the named person has control, shares held by any corporation (other than ProAssurance or ProNational) of which the named person is a director or controlling shareholder, shares held by a trust of which the named person, or his or her spouse, is a trustee or custodian, shares held by a partnership in which the named person is a general partner, and shares held by a spouse or minor children. Amounts shown do not include the 5,610,045 shares owned by ProNational, of which Messrs. Adamo, Friedman and Sabados, Dr. Crowe and Ms. Putallaz are directors and/or executive officers.

Ownership of ProAssurance Common Stock

        The table below sets forth certain information with respect to the beneficial ownership of the common stock of ProAssurance as of September 30, 2002 by the executive officers and directors of MEEMIC Holdings and all directors and executive officers of MEEMIC Holdings as a group.

Name of Beneficial Owner	Number of Beneficial Shares Owned(1)	Percent of Outstanding Class
Victor T. Adamo	167,422	*
A. Derrill Crowe	2,512,493	9.4
Howard H. Friedman	13,478	*
Thomas E. Hoeg	0	*
Lynn M. Kalinowski	0	*
Ann F. Putallaz	9,020	*
Christine C. Schmitt	0	*
William P. Sabados	6,058	*
James O. Wood	0	*
All current directors or nominee director and executive officers as a group (9 persons)	2,708,471	10.0%

(1)
Includes the following shares that may be acquired upon exercise of stock options on or before September 30, 2002: Dr. Crowe—188,517 shares, Mr. Adamo—142,776 shares, Mr. Friedman—10,000 shares, and Mr. Sabados—5,000 shares. Also includes 1,162,791 shares owned of record by Crowe Family Partners, Ltd., a Colorado limited partnership of which Dr. Crowe is the sole general partner, 1,285 shares owned of record by Dr. Crowe's wife, and 46,928 shares owned of record by four trusts which Dr. Crowe is named as a trustee that were created in 1998 for the benefit of the minor children of Dr. Crowe and his wife.

Directors and Officers

        A majority of the members of the Board and certain executive officers of MEEMIC Holdings are executive officers of ProAssurance or its affiliates. The Merger Agreement provides that after the Merger, the directors of Merger Sub will become the directors of the Surviving Corporation in the Merger. Dr. Crowe and Messrs. Adamo, Friedman and Kalinowski, who are currently directors of MEEMIC Holdings, are also directors of Merger Sub and will remain in such capacity with the Surviving Corporation until their successors are duly elected or appointed. Pursuant to the Merger Agreement, the officers of MEEMIC Holdings will remain the officers of the Surviving Corporation until their successors are duly elected or appointed.

Indemnification of Officers and Directors

        The Merger Agreement provides that for a period of three years from the Effective Time, the Surviving Corporation in the Merger will maintain in its Bylaws the provisions with respect to indemnification set forth in MEEMIC Holdings' Bylaws as in effect on the date of the Merger Agreement. The Merger Agreement also provides that for a period of three years from the Effective Time, the Surviving Corporation will use its best efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by MEEMIC Holdings' directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided that if the specified insurance is unavailable at the current premiums, the Surviving Corporation will obtain as much insurance as can be obtained for a premium not in excess of 150% of the current premium paid for directors' and officers' liability insurance.

Certain Effects of the Tender Offer and Merger

        As a result of the Tender Offer and Merger, if both are completed, the entire equity interest of MEEMIC Holdings in the Merger will be owned directly by ProNational and indirectly by ProAssurance. Therefore, following the Merger, the Independent Shareholders will no longer benefit from any increases in the value of MEEMIC Holdings and will no longer bear the risk of any decreases in the value of MEEMIC Holdings. In addition, following the Tender Offer and Merger, the interest of ProNational in MEEMIC Holdings' net book value and net income will increase to 100% from a current level of approximately 84%. Shares acquired by MEEMIC Holdings in the Tender Offer become authorized unissued shares pursuant to applicable law.

        As the Independent Shareholders will have no continuing interest in MEEMIC Holdings following the Merger, ProNational will benefit from any increases in the value of MEEMIC Holdings and also bear the risk of any decreases in the value of MEEMIC Holdings. ProNational's interest at 100% instead of 84% in MEEMIC Holdings' 2001 fiscal year-end book value would have increased to $161.1 million from $135.3 million, and its interest in MEEMIC Holdings' 2001 fiscal year net income would have been $12 million rather than $10.1 million.

        The Common Stock is currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application of MEEMIC Holdings to the SEC if such securities are not listed on a national securities exchange and there are fewer than 300 record holders of such securities. Termination of registration of the Common Stock under the Exchange Act would mean certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement to file periodic reports and the requirement to furnish a proxy statement in connection with shareholders meetings pursuant to Section 14(a), would no longer be applicable to MEEMIC Holdings. If registration of the shares of Common Stock under the Exchange Act is terminated, the Common Stock would no longer be eligible for Nasdaq Stock Market listing. It is the present intention of ProNational to seek to cause MEEMIC Holdings to make an application for the termination of the registration of the Common Stock under the Exchange Act as soon as MEEMIC Holdings is eligible for such termination. If the Merger is delayed or the Merger Agreement is terminated following completion of the Tender Offer, the holders of shares that were not tendered in the Tender Offer would not have access to or be furnished the information that must be provided by public companies and would likely have no market for their shares. See "—The Merger Agreement—Conditions to the Merger."

        Following the Tender Offer, the shares of Common Stock may no longer meet the requirements of the Nasdaq Stock Market for continued listing, depending on the number of shares tendered and the number of remaining shareholders. If the Common Stock no longer meets the requirements or is no longer a reporting company under the Exchange Act, the Common Stock may be delisted from the Nasdaq Stock Market. If the Merger occurs, delisting is assured.

        It is MEEMIC Holdings' position that if Independent Shareholders tender their shares in the Tender Offer or vote to approve the Merger Agreement, they will waive any rights they may have to pursue claims against any of the parties to the Merger Agreement, and their officers, directors and representatives, arising from the Tender Offer and Merger and the activities leading to those events. This waiver includes all claims that the price is not adequate to the Independent Shareholders, and all claims that any of the parties to the Merger Agreement or their officers, directors and representatives breached fiduciary duties owed to the Independent Shareholders by proceeding with the Tender Offer and the Merger. For a more detailed description of now-dismissed litigation challenging the Tender Offer and Merger, see "—Shareholder Litigation". No court has considered or ruled on the validity of MEEMIC Holdings' position and there can be no assurance that a court will agree with MEEMIC Holdings' position.

Certain Federal Income Tax Consequences

        The receipt of cash in exchange for Common Stock pursuant to the Tender Offer and Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A shareholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such shareholder's adjusted tax basis in such shareholder's Common Stock and the consideration received by such shareholder in the Tender Offer and Merger. Such gain or loss will be a capital gain or loss if a block of Common Stock is held as a capital asset and will be a long-term capital gain or loss if such block of Common Stock has been held for more than one year at the time the Tender Offer is consummated, if the shareholder tenders the block or at the effective time of the Merger, if such block was not tendered in the Tender Offer.

        The foregoing discussion may not apply to shareholders who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with MEEMIC Holdings, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

Anticipated Accounting Treatment

        The Merger will be accounted for by MEEMIC Holdings under the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", which supersedes Accounting Principles Board Opinion No. 16, "Business Combinations". Under this method of accounting, the Merger is an exchange transaction in which the consideration given is all cash to acquire shares not owned by ProNational and no gain or loss would be recognized by MEEMIC Holdings.

Appraisal Rights

        Under the MBCA, record holders of shares of Common Stock do not have appraisal rights because the consideration to be received by shareholders in the Merger is cash and the Common Stock is traded on the Nasdaq Stock Market.

Regulatory Approvals

State Insurance Regulatory Approvals

        Michigan insurance holding company laws and regulations applicable to MEEMIC Holdings generally provide that no person may acquire control of MEEMIC Holdings unless such person has provided certain required information to, and such acquisition has been approved (or not disapproved) by, the appropriate insurance regulatory authorities. Generally, transactions may be exempted from these laws and regulations if they are not made or entered into for the purpose of, and do not have the effect of, changing or influencing control of an insurance company. MEEMIC Holdings filed with the Michigan Office of Financial and Insurance Services ("OFIS") a request to exempt the Tender Offer and Merger from the insurance holding company laws and regulations of Michigan governing an acquisition of control of a domestic insurer, as ProNational will control MEEMIC Holdings both before and after the Tender Offer and Merger, and on July 25, 2002 the requested exemption was issued. MEEMIC Holdings had informed the Minnesota Department of Commerce that it believed the transaction was exempt from a state insurance filing requirement. On September 5, 2002, the Minnesota Department agreed that the transaction was exempt. See "—The Merger Agreement—Conditions to the Merger."

Hart-Scott-Rodino Antitrust Improvements Act

        The acquisition by ProNational of the voting securities of MEEMIC Holdings pursuant to the Merger Agreement is exempt from the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") pursuant to 15 U.S.C. Section 18a(c)(3) of the HSR Act, which provides that acquisitions of voting securities of an issuer at least 50% of the voting securities of which are owned by the acquiring person prior to the acquisition are exempt.

Sources of Funds; Fees and Expenses

        It is currently expected that approximately $30.8 million will be required to pay the consideration to be paid under the Merger Agreement to the holders of the Public Shares (assuming completion of the Tender Offer and Merger), approximately $2.3 million will be required to pay the Option Consideration to the holders of Company Options, and approximately $1.0 million will be required to pay the expenses of MEEMIC Holdings in connection with the Merger. It is currently expected that all of such amounts will be funded out of the general funds of MEEMIC Holdings, which were approximately $40 million at June 30, 2002. MEEMIC Holdings currently has sufficient general funds available to fund the consideration to be paid in the Tender Offer, the Merger, the Option Consideration and the related fees and expenses as specified above.

        Estimated costs and fees incurred or to be incurred by MEEMIC Holdings in connection with the Merger, assuming completion of the Merger, are as follows:

Investment banking fees and expenses	$250,000
Legal fees and expenses	$460,000
SEC filing fee	$3,074
Printing and mailing expenses	$200,000
Paying agent fees	$10,000
Miscellaneous Total	$76,926

Total	$1,000,000

        For information regarding Raymond James' engagement by the Exploratory Committee, see "—Opinion of Financial Advisor to the Exploratory Committee."

        The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement, Tender Offer and the Merger will be paid by the party incurring the expense.

The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Shareholders are urged to read the Merger Agreement carefully and in its entirety.

The Tender Offer

        The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by both the shareholders and Independent Shareholders, MEEMIC Holdings will commence the Tender Offer as soon as practicable following the receipt of the approval of shareholders but in no event later than 10 business days after the public announcement of the receipt of such approval. The Tender Offer is to expire at the close of business twenty (20) business days after its commencement, unless extended by MEEMIC Holdings (the "Expiration Time").

Conditions of the Tender Offer

        Pursuant to the Merger Agreement, MEEMIC Holdings is not required to accept for payment or, subject to any applicable SEC rules, pay for any tendered shares and may terminate or amend the Tender Offer and/or delay acceptance of shares for payment if, on or prior to the Expiration Time, any of the following conditions (the "Tender Offer Conditions") shall occur and be continuing at the Expiration Time: (i) MEEMIC Holdings has not received approval of the OFIS of MEEMIC Holdings' request for exemption from the Form A filing requirement in connection with the Merger, or MEEMIC Holdings has not received or obtained all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods proposed by, any governmental entity the failure to obtain which would have a material adverse effect on ProNational and its subsidiaries or the Surviving Corporation and its subsidiaries, in each case, taken as a whole; (ii) ProAssurance shall have determined that the transactions contemplated by the Merger Agreement would result in the breach of the terms of its credit agreement with its bank lenders and ProAssurance shall not have received the required consent of ProAssurance's bank lenders or such consent shall not be in full force and effect such that the consummation of the Tender Offer would result in a default thereunder; (iii) there shall be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Tender Offer or Merger or holding that the price to be paid in the Tender Offer or Merger is inadequate, (iv) MEEMIC Holdings and the other insurance subsidiaries of ProAssurance shall be rated lower than "A-" by A.M. Best Company and Standard & Poors, or shall have received notice from A.M. Best Company or Standard & Poors of their intention to lower the rating of MEEMIC Holdings or the other insurance subsidiaries of ProAssurance below "A-" after giving effect to the Tender Offer or the Merger; (v) the representations and warranties of ProNational and Merger Sub set forth in the Merger Agreement are not true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations speak as of an earlier date) as of the Expiration Time as though made on and as of the Expiration Time, or (vi) the Merger Agreement has been terminated under certain circumstances.

The Merger

        The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by both the shareholders and Independent Shareholders and satisfaction or waiver of the other specified conditions, Merger Sub will be merged with and into MEEMIC Holdings, at which time the separate corporate existence of Merger Sub will cease and MEEMIC Holdings will continue as the Surviving Corporation. Following consummation of the Merger, MEEMIC Holdings, as the Surviving Corporation, will be a wholly owned subsidiary of ProNational. As a result of the Merger, all the property, rights, privileges, powers and franchises of MEEMIC Holdings and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of MEEMIC Holdings and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation. Subject to the provisions of the Merger Agreement, as soon as practicable on or after the closing of the Merger, a certificate of merger will be filed with the State of Michigan. The "Effective Time" of the Merger will be upon the filing of the certificate of merger or at such time thereafter as is provided in the certificate of merger.

Conversion of Securities

        At the Effective Time, (i) each share of Common Stock that is owned by ProNational will be automatically canceled, and no consideration will be delivered or deliverable in exchange therefor, (ii) each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with the immediately preceding clause (i)) will be converted into the right to receive the Merger Consideration per share in cash, without interest thereon, upon surrender of the certificates representing such shares, (iii) each Company Option shall become immediately exercisable in full and, to the extent such option has not previously been exercised, will be converted into the right to receive the Option Consideration and (iv) each share of capital stock of Merger Sub will be converted into and become an equal number of shares of fully paid and nonassessable shares of Common Stock of the Surviving Corporation.

Directors and Officers; Governing Documents

        At the Effective Time, the directors of Merger Sub will become the directors, and the officers of MEEMIC Holdings will remain the officers, of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the Articles of Incorporation and the Bylaws of MEEMIC Holdings, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Exchange Procedures

        As soon as practicable following the approval by shareholders of the Merger Agreement, MEEMIC Holdings will designate a bank or trust company to act as paying agent in the Tender Offer and the Merger for the payment of the consideration to be paid in the Tender Offer and the Merger Consideration and Option Consideration to be received by Independent Shareholders in the Merger upon surrender of certificates representing shares of Common Stock. MEEMIC Holdings will make available to the paying agent funds in amounts and at the times necessary for the payment of the consideration to be paid in the Tender Offer and the Merger Consideration and Option Consideration to be received by Independent Shareholders in the Merger pursuant to the Merger Agreement. As soon as reasonably practicable after the Effective Time, the paying agent will mail to (x) each holder of record (other than ProNational) of a certificate or certificates which immediately prior to the Effective Time represented shares of MEEMIC Holdings Common Stock (the "Certificates") and (y) each holder of Company Options at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as ProNational may specify) and (ii) instructions for use in effecting the surrender of the Certificates and Company Options in exchange for the applicable consideration. Upon surrender of a Certificate or Company Option for cancellation to the paying agent or to such other agent or agents as may be appointed by MEEMIC Holdings, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the paying agent, the holder of such

Certificate or Company Option, as the case may be, will be entitled to receive in exchange therefor the amount of cash into which the shares theretofore represented by such Certificate or Company Option, as the case may be, shall have been converted pursuant to the provisions of the Merger Agreement, and the Certificate or Company Option, as the case may be, so surrendered will forthwith be canceled. In the event of a transfer of ownership of shares that is not registered in the transfer records of MEEMIC Holdings, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered, each Certificate and Company Option will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares or Company Options have been converted pursuant to the provisions of the Merger Agreement. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate or Company Option. The right of any shareholder to receive the consideration in the Tender Offer and Merger will be subject to, and reduced by, the amount of any required tax withholding obligation.

Cancellation and Retirement of Common Stock

        All cash paid upon the surrender of Certificates and Company Options in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Options and the shares of Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of MEEMIC Holdings will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.

        At any time following six months after the Effective Time, the Surviving Corporation will be entitled to require the paying agent to deliver to it any funds (including any interest and other income received with respect thereto) which has been made available to the paying agent and which have not been disbursed to holders of Certificates or Company Options, as the case may be, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the consideration payable upon due tender or surrender of their Certificates or Company Options.

Representations and Warranties

        The Merger Agreement contains certain representations and warranties of MEEMIC Holdings, including representations and warranties regarding due organization, capitalization, the authority to enter into the Merger Agreement, the absence of conflict between the transactions contemplated by the Merger Agreement with other agreements and documents, the receipt of required consents and approvals, the adequacy of MEEMIC Holdings' filings with the SEC, the receipt of an opinion of Raymond James as to the fairness, from a financial point of view, of the consideration to be received by the Independent Shareholders in the Offer and the Merger and the vote required to approve the Merger Agreement.

        The Merger Agreement also includes certain representations and warranties by ProNational and Merger Sub, including representations and warranties regarding their due organization, the authority to enter into the Merger Agreement, the absence of conflict between the transactions contemplated by the Merger Agreement with other agreements and documents, the receipt of required consents and approvals, the conduct of business by Merger Sub, and the accuracy and truthfulness of information provided for inclusion in this Proxy Statement and the Tender Offer documents and ownership of Common Stock by ProNational, ProAssurance and their affiliates and associates.

Conduct of the Business Pending the Merger

        During the period from the date of the Merger Agreement until the Effective Time, MEEMIC Holdings has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and to use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business will not be impaired in any material respect at the Effective Time. In addition, MEEMIC Holdings will not, nor will it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (i) the issuance of shares of MEEMIC Holdings Common Stock upon the exercise of Company Options outstanding on the date hereof and (ii) the issuance by a wholly owned subsidiary of its capital stock to its parent.

Fiduciary Out

        The Merger Agreement provides that the Board will recommend approval of the Merger Agreement and that, in general, neither the Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ProNational, the approval or recommendation by such Board of the Merger Agreement, (ii) approve or recommend, or propose to approve or recommend, any "takeover proposal" (as defined in the Merger Agreement) or (iii) cause MEEMIC Holdings to enter into any agreement with respect to any takeover proposal. However, in the event that prior to the Effective Time the Board or a committee of the Board determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with their fiduciary duties to the shareholders, the Merger Agreement permits the Board and such committee to withdraw or modify their approval or recommendation of the Merger Agreement, approve or recommend a takeover proposal or cause MEEMIC Holdings to enter into an agreement with respect to a takeover proposal. In evaluating any unsolicited takeover proposal, the Board may consider any statement or indication from, or on behalf of, ProNational that it will not agree to support or approve such takeover proposal, provided that such fact shall not prevent the Board from taking any action permitted under the Merger Agreement.

        MEEMIC Holdings and ProNational also agreed in the Merger Agreement to immediately advise each other orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, and to describe the material terms and conditions of such request, takeover proposal or inquiry and the identity of the person making such request, takeover proposal or inquiry. MEEMIC Holdings and ProNational also agreed to keep each other fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

        The Merger Agreement provides that MEEMIC Holdings is not prohibited from taking and disclosing to the shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the shareholders if, in the opinion of the Board, after consultation with counsel, failure so to disclose would be inconsistent with its fiduciary duties to the shareholders; provided, however, that neither MEEMIC Holdings nor the Board nor any committee thereof may, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

No Sale of MEEMIC Holdings For One Year Following Effective Time

        ProNational has also agreed that neither it nor ProAssurance have any present intention of selling or otherwise disposing of MEEMIC Holdings Common Stock owned by ProNational or selling or otherwise disposing of all or substantially all of MEEMIC Holdings' assets. ProNational has also agreed, for itself and ProAssurance, that if, prior to the one-year anniversary of the Expiration Time of the Tender Offer, either of them, directly or indirectly, sells or otherwise disposes, or agrees to sell or otherwise dispose, of the shares of the capital stock of the Surviving Corporation or any of the Surviving Corporation's Subsidiaries beneficially owned by them following the Tender Offer or Merger, or all or substantially all of the assets of the Surviving Corporation and its Subsidiaries, other than to ProAssurance or a subsidiary of ProAssurance, for consideration valued (in the reasonable discretion of ProNational's board of directors) at more than the sum of (i) $29.00 multiplied by the number of shares outstanding immediately prior to the Expiration Time, plus (ii) the aggregate Option Consideration paid or to be paid based on the number of shares subject to Company Options outstanding immediately after the Expiration Time then, ProNational will pay, to the paying agent, or a substitute agent mutually satisfactory to ProNational and MEEMIC Holdings, for distribution on a pro rata basis to the shareholders whose shares were acquired by MEEMIC Holdings in the Tender Offer and, if the Effective Time has occurred, (x) the shareholders of record of MEEMIC Holdings Common Stock other than ProNational and ProAssurance (and its Subsidiaries) at the Effective Time and (y) the holders of Company Options at the Effective Time, an amount determined as described in (A) and (B) below. (A) If the Effective Time has not occurred, the amount payable shall be equal to (1) the amount by which the value of the consideration received by ProNational and its affiliates in such sale or disposition (as determined by ProNational's board of directors in its reasonable discretion) exceeds the sum of clauses (i) and (ii) above, multiplied by (2) the ratio of (a) the number of shares acquired by MEEMIC Holdings pursuant to the Tender Offer divided by (b) the sum of the number of shares acquired by MEEMIC Holdings pursuant to the Tender Offer plus the number of shares outstanding immediately prior to the completion of such sale or disposition plus the number of shares subject to Company Options immediately prior to the completion of such sale or disposition. (B) If the Effective Time has occurred, the amount payable shall be equal to (1) the amount by which the value of the consideration received by ProNational and its affiliates in such sale or disposition (as determined by ProNational's board of directors in its reasonable discretion) exceeds the sum of clauses (i) and (ii) above, multiplied by (2) the ratio of (a) the sum of the number of shares acquired by MEEMIC Holdings pursuant to the Tender Offer plus the number of shares outstanding, other than those beneficially owned by ProNational or ProAssurance, at the Effective Time plus the number of shares subject to Company Options at the Effective Time, divided by (b) the sum of the number of shares acquired by MEEMIC Holdings pursuant to the Tender Offer plus the number of shares outstanding at the Effective Time plus the number of shares subject to Company Options at the Effective Time. The shareholders and Company Option holders who are entitled to such payment pursuant to the foregoing provisions are third party beneficiaries of this covenant.

Indemnification and Insurance

        The Merger Agreement provides that for a period of three years from the Effective Time, the Surviving Corporation will maintain in its Bylaws the provisions with respect to indemnification set forth in MEEMIC Holdings' Bylaws as in effect on the date of the Merger Agreement. The Merger Agreement also provides that for a period of three years from the Effective Time, the Surviving Corporation will use its commercially reasonable efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by MEEMIC Holdings' directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided that if the specified insurance is unavailable at the current premiums, the Surviving Corporation will obtain as much insurance as can be obtained for a premium not in excess of 150% of the current premium paid for directors' and officers' liability insurance.

Other Agreements

        In the Merger Agreement, MEEMIC Holdings, ProNational and Merger Sub have agreed to use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including cooperating fully with the other party, including by providing information and making all necessary filings under state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either MEEMIC Holdings or Merger Sub, the proper officers and directors of MEEMIC Holdings, ProNational and Merger Sub will take all such necessary action.

        ProNational and MEEMIC Holdings have agreed to cooperate in the preparation, execution and filing of any returns, questionnaires, applications or other documents related to any state tax on gains derived from certain real property transfers and any other similar taxes that become payable by MEEMIC Holdings or the Surviving Corporation on transfers of MEEMIC Holdings' tangible assets, ProNational or Surviving Corporation having agreed to pay, without deduction or withholding from any amount payable to the shareholders, any such taxes.

Conditions to the Merger

        Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective Time: (i) approval and adoption of the Merger Agreement by the holders of a majority of MEEMIC Holdings' outstanding shares of Common Stock as required by the MBCA; (ii) approval and adoption of the Merger Agreement by the majority of MEEMIC Holdings' outstanding shares of Common Stock held by Independent Shareholders as required by MEEMIC Holdings' articles of incorporation, (iii) approval of the OFIS of MEEMIC Holdings' request for exemption from the Form A filing requirement in connection with the Merger, (iv) receipt of any required consent of ProAssurance's bank lenders and such consent shall be in full force and effect, and all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods proposed by, any governmental entity the failure to obtain which would have a material adverse effect on ProNational and its subsidiaries or the Surviving Corporation and its subsidiaries, in each case, taken as a whole, having been filed, occurred or been obtained; (v) the absence of any pending or threatened action or proceeding by or before any court or other governmental entity seeking to restrain, prohibit, invalidate or collect damages arising out of the Merger or other transactions under the Merger Agreement, and the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or holding that the Merger Consideration is inadequate, and (vi) MEEMIC Holdings and the other insurance subsidiaries of ProAssurance shall not be rated lower than "A-" by A.M. Best Company and Standard & Poors, or shall have received notice from A.M. Best Company or Standard & Poors of their intention to lower the rating of MEEMIC Holdings or the other insurance subsidiaries of ProAssurance below "A-" after giving effect to the Tender Offer or the Merger.

        The obligations of each of the parties to effect the Merger are subject to the representations and warranties of the other party set forth in the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing of the Merger, and the other party having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger.

Termination

        The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by the shareholders, by mutual consent of ProNational and MEEMIC Holdings, or by either party if: (i) there has been a material breach on the part of the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach has not been cured within two business days following receipt by the breaching party of notice of such breach; (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; (iii) the Board withdraws or modifies its approval or recommendation of the Merger Agreement, approves or recommends a takeover proposal or causes MEEMIC Holdings to enter into an agreement with respect to a takeover proposal, all in accordance with the provisions of the Merger Agreement; (iv) the Tender Offer or the Merger have not been consummated on or before February 28, 2003; (v) the Merger Agreement is not approved and adopted by the shareholders and the Independent Shareholders at the Annual Meeting; or (vi) if any of the conditions to such party's obligation to consummate the Merger shall have become impossible to satisfy if, but only if, such party has used its commercially reasonable efforts and acted in good faith in attempting to satisfy all such conditions and if such party is not then in breach or default in any material respect of the Merger Agreement.

        In the event of a termination of this Agreement by either MEEMIC Holdings or ProNational prior to the purchase of the shares of Common Stock tendered in the Tender Offer, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of ProNational, Merger Sub or MEEMIC Holdings or their respective officers or directors, except with respect to any breach of any provision of this Agreement prior to such termination. In the event of a termination of the Merger Agreement after the purchase of the shares of Common Stock tendered in the Tender Offer but before the Effective Time of the Merger, such purchase shall not be rescinded or otherwise affected, the Merger Agreement shall become void and there shall be no liability or obligation on the part of ProNational, Merger Sub or MEEMIC Holdings or their respective officers or directors, except with respect to any breach of any provision of this Agreement prior to such termination.

Expenses

        The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Amendment; Waiver

        The Merger Agreement provides that it may be amended by written instrument signed on behalf of each of MEEMIC Holdings, ProNational and Merger Sub pursuant to action taken or authorized by their respective boards of directors at any time before or after shareholder approval of the Merger Agreement, but after any such approval, no amendment will be made which by law requires further approval by the shareholders without obtaining such further approval in accordance with the Merger Agreement. The Merger Agreement further provides that, at any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the conditions or agreements contained in the Merger Agreement.

Selected Financial Data

        The following selected financial data are derived from our consolidated financial statements, except for selected statutory data (which are presented in accordance with statutory accounting practices). Information for periods prior to the formation of MEEMIC Holdings in 1998 relates to MEEMIC and its subsidiary. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated in this proxy statement by reference from MEEMIC Holdings' annual report on Form 10-K as of December 31, 2001. See also Note 1 of MEEMIC Holdings' consolidated financial statements. Statutory financial statistics are presented to provide information that can be readily compared to statistics of other companies in the property and casualty insurance industry to evaluate the Company's performance. These statistics should be evaluated along with the generally accepted accounting principles, or GAAP, information presented herein. See Note 15 of the consolidated financial statements for a discussion of the principal differences between GAAP and statutory accounting practices, and for a reconciliation of consolidated net income and equity, as reported in conformity with GAAP, with statutory net income and statutory surplus, as determined in accordance with statutory accounting practices, prescribed or permitted by the OFIS. The selected financial information for, and as of the end of, the six months ended June 30, 2002 and 2001 is derived from, and should be read in conjunction with, MEEMIC Holdings' unaudited financial statements from MEEMIC Holdings' quarterly report on Form 10-Q as of June 30, 2002. Operating results for the six months ended June 30, 2002 are not necessarily indicative of results for the full year. The financial information that follows is qualified by reference to the financial statements and related notes incorporated by reference herein.

	For the Six Months Ended June 30,		Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(unaudited)
	(Dollars in thousands, except share data)
Revenue Data:
Direct premiums written	$83,847	$69,026	$142,312	$130,290	$122,364	$113,258	$106,349
Net premiums written	77,783	66,318	137,743	121,136	95,596	66,190	75,000
Net premiums earned	70,919	63,822	133,252	118,528	93,034	64,040	67,830
Net investment income	5,651	5,568	11,182	10,768	8,285	6,958	6,677
Net realized investment (losses) gains	629	(1,562)	(1,540)	(65)	(20)	31	32
Other income	910	870	1,713	1,713	1,877	2,111	841

Total revenues	78,109	68,698	144,607	130,944	103,176	73,140	75,380

Losses and Expenses:
Losses and loss adjustment expenses	48,589	45,400	93,702	77,227	62,858	43,452	47,302
Policy acquisition and other underwriting expenses	16,014	16,428	31,679	28,127	19,132	12,658	16,690
Interest expense	—	—	—	—	906	1,827	1,342
Amortization expense	62	1,462	2,924	2,924	2,924	2,941	714
Conversion costs	—	—	—	—	—	783	—
Other expenses	139	47	103	174	15	31	31

Total expenses	64,804	63,337	128,408	108,452	85,835	61,692	66,079
Income from operations before federal income taxes	13,305	5,361	16,199	22,492	17,341	11,448	9,301
Federal income taxes	4,044	1,342	4,180	6,773	5,531	3,296	2,672

Income before extraordinary item	9,261	4,019	12,019	15,719	11,810	8,152	6,629
Extraordinary item	—	—			1,525	214

Net income	$9,261	$4,019	$12,019	$15,719	$13,335	$8,366	$6,629

Earnings per common share—basic(1)
Income before extraordinary item per common share—basic	$1.39	$0.60	$1.80	$2.38	$1.33
Income per share attributable to extraordinary item—basic	—	—	—	—	0.21

Net income per common share—basic	$1.39	$0.60	$1.80	$2.38	$1.54

Earnings per common share—diluted(1)
Income before extraordinary item per common share—diluted	$1.37	$0.59	$1.78	$2.34	$1.31
Income per share attributable to extraordinary item—diluted	—	—	—	—	0.21

Net income per common share—diluted	$1.37	$0.59	$1.78	$2.34	$1.52

Balance Sheet Data, end of period:
Total investments	$195,843	$184,231	$192,719	$177,025	$159,653	$124,903	$111,543
Total assets	362,121	318,121	341,683	309,474	274,649	239,330	214,858
Net losses and loss adjustment expense reserves	125,973	107,910	124,361	107,256	96,009	92,298	84,921
Total liabilities	190,571	166,412	180,565	162,867	147,464	187,106	171,576
Total shareholders' equity	171,550	151,709	161,118	146,607	127,185	52,224	43,282
Book value per common share	$25.67	$22.72	$24.14	$22.03	$19.27	N/A	N/A
GAAP Ratios:
Net loss and loss adjustment expenses ratio(2)	68.5%	71.2%	70.3%	65.2%	67.6%	67.8%	69.7%
Policy acquisition and other underwriting expenses ratio(3)	22.6%	25.7%	23.8%	23.7%	20.5%	19.8%	24.6%
Combined ratio(4)	91.1%	96.9%	94.1%	88.9%	88.1%	87.6%	94.3%
Statutory Data:
Combined ratio(5)	92.9%	98.6%	95.8%	90.5%	93.3%	92.1%	92.9%
Industry combined ratio(6)	—	—	—	111.3%	106.1%	105.6%	100.6%
Statutory surplus	$86,925	$86,264	$80,093	$79,304	$74,611	$40,373	$34,513
Ratio of net written premiums to statutory surplus	1.79	1.54	1.72	1.53	1.28	1.64	2.17

(1)
The weighted average shares outstanding for the six months ended June 30, 2002 and 2001 were 6,677,802 and 6,654,725, respectively. The weighted average shares outstanding at December 31, 2001, 2000 and 1999 were 6,665,617, 6,603,796 and 6,599,500 basic common shares, respectively, and 6,768,075, 6,723,521 and 6,702,189 common shares, respectively, assuming dilution. Earnings per share for 1999 are computed for the period July 1, 1999 (date of conversion) through December 31, 1999. There were no cash dividends declared during the periods presented.

(2)
Calculated by dividing net losses and loss expenses by net premiums earned.

(3)
Calculated by dividing other underwriting expenses by net premiums earned.

(4)
The sum of the GAAP net loss and loss adjustment expenses ratio and the total underwriting expenses ratio.

(5)
The sum of the statutory net loss and loss adjustment expenses ratio and the total underwriting expenses ratio.

(6)
As reported by A.M. Best Company, an independent insurance rating organization, Best's Aggregate & Averages—Property—Casualty 2001 Edition (Priv. Pass. Automobile and Homeowners Quantitative Analysis Report). Data unavailable for the year ended December 31, 2001.

Pro Forma Data

        The following pro forma consolidated balance sheet as of June 30, 2002, gives effect to the Tender Offer and Merger as if they had occurred as of June 30, 2002 and assumes that ProNational will own 100% of the outstanding common stock of MEEMIC Holdings, and MEEMIC Holdings' current public shareholders will no longer have any interest in MEEMIC Holdings. The following pro forma consolidated statements of income for the year ended December 31, 2001 and for the six months ended June 30, 2002 present consolidated statements of income for MEEMIC Holdings as if the Tender Offer and Merger had occurred as of January 1, 2001.

        The unaudited pro forma information does not necessarily represent what the financial position or results of operations would have been had the Tender Offer and Merger occurred on the date indicated, or project the financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and assumptions that we believe are reasonable. The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes and the other financial information pertaining to MEEMIC Holdings included elsewhere in this document.

        The pro forma adjustments and pro forma consolidated amounts are provided for informational purposes only. The financial statements of MEEMIC Holdings will reflect the effects of the Tender Offer and Merger only from the date they actually occur. The Merger has been accounted for by MEEMIC Holdings under the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", which supersedes Accounting Principles Board Opinion No. 16, "Business Combinations". Under this method of accounting, the Merger is an exchange transaction in which the consideration given is all cash to acquire shares not owned by ProNational and no gain or loss would be recognized by MEEMIC Holdings.

MEEMIC Holdings, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2002

	Historical MEEMIC Holdings	Pro Forma Adjustments for Tender Offer and Merger		Pro Forma Company Adjusted for Tender Offer and Merger
	(In thousands, except for share data)
ASSETS
Investments:
Fixed maturities available for sale, at fair value	$186,028			$186,028
Equity securities available for sale, at fair value	4,530			4,530
Short-term investments, at cost, which approximates fair value	2,985			2,985
Real estate, at cost	2,300			2,300

Total investments	195,843			195,843
Cash and cash equivalents	43,780	(32,132	)(a)	9,368
		(2,280	)(c)
Premiums due from policyholders	10,139			10,139
Amounts recoverable from reinsurers	64,848			64,848
Amounts recoverable from reinsurers, related party	3,985			3,985
Accrued investment income	2,591			2,591
Deferred federal income taxes	2,683	(318	)(b)	2,365
Property and equipment, at cost, net of accumulated depreciation	2,418			2,418
Deferred policy acquisition	3,939			3,939
Intangible assets, net of amortization	30,434			30,434
Other assets	1,461			1,461

Total assets	$362,121	($34,730)		$327,391

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss and loss adjustment expense reserves	$125,973			$125,973
Unearned premiums	48,192			48,192
Accrued expenses and other liabilities	11,175			11,175
Accrued expenses and other liabilities, related party	136			136
Premiums ceded payable	2,301			2,301
Federal income taxes payable	2,794	(923	)(b)	1,073
		(798	)(c)

Total liabilities	$190,571	(1,721)		188,850

Shareholders' equity:
Common stock, no par value—10,000,000 shares authorized; 5,610,045 shares issued and outstanding after merger	66,135	(11,735	)(a)	54,400
Additional paid-in capital	0	(20,397	)(a)	0
		605	(b)
		(1,482	)(c)
		21,274	(d)
Retained earnings	100,685	(21,274	)(d)	79,411
Accumulated comprehensive income: Net unrealized appreciation on investments, net of deferred federal income taxes of $2,547	4,730			4,730

Total shareholders' equity	171,550	(33,009)		138,541

Total liabilities and shareholders' equity	$362,121	($34,730)		$327,391

The accompanying notes are an integral part of the unaudited pro forma financial statements.

MEEMIC Holdings, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the six months ended June 30, 2002

	Historical MEEMIC Holdings	Pro Forma Adjustments for Tender Offer and Merger		Pro Forma Company Adjusted for Tender Offer and Merger
	(In thousands, except for share data)
Revenues and other income:
Net premiums earned	$70,919			$70,919
Net investment income	5,651	(470	)(a)	5,181
Net realized investment gains on fixed maturities	629			629
Other income	910			910

Total revenues and other income	78,109	$(470)		77,639

Expenses:
Loss and loss adjustment expenses incurred, net	48,589			48,589
Policy acquisition and other underwriting expenses	16,014			16,014
Amortization expense	62			62
Other expenses	139			139

Total expenses	64,804	0		64,804

Income from operations before federal income taxes	13,305	(470)		12,835
Federal income taxes	4,044	(164	)(b)	3,880

Net income	$9,261	$(306)		$8,955

Earnings per common share—basic
Net income per common share—basic	$1.39			$1.60

Earnings per common share—assuming dilution
Net income per common share—assuming dilution	$1.37			$1.60

Weighted average shares outstanding—basic	6,677,802			5,610,045

Weighted average shares outstanding—assuming dilution	6,758,325			5,610,045

The accompanying notes are an integral part of the unaudited pro forma financial statements

MEEMIC Holdings, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2001

	Historical MEEMIC Holdings	Pro Forma Adjustments for Tender Offer and Merger		Pro Forma Company Adjusted for Tender Offer and Merger
	(In thousands, except for share data)
Revenues and other income:
Net premiums earned	$133,252			$133,252
Net investment income	11,182	(940	)(a)	10,242
Net realized investment losses on fixed maturities	(1,540)			(1,540)
Other income	1,713			1,713

Total revenues and other income	144,607	$(940)		143,667

Expenses:
Loss and loss adjustment expenses incurred, net	93,702			93,702
Policy acquisition and other underwriting expenses	31,679			31,679
Amortization expense	2,924			2,924
Other expenses	103			103

Total expenses	128,408	0		128,408

Income from operations before federal income taxes	16,199	(940)		15,259
Federal income taxes	4,180	(329	)(b)	3,851

Net income	$12,019	$(611)		$11,408

Earnings per common share—basic
Net income per common share—basic	$1.80			$2.03

Earnings per common share—assuming dilution
Net income per common share—assuming dilution	$1.78			$2.03

Weighted average shares outstanding—basic	6,665,617			5,610,045

Weighted average shares outstanding—assuming dilution	6,768,075			5,610,045

The accompanying notes are an integral part of the unaudited pro forma financial statements

MEEMIC Holdings, Inc.

Notes to Unaudited Pro Forma Financial Statements

1.    Balance sheet:

        The accompanying unaudited pro forma balance sheet as of June 30, 2002 has been prepared as if the following transactions had been consummated as of June 30, 2002:

  (a)
  Purchase of 1,073,518 shares of Common Stock in the Tender Offer and Merger at $29.00 per share:

Purchase of Common Stock outstanding not owned by ProNational	($31,132,022)
Estimated Offering and Conversion expenses	(1,000,000)

Net proceeds	($32,132,022)

  (b)
  Reflect the tax benefits at the statutory rate of 35 percent from 90,950 shares in incentive plan trust purchased in item (a) above that is distributable income to recipients.

Deferred tax benefit from incentive plan	$318,325
Tax benefit from difference between $29.00 and price per share at granting of awards	604,817

Federal income taxes recoverable	$923,142

  (c)
  Purchase of options held by employees and directors of MEEMIC Holdings at the difference between $29.00 and the exercise price per share:

Purchase of 120,000 options at $29.00 less $10.00 exercise price per share	$(2,280,000)
Tax benefit from options purchased	798,000

($1,482,000)

  (d)
  Eliminate negative paid-in capital from purchase of stock and reflect as reduction of retained earnings upon completion of merger.

2.    Statements of operations:

        The accompanying unaudited pro forma statements of operations for the six months ended June 30, 2002 and for the year ended December 31, 2001 present results as if the transactions described in Note 1 of the Notes to Unaudited Pro Forma Financial Statements had been consummated on January 1, 2001.

  (a)
  Reflect the elimination of investment income earned on funds used to purchase shares in the merger. For the six months ended June 30, 2002 the adjustment reflects the elimination of actual investment income from MEEMIC Holdings only for that period, and for the year ended December 31, 2001 the adjustment reflects the elimination of annualized actual first six months 2002 investment income from MEEMIC Holdings only.

  (b)
  Decrease income taxes to reflect the impact of item (a) above at the statutory rate of 35 percent.

Directors and Executive Officers of MEEMIC Holdings, ProAssurance, ProNational and Merger Sub

        As set forth in Appendix C, certain directors and executive officers of MEEMIC Holdings are also directors or executive officers of ProAssurance, ProNational or Merger Sub. With the exception of the ownership of shares of Common Stock by certain of such persons set forth in "Security Ownership of

Management and Certain Beneficial Owners", no director or executive officer of MEEMIC Holdings, ProAssurance, ProNational or Merger Sub owns any shares of Common Stock.

Market Price of MEEMIC Holdings Common Stock and Dividend Information

        MEEMIC Holdings Common Stock is listed on the Nasdaq Stock Market under the symbol "MEMH." MEEMIC Holdings announced the proposal to acquire all the Public Shares on March 18, 2002. On March 15, 2002, the last trading day before the public announcement, the reported closing price per share of the Common Stock was $26.00. Shareholders are urged to obtain a current price quotation for the common stock.

        As of September 30, 2002 there were approximately 1,200 record holders of shares of the Common Stock based on the records of the Company's transfer agent.

        MEEMIC Holdings has not declared or paid any cash dividends on its Common Stock. MEEMIC Holdings may pay cash dividends on the Common Stock at times determined by the Board and when legally allowed. Payment of dividends by MEEMIC Holdings may be contingent on the receipt of dividends from its subsidiaries. The payment of dividends by MEEMIC is subject to limitations imposed by the Michigan Insurance Code. MEEMIC Holdings does not intend to pay any cash dividends in the foreseeable future.

        The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share of the Common Stock, as quoted on the Nasdaq Stock Market.

	High	Low
2002
Fourth Quarter (through October 14, 2002)	$28.82	$28.67
Third Quarter	$29.00	$27.35
Second Quarter	$28.94	$26.77
First Quarter	$28.85	$20.70
2001
Fourth Quarter	$25.00	$21.72
Third Quarter	$26.79	$20.70
Second Quarter	$31.99	$19.30
First Quarter	$26.25	$21.56
2000
Fourth Quarter	$25.00	$20.25
Third Quarter	$24.63	$17.00
Second Quarter	$18.75	$14.88
First Quarter	$16.00	$13.13

Certain Transactions in the Common Stock

        The following table sets forth, the amount of shares of MEEMIC Holdings Common Stock purchased, the range of prices paid and the average purchase price paid during each quarter during the last two calendar years by ProNational. There were no purchases by Dr. Crowe, Merger Sub, Professionals Group or ProAssurance of the Common Stock during the last two calendar years.

Quarter	Number of Shares Purchased	Range of Prices Paid	Average Purchase Price During the Quarter
Fourth Quarter 2002	—	—	—
Third Quarter 2002	—	—	—
Second Quarter 2002	—	—	—
First Quarter 2002	—	—	—
Fourth Quarter 2001	—	—	—
Third Quarter 2001	3,932	$20.98 - $21.49	$21.18
Second Quarter 2001	—	—	—
First Quarter 2001	—	—	—
Fourth Quarter 2000	152,804	$21.15 - $21.63	$21.60
Third Quarter 2000	348,968	$18.25 - $21.63	$19.95
Second Quarter 2000	5,744	$16.38 - $18.56	$17.26
First Quarter 2000	2,500	$15.33 - $15.70	$15.59

        MEEMIC Holdings has not purchased any shares of its Common Stock during the last two calendar years, but has acquired shares of its Common Stock during that time at the election of certain employees and directors in connection with their cashless exercise of stock options and their receipt of previously deferred stock compensation. The following table sets forth the amount of shares of MEEMIC Holdings Common Stock so acquired by MEEMIC Holdings, the range of prices paid, the average purchase price paid and the gross number of shares sold pursuant to option exercises during each quarter during the last two calendar years. MEEMIC Holdings has sold a total of 144,000 shares upon exercise of stock options during such period, all at a price of $10.00 per share.

Quarter	Number of Shares Acquired	Range of Prices Paid	Average Purchase Price During the Quarter	Gross Number of Shares Sold Pursuant to Option Exercises
Fourth Quarter 2002	—	—	—	—
Third Quarter 2002	11,220	$26.77	$26.77	—
Second Quarter 2002	10,772	$28.90	$28.90	20,000
First Quarter 2002	—	—	—	—
Fourth Quarter 2001	—	—	—	—
Third Quarter 2001	4,410	$23.75	$23.75	—
Second Quarter 2001	44,755	$23.25 - $23.75	$23.69	68,000
First Quarter 2001	—	—	—	—
Fourth Quarter 2000	—	—	—	56,000
Third Quarter 2000	—	—	—	—
Second Quarter 2000	—	—	—	—
First Quarter 2000	—	—	—	—

        There were no transactions in the Common Stock of MEEMIC Holdings that were effected during the past 60 days by (i) MEEMIC Holdings, ProNational, Merger Sub, Professionals Group or ProAssurance, (ii) any director or executive officer of MEEMIC Holdings (including Dr. Crowe), (iii) any person controlling MEEMIC Holdings or (iv) any director or executive officer of the person ultimately in control of MEEMIC Holdings, ProNational and Merger Sub other than the tender of 3,740 shares at $26.77 per share by each of Messrs. Adamo, Kalinowski and Sabados to MEEMIC Holdings on September 4, 2002 in connection with the tax withholding obligations associated with their receipt of certain deferred stock compensation.

Shareholder Litigation

        On March 18, 2002, a lawsuit was filed against MEEMIC Holdings, its directors and ProAssurance, in the Sixth Circuit Court in Oakland County, Michigan by a purported shareholder of MEEMIC Holdings seeking to enjoin the transaction described above. The suit is captioned David Osher v Adamo, et al., 02-039218-CP. The suit, which purported to be a class action on behalf of the Independent Shareholders, alleged, among other things that the transaction has been timed to freeze out the Independent Shareholders, that the proposed transaction is unfair and that ProAssurance and the directors have violated their fiduciary duties. The lawsuit also sought monetary damages in an undetermined amount and recovery of plaintiffs' costs and attorneys' fees. On September 10, 2002, the plaintiff agreed to dismiss the lawsuit and the court approved the dismissal with prejudice on September 11, 2002. No payments of any kind were made by MEEMIC Holdings, ProAssurance or the directors to plaintiff or his counsel to obtain the dismissal of the case. The description of the lawsuit is qualified in its entirety by reference to the allegations in the complaint, which MEEMIC Holdings has attached as an exhibit to the Schedule 13E-3. In addition, the full text of the report dated June 6, 2002 issued by plaintiff's consultant, Value Incorporated, is attached as an exhibit to the Schedule 13E-3. See "Additional Information".

        It is MEEMIC Holdings' position that if the Independent Shareholders tender their shares in the Tender Offer or vote to approve the Merger Agreement, they will waive any rights they may have to pursue claims against any of the parties to the Merger Agreement, and their officers, directors, and representatives, arising from the Tender Offer and Merger, and the activities leading to those events. This waiver includes all claims that the price is not adequate to the Independent Shareholders, and all claims that any of the parties to the Merger Agreement or their officers, directors and representatives breached fiduciary duties owed to you by proceeding with the Tender Offer and the Merger. No court has considered or ruled on the validity of MEEMIC Holdings' position and there can be no assurance that a court will agree with MEEMIC Holdings' position.

ELECTION OF DIRECTORS

        Our articles of incorporation currently provide that your Board of Directors will consist of not less than six directors and not more than ten directors, with the actual number of directors being determined from time to time by your Board of Directors. Currently, the number of directors is seven.

        The entire Board of Directors is elected at each annual meeting of shareholders. The Board of Directors has nominated Victor T. Adamo, A. Derrill Crowe, Howard H. Friedman, Thomas E. Hoeg, Lynn M. Kalinowski, Ann F. Putallaz and James O. Wood for election as directors. The individuals who are elected as directors at this meeting will hold office for a one-year term expiring at the 2003 annual meeting of shareholders and upon the election and qualification of their respective successors or upon their earlier resignation or removal.

        The proxies solicited on behalf of your Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted FOR the election of Victor T. Adamo, A. Derrill Crowe, Howard H. Friedman, Thomas E. Hoeg, Lynn M. Kalinowski, Ann F. Putallaz and James O. Wood to your Board of Directors. Directors will be elected by a plurality of the votes cast at the meeting on the election of directors.

        If any director nominee is unable to serve, your Board of Directors may reduce its size or designate a substitute. If a substitute is designated, then proxies will be cast FOR the election of the substituted nominee. At this time, your Board of Directors knows of no reason why any of the original director nominees might be unable to serve, if elected.

Nominees

        Set forth below is information regarding the name, age and business experience of the nominees to serve on your Board of Directors.

        Victor T. Adamo, Esq., CPCU, 54, has been Chief Executive Officer of MEEMIC Holdings since September 2001 and was Chairman of MEEMIC Holdings' board of directors from October 1998 to September 2001. Mr. Adamo has been the Vice-Chairman, President and Chief Operating Officer of ProAssurance Corporation since its formation on June 27, 2001. Mr. Adamo has also been the Chief Executive Officer, President, and a director of Professionals Group, Inc. since 1996, and has held various positions at ProNational Insurance Company, including Chief Executive Officer, since 1985. Mr. Adamo was in private legal practice from 1975 to 1985. Mr. Adamo has been a director of MEEMIC Holdings since 1998.

        A. Derrill Crowe, M.D., 65, has been a director and Chairman of MEEMIC Holdings since September 2001. He also has served as Chairman and Chief Executive Officer of ProAssurance Corporation since its formation on June 27, 2001. Dr. Crowe has served as a director and Chairman, President and Chief Executive Officer of Medical Assurance, Inc. since its organization in 1995 and as President and Chief Executive Officer and a director of The Medical Assurance Company, Inc. (formerly Mutual Assurance, Inc.) since its organization in 1976.

        Howard H. Friedman, 43, was appointed as Senior Vice-President, Chief Financial Officer, and Corporate Secretary of ProAssurance during 2001. He has been associated with The Medical Assurance Company since November 1996. Earlier responsibilities included managing that company's actuarial, information systems and compliance functions, merger and acquisition analysis, and strategic planning. He became a director of MEEMIC Holdings in September 2002.

        Thomas E. Hoeg, Esq, 48, is the Executive Vice President and Chief Operating Officer of Amerisure Companies and has served in that capacity since 1997. Mr. Hoeg has held various positions including Senior Vice President, Vice President of Customer Service and Vice President—General Counsel of Amerisure Companies since 1982. Prior to joining Amerisure, he was engaged in the practice of law and served as President of the Michigan Insurance Federation. Mr. Hoeg has been a director of MEEMIC Holdings since 1998.

        Lynn M. Kalinowski, 50, has been President of MEEMIC Holdings and its insurance operating subsidiary, MEEMIC Insurance Company, since September 2001. Mr. Kalinowski previously served as President of MEEMIC from January 1993 to May 1997 and as Executive Vice President from May 1997 to September 2001. Prior to joining MEEMIC in 1993, Mr. Kalinowski was the President of Southern Michigan Mutual Insurance Company and previously served as Director of Financial Analysis for the Michigan Insurance Bureau (now the State of Michigan Office of Financial and Insurance Services). Mr. Kalinowski has been a director of MEEMIC Holdings since 1998.

        Ann F. Putallaz, Ph.D., 56, has been the Vice President and Director of Marketing Information Services of Munder Capital Management, an investment advisor to The Munder Funds, an open-end investment company registered under the Investment Company Act of 1940, for the past five years. Ms. Putallaz has been a director of ProAssurance Corporation since June 2001, and was a director of Professionals Group from 1996 through June 27, 2001 where she served as Co-Vice Chair since June 1999. Ms. Putallaz has been a director of MEEMIC Holdings since 2000.

        James O. Wood, FCAS, MAAA, 60, has been an independent consulting actuary since 1997, when he retired from Tillinghast-Towers Perrin. From 1979 to 1997, Mr. Wood was a Principal and Consulting Actuary of Tillinghast Towers Perrin where he served as one of four managing principals for fifteen of his twenty-one plus years with Tillinghast. Prior to joining Tillinghast, Mr. Wood was with the Aetna Life & Casualty Company as the actuarial officer in charge of commercial line rates. Mr. Wood has been a director of MEEMIC Holdings since 1998.

Board Committees and Meetings

        Your Board of Directors, which had five meetings in 2001, has an Audit Committee and a Compensation Committee. No incumbent director attended fewer than 75% of the total meetings of the Board of Directors and the Board committees on which such director served that were held during 2001. The members of those committees during 2001 and the functions of those committees are listed below:

Name of Committee and Members	Functions of the Committee	Meetings in 2001

Audit
James O. Wood, Chairman	• confers with financial officers and	3
Victor T. Adamo	independent accountants regarding
Thomas E. Hoeg	scope of examinations
	• reviews qualifications and reports of
	independent accountants and internal
	auditors
	• reviews recommendations about internal
	controls
	• recommends selection of independent
	accountants to full Board
	• monitors compliance with codes of
	conduct and applicable laws and
	regulations
	• fulfills other responsibilities as outlined
	in its charter
Compensation
Victor T. Adamo, Chairman	• approves standards for setting executive	1
Thomas E. Hoeg	compensation levels
	• administers and grants awards under the
	stock compensation plan
	• sets compensation for key employees
	• makes executive compensation
	recommendations to full Board when
	full
	• Board approval is required

Report of the Audit Committee

        In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. Messrs. Hoeg and Wood are "independent," as defined in Rule 4200(a)(14) of the National Association of Securities Dealers Listing Standards. Mr. Adamo, who is the Vice-Chairman, President and Chief Operating Officer of ProAssurance Corporation, MEEMIC Holdings' indirect majority shareholder, was appointed by the Board to the Audit Committee following a determination by the Board that it was in the best interest of MEEMIC Holdings and its shareholders for ProAssurance Corporation to have a representative on the Audit Committee and that Mr. Adamo should be ProAssurance Corporation's representative.

        The Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence

Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

        The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

        The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001.

        Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

James O. Wood, Chairman                Victor T. Adamo                Thomas E. Hoeg

Director Compensation

        We do not pay directors who are also officers of MEEMIC Holdings, ProAssurance Corporation or their subsidiaries the annual retainer or fees for their service as directors. Compensation for our non-employee directors includes a $10,000 annual retainer and $1,000 per meeting and reimbursement for reasonable expenses incurred in connection with attending a Board meeting or Board committee meeting. In 2001, our Exploratory Committee members, Messrs. Hoeg and Wood, each received a $25,000 project fee as compensation in consideration of the extra time, attention and effort required in the discharge of their responsibilities and obligations as members of that Committee. See "Special Factors Related to the Tender Offer and Merger—Background of the Tender Offer and Merger".

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation for services in all capacities during the last three years awarded to, earned by or paid to the Chief Executive Officer, the former Chief Executive Officer, the other executive officers of MEEMIC Holdings whose salary and bonus exceeded $100,000 in 2001 and one other former executive officer who terminated employment in 2001 (the "Named Officers"). Mr. Adamo became Chief Executive Officer in September 2001 upon termination of Mr. Clinton's employment.

Long Term Compensation Awards
		Annual Compensation		Securities Underlying Options/ SARs (#)(4)
Name and Principal Position	Year	Salary ($)	Bonus ($)(3)		All Other Compensation ($)(5)
Victor T. Adamo(1) Chief Executive Officer	2001 2000 1999	418,000 376,589 300,000	169,844 150,000 125,000	— — 25,000	21,000 27,100 32,802
R. Kevin Clinton(2) Former Chief Executive Officer and President	2001 2000 1999	169,254 325,000 275,000	— 183,500 231,572	— — 60,000	990,180 26,654 28,722
Lynn M. Kalinowski President	2001 2000 1999	186,250 170,000 170,000	52,195 55,050 43,223	— — 25,000	28,484 25,426 26,298
Christine C. Schmitt Chief Financial Officer, Secretary and Treasurer	2001 2000 1999	173,750 150,000 137,500	52,195 55,050 34,959	— — 25,000	26,662 22,128 21,485
William P. Sabados(2) Chief Information Officer	2001 2000 1999	160,000 140,400 130,000	52,195 55,050 33,053	— — 25,000	20,076 18,518 18,370
Annette E. Flood(2) Former Chief Operating Officer of MEEMIC and Secretary	2001 2000 1999	82,953 160,000 140,000	— 55,050 28,840	— — 25,000	476,616 27,100 23,200

(1)
Mr. Adamo's compensation is determined and paid by ProAssurance Corporation, and no portion of his compensation is paid or reimbursed by MEEMIC Holdings.

(2)
MEEMIC Holdings reimburses ProNational for a percentage of the compensation expenses relating to various employees of ProNational under an expense sharing agreement. For 2001, these employees included Messrs. Clinton and Sabados and Ms. Flood. 90% of the compensation expense for Messrs. Clinton and Sabados was allocated to MEEMIC. MEEMIC reimbursed ProNational for 100% of the compensation expense of Ms. Flood. Total compensation paid to these officers is included in the table, with Mr. Sabados for the entire year and Mr. Clinton and Ms. Flood up to their departure from the Company on June 27, 2001.

(3)
The amounts shown for all Named Officers except Mr. Adamo reflect cash bonuses granted and accrued for the year listed, but were paid during the following calendar year. Mr. Adamo's bonus compensation was paid in cash and ProAssurance common stock. 4,702 shares of ProAssurance common stock were issued to Mr. Adamo as stock awards under the ProAssurance Incentive Compensation Stock Plan and are valued as of January 15, 2002, the date of the award.

(4)
The value of restricted stock held by the Named Officers at December 31, 2001 is as follows: Mr. Adamo—$277,368; Mr. Clinton—$599,508; Mr. Kalinowski—$277,368; Ms. Schmitt—$277,368; Mr. Sabados—$277,368 and Ms. Flood—$0. Awards made in 1998 and 1997 under the MEEMIC Incentive Plan were converted at $10.00 per share in 1999 at the time of MEEMIC's conversion. The restricted shares vested as of June 12, 2002.

(5)
Amounts shown for 2001 consist of the following: (i) Mr. Adamo: matching contribution to purchase shares of Professionals Group common stock under the Professionals Group Stock Purchase Plan of $4,000, and contributions under the ProNational Insurance Company Employee Stock Ownership Plan and the ProNational Insurance Company Employees' Savings and Retirement Plan, or the ProNational retirement plans, for the benefit of Mr. Adamo of $17,000; (ii) Mr. Clinton: severance payment of $970,000 to Mr. Clinton in connection with a change of control agreement terminated upon completion of the ProAssurance merger, matching contribution to purchase shares of Professionals Group common stock under the Professionals Group Stock Purchase Plan of $2,500 and contributions under the ProNational retirement plans for the benefit of Mr. Clinton of $17,680; (iii) Mr. Kalinowski: contributions under the MEEMIC retirement plans for the benefit of Mr. Kalinowski of $28,484; (iv) Ms. Schmitt: contributions under the MEEMIC retirement plans for the benefit of Ms. Schmitt of $26,662; (v) Mr. Sabados: matching contribution to purchase shares of Professionals Group common stock under the Professionals Group Stock Purchase Plan of $3,250 and contributions under the ProNational retirement plans for the benefit of Mr. Sabados of $16,826; and (vi) Ms. Flood: severance payment of $462,500 to Ms. Flood in connection with a change of control agreement terminated upon completion of the ProAssurance merger, matching contribution to purchase shares of Professionals Group common stock under the Professionals Group Stock Purchase Plan of $2,500 and contributions under the ProNational retirement plans for the benefit of Ms. Flood of $11,616.

Option Grants in Last Fiscal Year

        There were no options granted during 2001 to the Named Officers.

Option Exercises and MEEMIC Holdings

        The following table provides information with respect to the options exercised by the Named Officers during 2001 and unexercised options held as of December 31, 2001 by the Named Officers.

Aggregate Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number Of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value Of Unexercised In-The-Money Options/SARs At Fiscal Year-End ($) Exercisable/Unexercisable(1)
Victor T. Adamo	0	0	20,000/0	236,800/0
R. Kevin Clinton	48,000	660,000	0/0	0/0
Lynn M. Kalinowski	0	0	20,000/0	236,800/0
Christine C. Schmitt	0	0	20,000/0	236,800/0
William P. Sabados	0	0	20,000/0	236,800/0
Annette E. Flood	20,000	275,000	0/0	0/0

(1)
The value set forth in the table was calculated by subtracting the exercise price of the options from the closing price of the Common Stock at year end and then multiplying the difference by the number of shares subject to such options.

Severance Agreements

        ProAssurance Corporation, MEEMIC Holdings and MEEMIC have severance agreements with Mr. Kalinowski, Ms. Schmitt and Mr. Sabados that provide a severance payment and other benefits in the event of termination of employment under certain circumstances. The term of the agreements extends for two years from June 27, 2001 (the initial term) and automatically renews for successive terms of one year (a renewal term) unless terminated by any of the companies at least six months prior to expiration of any renewal term. The amount of the severance payment is equal to two times (if terminated during the initial term) and one time (if terminated during a renewal term) the executive's base salary plus the average annual incentive awards or bonuses over the three years prior to termination. The severance payment will be paid into escrow at the time of termination and paid monthly over two years (if termination is during the initial period) or one year (if termination occurs during a renewal period). The employee is also entitled to health benefits for up to 18 months, outplacement services and certain other fringe benefits. The employee will not be entitled to benefits under the agreement if termination is for cause or due to death, retirement or resignation without "good reason" (as defined in the agreement). The employee agrees not to compete for a period of 24 months or 12 months after termination, depending on when the termination occurs, unless the employee is subject to a pre-existing non-compete agreement, and to the release of the companies from liability. ProAssurance has a severance agreement with Mr. Adamo on terms similar to those described above, except that during the two year initial term, termination of employment may also be voluntary and unilateral by Mr. Adamo.

Compensation Committee Report

        The executive officers of MEEMIC Holdings and its subsidiaries, including the Chief Executive Officer, are compensated through a combination of salary and incentive compensation. Mr. Adamo became MEEMIC Holdings' Chief Executive Officer upon the departure of Mr. Clinton from MEEMIC Holdings. Our report is for the compensation of services in all capacities earned by or paid to Mr. Clinton, former Chief Executive Officer, and other Named Officers except Mr. Adamo, whose compensation is determined and paid entirely by ProAssurance Corporation. The primary purposes of our compensation program are to attract and retain qualified individuals and to motivate and reward individuals based on performance. Salary and annual incentive compensation awards reward senior executives for their current performance and contributions. Awards under MEEMIC Holdings' Stock Compensation Plan are occasionally provided to reward executives for taking action that contributes to long-term growth and success, and to link the interests of such senior executives to those of MEEMIC Holdings' shareholders. We believe that making portions of executive compensation subject to short-term and long-term corporate interests will provide an incentive for increasing shareholder value over the long term and will more closely align the interests of senior executives with those of our shareholders.

        It is our goal to establish salaries that are competitive in comparison to market practices and reflect a senior executive's scope of responsibilities, level of experience, individual performance and contribution to the business. In establishing salaries, we reviewed executive compensation survey data for insurance companies and publicly traded insurance groups of similar size and product lines. We also considered, among other factors, job responsibilities and job performance, education, training and market opportunities.

        We awarded annual incentive compensation to the senior executives based upon our assessment of corporate performance against certain pre-established strategic and combined ratio goals during 2001 and the contribution made by each senior executive to the current and future performance of MEEMIC Holdings.

        We did not consider the granting of options or other stock-based compensation during 2001.

        MEEMIC Holdings' executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, such as the MEEMIC Insurance Company pension and 401(k) plans, healthcare and supplemental life, and disability insurance programs.

        Under Section 162 (m) of the Internal Revenue Code of 1986, as amended, and subject to certain exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), MEEMIC Holdings may not deduct compensation in excess of $1 million paid to any executive named in its corporation's Summary Compensation Table for that year. For 2001, the compensation paid to each of the executive officers named in the Summary Compensation Table was well below $1 million, and we expect the same will be true for the current year. Consequently, for the present we have decided to defer consideration of any compensation policies relating to Section 162 (m) of the Internal Revenue Code of 1986.

Victor T. Adamo, Chairman            Thomas E. Hoeg

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee were Victor T. Adamo and Thomas E. Hoeg. Mr. Adamo is the Chief Executive Officer of MEEMIC Holdings but is employed and compensated by its parent, ProNational. Professionals Group and its subsidiary, ProNational, maintained business relationships and engaged in certain transactions with MEEMIC Holdings and MEEMIC during 2001 which are described below.

        MEEMIC and ProNational share the compensation expenses, and other direct expenses from time to time, of various employees of ProNational under an expense sharing agreement. These employees included Messrs. Clinton and Sabados and Ms. Flood. The expense sharing agreement continues until terminated by either party. During 2001 and 2000, MEEMIC reimbursed $503,000 and $742,000, respectively to ProNational under this agreement. In addition, Mr. Adamo's salary is paid directly by ProNational. Mr. Adamo, who serves as Vice-Chairman, President and Chief Operating Officer of ProAssurance Corporation, is the Chief Executive Officer of MEEMIC Holdings. A. Derrill Crowe, who serves as the Chairman and Chief Executive Officer of ProAssurance Corporation, is the Chairman of the Board of Directors of MEEMIC Holdings. Ann F. Putallaz, a director of MEEMIC Holdings, is also a director of

ProAssurance Corporation. William P. Sabados, MEEMIC Holdings' Chief Information Officer, is the Chief Information Officer of ProAssurance Corporation. R. Kevin Clinton, a former director of MEEMIC Holdings and MEEMIC Holdings' former Chief Executive Officer and President, was also a Vice-President and director of Professionals Group.

Stock Performance Graph

        The following line graph compares the percentage change in the cumulative total shareholder return on our common stock for the period beginning July 2, 1999 (when our common stock began trading publicly) through December 31, 2001 with the cumulative total return on:

  •
  The Russell 2000 Index, which is comprised of the common shares of the 2,000 smallest of the 3,000 largest United States companies based on total market capitalization; and
  •
  The Nasdaq Insurance Stocks Index, which is comprised of common shares of insurance companies traded on The Nasdaq Stock Market®.

        The graph assumes the investment of $100 in our common stock (at $16 per share, which was the closing price of the common stock on the first trading day), the Russell 2000 Index and the Nasdaq Insurance Stocks Index on July 2, 1999 and the reinvestment of all dividends. The subscription offering price for our common stock was $10 per share. The returns shown on the graph are not necessarily indicative of future performance.

Total Return Performance

	Period Ending
Index
	07/02/99	12/31/99	06/30/00	12/31/00	06/30/01	12/31/01
MEEMIC Holdings, Inc.	100.00	95.70	113.28	153.91	134.69	136.50
Russell 2000	100.00	111.25	114.63	107.89	115.41	110.58
NASDAQ Insurance Index	100.00	79.24	73.14	99.51	104.46	106.45

RELATED PARTY TRANSACTIONS

        MEEMIC Holdings and its subsidiary, MEEMIC, maintained business relationships and engaged in certain transactions with ProAssurance Corporation and its subsidiary, ProNational, during 2001. ProAssurance Corporation is the beneficial owner of approximately 84% of the outstanding common stock of MEEMIC Holdings, and Ms. Putallaz and Messrs. Adamo, Crowe, and Mr. Sabados, who are directors and/or executive officers of MEEMIC Holdings, are directors and/or executive officers of ProAssurance Corporation. These relationships and transactions are described under "Executive Compensation—Compensation Committee Interlocks and Insider Participation."

VOTING SECURITIES AND PRINCIPAL HOLDERS

        The following table sets forth certain information provided by the persons indicated with respect to the beneficial ownership of our common stock, as of September 30, 2002, except for former officers Mr. Clinton and Ms. Flood for which ownership is as of June 27, 2001 (the date they left MEEMIC Holdings), by:

  •
  each person who beneficially owns 5% or more of the outstanding common stock;

  •
  each director, nominee and Named Officer of MEEMIC Holdings; and

  •
  all directors and executive officers of MEEMIC Holdings as a group.

Name of Beneficial Owner	Total Beneficial Ownership(2)	Percent of Outstanding Class
ProAssurance Corporation(1)	5,610,045	84.1%
Victor T. Adamo	18,188	*
A. Derrill Crowe	0	—
Howard H. Friedman	0	—
Thomas E. Hoeg	62,700	*
Lynn M. Kalinowski	29,660	*
Ann F. Putallaz	500	*
Christine C. Schmitt	33,200	*
William P. Sabados	28,960	*
James O. Wood	40,000	*
All current directors, director nominees and executive officers as a group (9 persons)	213,208	3.2%
R. Kevin Clinton, former officer	27,451	*
Annette E. Flood, former officer	1	*

*
Less than one percent.

(1)
The address of ProAssurance is 100 Brookwood Place, Suite 500, Birmingham, Alabama 35209. The shares reported in the table are owned of record by ProNational.

(2)
The number of shares in this column stated for each named person includes shares for which the named person has sole voting and investment power or has shared voting and investment power with a spouse. It also includes shares held in a 401(k) plan or in an individual retirement account over which the named person has control, shares held by any corporation of which the named person is a director or controlling shareholder, shares held by a trust of which the named person, or his or her spouse, is a trustee or custodian, shares held by a partnership which the named person is a general partner, shares held by a spouse or minor children and shares which may be acquired upon exercise of stock options. Messrs. Kalinowski and Sabados and Ms. Schmitt each had 20,000 stock options and Messrs. Hoeg and Wood each had 30,000 stock options of which all are exercisable. Amounts shown for Mr. Adamo, Ms. Putallaz and Mr. Sabados do not include the 5,610,045 shares owned by ProAssurance, of which they are directors and /or executive officers. These persons disclaim beneficial ownership of the shares owned by ProNational.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Change in Independent Accountant

        On August 2, 2001, PricewaterhouseCoopers LLP ("PwC") resigned as the independent accountants of MEEMIC Holdings. This resignation was due to an independence conflict arising for PwC related to the acquisition of Professionals Group, Inc. by ProAssurance Corporation. The independence conflict results from a retired partner of PwC being on the board of ProAssurance Corporation.

        In connection with the audits of the two years ended December 31, 2000, and the subsequent interim period through August 2, 2001, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference thereto in their report on the financial statements for such years, nor were there any reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        PwC's reports on MEEMIC Holdings' financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        MEEMIC Holdings requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated August 7, 2001, is filed as Exhibit 16 to the Form 8-K filed by MEEMIC Holdings on August 7, 2001.

        At a meeting of MEEMIC Holdings' board of directors held on August 7, 2001, and after recommendation by the Audit Committee, the accounting firm of Ernst & Young LLP ("E&Y") was engaged by MEEMIC Holdings to perform future independent audits of MEEMIC Holdings. E&Y also serves as ProAssurance's independent certified public accountants.

        During MEEMIC Holdings' two most recent fiscal years and through August 7, 2001, MEEMIC Holdings has not consulted with E&Y regarding either (1) the application of accounting principles to a specified transaction either completed or proposed; or the type of audit opinion that might be rendered on MEEMIC Holdings' financial statements, and either a written report was provided to MEEMIC Holdings or oral advice was provided that E&Y concluded was an important factor considered by MEEMIC Holdings in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

General

        E&Y, which served as independent certified public accountants for MEEMIC Holdings for 2001, has been reappointed by your Board of Directors for 2002. Representatives of E&Y will be present at this meeting to respond to appropriate questions by shareholders and to make a statement if they so desire.

Audit Fees

        E&Y billed MEEMIC Holdings and its subsidiaries a total of $98,730 for professional services in connection with the audit of the 2001 financial statements and the review of its three quarterly reports filed with the Securities and Exchange Commission during the year.

Financial Information Systems Design and Implementation Fees

        E&Y did not bill MEEMIC Holdings during 2001 for operating, designing or supervising the Company's computer, financial or information systems.

All Other Fees

        E&Y did not bill MEEMIC Holdings for other services rendered during 2001. The Audit Committee of the Board does not consider the provision of the services described above by Ernst & Young LLP to be incompatible with the maintenance of Ernst & Young LLP's independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of MEEMIC Holdings. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during 2001.

SHAREHOLDER PROPOSALS

        Any shareholder who wishes to submit a security holder proposal for possible inclusion in the proxy statement and proxy for our 2003 annual meeting of shareholders must do so on or before the close of business on January 2, 2003. The proposal must comply with the rules and regulations of the SEC then in effect and must be transmitted by registered or certified mail to Christine C. Schmitt, the Secretary of MEEMIC Holdings, at 691 North Squirrel Road, Suite 100, Auburn Hills, Michigan 48326. If we do not have notice of a proposal to be considered at our 2003 annual meeting of shareholders before March 1, 2003 then the persons who are named in the proxy card for that meeting will use their discretionary voting authority when that proposal is raised at that meeting. If the Merger is consummated during the anticipated time frame, MEEMIC Holdings may not hold a 2003 annual meeting of shareholders since ProNational will be its only shareholder.

OTHER MATTERS

        We are not aware of any business to come before this meeting other than the matters described in this proxy statement. However, if any other matters should properly come before this meeting, it is intended that the persons named in the enclosed proxy card will act in accordance with their best judgment.

        A copy of our 2001 Annual Report on Form 10-K is enclosed with this Proxy Statement. Copies of our Form 10-K and other filings we have made with the SEC may be obtained through our web site at www.meemic.com. We will provide you, upon your written request, without charge, a copy of our 2001 Annual Report on Form 10-K. Your request should be directed to Christine C. Schmitt, Treasurer and CFO, MEEMIC Holdings, Inc., 691 North Squirrel Road, Suite 100, Auburn Hills, Michigan 48326.

        MEEMIC Holdings is paying for this proxy solicitation. MEEMIC Holdings has retained a firm which specializes in proxy solicitation to solicit proxies on our behalf from brokers, bank nominees, and other institutional holders of our stock at an anticipated cost of approximately $6,000 plus incremental and out-of-pocket expenses. In addition, some of our employees may contact you in person, by mail, or by telecommunications equipment (including telephone and telegrams), to solicit your proxy. None of these employees will receive any extra compensation for doing this. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in soliciting your proxy.

ADDITIONAL INFORMATION

        Pursuant to the requirements of Section 13(e) of the Exchange Act, and Rule 13e-3 promulgated thereunder, MEEMIC Holdings, as issuer of the class of equity securities that are the subject of the Rule 13e-3 transaction, together with ProAssurance, Professionals Group, ProNational and Merger Sub,

have filed with the Securities and Exchange Commission a Transaction Statement on Schedule 13E-3 relating to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the SEC, this Proxy Statement omits certain information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the SEC and the Nasdaq Stock Market in the manner set forth below under "Available Information."

        Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Schedule 13E-3. Each such statement is qualified in its entirety by such reference.

AVAILABLE INFORMATION

        MEEMIC Holdings is subject to the informational requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by MEEMIC Holdings may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, IL 60661, and 233 Broadway, New York, NY 10279. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. The Common Stock is listed on the Nasdaq and certain reports, proxy statements and other information concerning MEEMIC Holdings also can be inspected at the offices of the Nasdaq located at 20 Broad Street, New York, NY 10005 or on the SEC's site on the Internet at http://www.sec.gov. See "Incorporation Of Certain Documents By Reference."

        This Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to Christine C. Schmitt, Corporate Secretary, MEEMIC Holdings, Inc., 691 N. Squirrel Road, Auburn Hills, Michigan 48326, telephone (888) 463-3642. In order to ensure delivery of documents prior to the Annual Meeting, requests therefore should be made no later than November 15, 2002.

        THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MEEMIC HOLDINGS OR PRONATIONAL SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by MEEMIC Holdings with the SEC pursuant to the Exchange Act (file number 001-14673) are incorporated in this Proxy Statement by reference.

  •
  MEEMIC Holdings' Annual Report on Form 10-K for the year ended December 31, 2001, as amended;

  •
  MEEMIC Holdings' Current Report on Form 8-K dated July 9, 2002; and

  •
  MEEMIC Holdings' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

        Any statement contained in these documents shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superceded, to constitute a part of this Proxy Statement.

        All documents subsequently filed by MEEMIC Holdings pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement from the date of the filing of those reports. Any statement contained in this Proxy Statement or in a document deemed to be incorporated by reference in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in a document subsequently filed as described above modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement except as so modified or superseded. Any document deemed to be incorporated by reference in this Proxy Statement and not delivered to you with this Proxy Statement can be obtained upon written request to Christine C. Schmitt, Corporate Secretary, MEEMIC Holdings, Inc., 691 N. Squirrel Road, Auburn Hills, Michigan 48326, telephone (888) 463-3642. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

        October 21, 2002

        NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES THEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MEEMIC HOLDINGS OR ANY OTHER PERSON.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 9, 2002, by and among PRONATIONAL INSURANCE COMPANY, a Michigan insurance company ("Parent"), MEEMIC MERGER CORP., a Michigan corporation and a wholly owned subsidiary of Parent ("Sub"), and MEEMIC HOLDINGS, INC., a Michigan corporation (the "Company").

        WHEREAS, upon the terms and subject to the conditions of this Agreement, including approval of this Agreement by the Company's shareholders, the Company proposes to make a tender offer to purchase all of the issued and outstanding shares of Common Stock of the Company other than those held by ProNational Insurance Company (the "Offer") at a price per share of $29.00, net to the shareholders in cash;

        WHEREAS, upon the terms and subject to the conditions of this Agreement, including completion of the Offer, the parties intend for Sub to merged with and into the Company and that the Company survive such merger as a wholly owned subsidiary of Parent;

        WHEREAS the Board of Directors and sole shareholder of Sub have approved this Agreement in accordance with the Michigan Business Corporation Act (the "MBCA") upon the terms and subject to the conditions set forth herein;

        WHEREAS the Board of Directors of Parent deems it advisable and in the best interests of its shareholder to consummate, and has approved, this Agreement;

        WHEREAS the Board of Directors of the Company, upon the recommendation of the Exploratory Committee of the Board, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of its shareholders, (ii) determined that, based on the written opinion of the Exploratory Committee's financial advisor, the consideration to be paid to the Independent Shareholders of the Company in the transactions contemplated by this Agreement is fair to such Independent Shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.02(a) hereof, to recommend to such shareholders their approval of this Agreement and acceptance of the Offer;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein the parties hereto agree as follows:

ARTICLE I

THE OFFER

        SECTION 1.01.    The Offer.

          (a)    Terms of the Offer.    Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events set forth in Section 1.02 hereof (the "Tender Offer Conditions") shall have occurred and be continuing, as promptly as reasonably practicable following the receipt of the approval of shareholders of this Agreement described in Section 4.07, but in no event later than 10 business days after the public announcement of the receipt of such approval, the Company shall (i) commence (within the meaning of the applicable rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer at a price per share of $29.00, net to the shareholders in cash (the "Offer Price"), (ii) upon commencement of the Offer, file Schedule TO and all other necessary documents with the Securities and Exchange Commission (the "SEC") and make all deliveries, mailings and telephonic notices required by the applicable rules under the Exchange Act in connection with the Offer (the "Offer Documents") and (iii) use its commercially reasonable efforts to consummate the Offer, subject to the terms and conditions thereof. The obligation of the Company to accept for payment and pay for any Company Common Stock tendered pursuant to the Offer will be subject to the satisfaction, or waiver by the Company, of the Tender Offer Conditions. The Offer shall remain open until the close of business on the date that is 20 business days (as required by Rule 13e-4 under the Exchange Act) after the commencement of the Offer (the "Expiration Time"), unless the Company shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, this Agreement or as may be required by applicable law, in which event the term "Expiration Time" shall mean the latest time and date as the Offer, as so extended, may expire. Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Tender Offer Conditions as of any Expiration Time, the Company will accept for payment and pay for all Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after such Expiration Time of the Offer. Notwithstanding the foregoing and subject to the applicable rules of the SEC and the terms and conditions of the Offer, the Company expressly reserves the right to delay payment for Company Common Stock in order to comply in whole or in part with applicable law. Any such delay shall be effected in compliance with Rule 13e-4(f)(5) under the Exchange Act. The Parent agrees that no Company Common Stock held by the Parent will be tendered in the Offer. If the payment for tendered Company Common Stock is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing such Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the purchase price therefore to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of the Company that such taxes either have been paid or are not applicable.

          (b)    Revisions to Terms of the Offer.    Without the prior approval of the Company's Board, the Exploratory Committee and the Parent, the Company shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) amend the Offer Price, (iii) extend the Offer if all of the Tender Offer Conditions have been satisfied or waived, (iv) change the form of consideration payable in the Offer, (v) amend, modify or add to the Tender Offer Conditions or (vi) amend any other term of the Offer in a manner adverse to the Independent Shareholders. Notwithstanding the foregoing, the Company may, without the consent of the Parent, (A) extend the Offer, if at the scheduled Expiration Time of the Offer any of the Tender Offer Conditions shall have not been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other governmental entity applicable to the Offer, (C) waive any Tender Offer Condition.

          (c)    Offer Documents.    The Company represents that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or Sub for inclusion in the Offer Documents. Each of Parent and Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect prior to the Expiration Time, and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

        SECTION 1.02.    Tender Offer Conditions.    Notwithstanding any other provisions of the Offer, the Company shall not be required to accept for payment or, subject to any applicable rules of the SEC, pay for any tendered shares and may, subject to Section 1.01 and Article IX, terminate or amend the Offer and/or delay the acceptance of shares for payment if any of the following events shall occur and be continuing at the Expiration Time:

          (a)    Regulatory Approval.    (i) The Company shall not have received from the Office of Financial and Insurance Services of the State of Michigan approval of the Company's request for exemption from the Form A filing requirement in connection with the Merger and such approval shall be in full force and effect; or (ii) the Company shall not have received or obtained all authorizations, consents, orders or approvals of any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), the failure to obtain which would have a material adverse effect on Parent and its Subsidiaries or the Company and its Subsidiaries, in each case taken as a whole.

          (b)    Bank Consent.    ProAssurance shall have determined that the transactions contemplated by this Agreement will result in the breach of the terms of the Credit Agreement, dated May 10, 2001, among ProAssurance, SouthTrust Bank, Bank of America, N.A. and the lenders named therein (the "ProAssurance Credit Agreement") and it shall not have received the necessary consent, waiver or approval, or such consent, waiver or approval shall not be in full force and effect at the Expiration Time such that the consummation of the Offer would result in a default thereunder.

          (c)    No Injunctions or Restraints.    There shall be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the Merger or holding that the Offer Price or the Merger Consideration is not adequate.

          (d)    Confirmation of Rating.    The Company and the other insurance Subsidiaries of ProAssurance shall be rated lower than "A-" by A.M. Best Company and Standard & Poors, or shall have received notice from A.M. Best Company or Standard & Poors of their intention to lower the rating of the Company or the other insurance Subsidiaries of ProAssurance below "A-" after giving effect to the Offer or the Merger.

          (e)    Representations and Warranties.    The representations and warranties of Parent and Sub set forth in this Agreement shall not be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Expiration Time as though made on and as of the Expiration Time, except as otherwise contemplated by this Agreement.

          (f)    Termination of the Agreement.    The Agreement shall have been terminated pursuant to clauses (b), (c), (d) or (f) of Section 9.01.

ARTICLE II

THE MERGER

        SECTION 2.01.    Effective Time of the Merger.    Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Company and thereafter delivered to the Department of Consumer and Industry Services of the State of Michigan ("Bureau") for filing, as provided in the MBCA, as soon as practicable on or after the Closing Date (as defined below). The Merger shall become effective upon the filing of the Certificate of Merger with the Bureau or at such time thereafter as is agreed to between Parent and the Company and provided in the Certificate of Merger (the "Effective Time").

        SECTION 2.02.    Closing.    The closing of the Merger (the "Closing") will take place at 9:00 a.m., Detroit time, as soon as practicable but no later than the third business day after all of the conditions set forth in Section 8.01 have been satisfied or waived (provided that the other closing conditions set forth in

Article VIII have been met or waived as provided in Article VIII at or prior to the Closing); or such other date and time as shall be determined by the parties to be mutually satisfactory. The date of Closing determined pursuant to the above is referred to herein as the "Closing Date". The Closing shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan, unless another place is agreed to by the parties hereto.

        SECTION 2.03.    Effect of the Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into the Company (the "Merger") and Company shall continue as the surviving corporation (the Company is sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 724 of the MBCA.

        SECTION 2.04.    Articles of Incorporation and Bylaws.

          (a)  The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b)  The bylaws of the Company as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        SECTION 2.05.    Directors.    The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 2.06.    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

CONVERSION OR CANCELLATION OF SECURITIES

        SECTION 3.01.    Conversion or Cancellation of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, no par value, of the Company (the "Company Common Stock") or capital stock of Sub:

          (a)    Capital Stock of Sub.    Each issued and outstanding share of the capital stock of Sub shall be converted into and become the same number of shares of fully paid and nonassessable shares of common stock of the Surviving Corporation.

          (b)    Cancellation of Parent-Owned Stock.    All shares of Company Common Stock that are owned by Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive $29.00 per share (the "Merger Consideration") in cash without interest. As of the Effective Time, all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest.

          (d)    Options to Acquire Shares of Company Stock.    At the Effective Time, each outstanding option to acquire shares of Company Common Stock (a "Company Option") shall become immediately exercisable in full, to the extent such option has not previously been exercised, and shall be converted into the right to receive in full settlement thereof, from the Company for each share of Company Common Stock for which such Company Option is exercisable, an amount in cash equal to the excess of the Merger Consideration over the per share exercise price of such option, without interest (such amount being hereinafter referred to as the "Option Consideration"). The surrender of a Company Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option.

        SECTION 3.02.    Exchange of Certificates.

          (a)    Paying Agent.    As soon as practicable following the approval by shareholders of this Agreement contemplated by Section 4.07, the Company shall designate a bank or trust company to act as paying agent in the Offer and the Merger (the "Paying Agent"), and the Company shall make available, or cause to made available, to the Paying Agent funds in amounts and at the times necessary for the payment of the consideration to be paid in the Offer pursuant to Section 1.01, and the Merger Consideration and Option Consideration pursuant to Sections 3.01(c) and 3.01(d), it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to, or at the direction of, the Company. Such funds shall be invested by the Paying Agent as directed by the Company, provided that such investments shall be obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

          (b)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than the Parent) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") and to each holder of Company Options at the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as the Company may specify) and (ii) instructions for use in effecting the surrender of the Certificates and Company Options in exchange for the Merger Consideration or Option Consideration, as applicable. Upon surrender of a Certificate or Company Option for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Company Option, as the case may be, shall be entitled to receive in exchange therefor the amount of cash into which the shares theretofore represented by such Certificate or Company Option, as the case may be, shall have been converted pursuant to Section 3.01, and the Certificate or Company Option, as the case may be, so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate and Company Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or Option Consideration, respectively, without interest. No interest will be paid or will accrue on the Merger Consideration or Option Consideration.

          (c)    Return of Funds.    At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which has been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Company Options, as the case may be, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration or the Option Consideration, as the case may be, payable upon due surrender of their Certificates or Company Options, as the case may be.

          (d)    No Further Ownership Rights in Company Common Stock or Company Options.    All cash paid upon the surrender of Certificates or Company Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to (i) the shares of Company Common Stock theretofore represented by such Certificates or (ii) the Company Options, as the case may be. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Company Options are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

          (e)    No Liability.    None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Sub as follows:

        SECTION 4.01.    Organization.    Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        SECTION 4.02.    Capitalization.    As of the close of business on the date immediately preceding the date hereof, the authorized capital stock of the Company consists of (i) 10,000,000 shares of Company

Common Stock, of which 6,683,563 shares are issued and outstanding and (ii) 120,000 shares of Company Common Stock are reserved for issuance upon exercise of the Company Options, all of which were granted under the Company's Stock Compensation Plan (the "Company Stock Plan"). All of the outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. As of the date hereof, no bonds, debentures, notes or other indebtedness convertible into securities having the right to vote ("Convertible Debt") of the Company are issued or outstanding. Except as set forth above, as of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Convertible Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Convertible Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries other than this Agreement.

        SECTION 4.03.    Authority.    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject, with respect to the Merger, to the approval and adoption of this Agreement by the affirmative vote of not less than a majority of the outstanding shares of Company Common Stock and the affirmative vote of a majority of the outstanding shares of Company Common Stock owned by the Independent Shareholders. The "Independent Shareholders" are the shareholders of the Company Common Stock other than ProAssurance Corporation ("ProAssurance") and persons who are "affiliates" or "associates" of ProAssurance, as those terms are used in Article VIII of the Company's articles of incorporation). The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than as aforesaid). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        SECTION 4.04.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state insurance laws and the MBCA, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (a) violate any provision of the articles of incorporation or bylaws of the Company or of any of its Subsidiaries, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of (c) or (d) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

        SECTION 4.05.    SEC Reports and Financial Statements.    Each of the Company and its Subsidiaries has filed with the SEC and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since July 1, 1999, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        SECTION 4.06.    Opinion of Financial Advisor.    The Exploratory Committee of the Company's Board of Directors has received the opinion of Raymond James & Associates, Inc., dated June 18, 2002, to the effect that, as of such date, the consideration to be received pursuant to the Offer and the Merger by the Independent Shareholders is fair to the Independent Shareholders from a financial point of view.

        SECTION 4.07.    Vote Required.    The affirmative vote of the holders of both (a) a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (b) a majority of the outstanding shares of Company Common Stock held by the Independent Shareholders are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Parent and Sub represent and warrant, jointly and severally, to the Company as follows:

        SECTION 5.01.    Organization.    Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement. Parent is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

        SECTION 5.02.    Authority.    Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and constitutes a valid and binding obligation of each of Parent and Sub, as the case may be, enforceable against Parent and Sub in accordance with its respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of court before which any proceeding therefor may be brought.

        SECTION 5.03.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state insurance laws and the MBCA, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (a) violate any provision of the respective articles of incorporation or bylaws of Parent and Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement), (c) except for the ProAssurance Credit Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Affiliates is a party or by which any of them or any of their properties or assets may be bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Affiliates or any of their properties or assets, except in the case of (c) and (d) for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement. As used in this Agreement, an "Affiliate" of an entity is any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the entity.

        SECTION 5.04.    Information.    None of the information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Company's Proxy Statement for the annual meeting of its shareholders at which the Merger will be considered (the "Proxy Statement"), (ii) the Schedule 13E-3 or (iii) the Other Filings will, at the respective dates filed with the SEC or such other Governmental Entity, and with respect to the Proxy Statement, on the date mailed to shareholders and at the time of the meeting of the Company's shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 5.05.    Ownership and Interim Operations of Sub.    The only class of capital stock of Sub authorized for issuance is common stock. There are 100 shares of Sub common stock issued and outstanding, all of which is directly owned by Parent. Sub was formed solely for the purpose of engaging in the Merger, has no assets or liabilities and has engaged in no other business activities.

        SECTION 5.06.    Ownership of Common Stock.    Parent owns, beneficially and of record, 5,610,045 shares of Company Common Stock. No "affiliate" or "associate" (as those terms are used in Article VIII of the Company's articles of incorporation) of ProAssurance, other than Parent and persons who are directors and officers of the Company and its Subsidiaries, own, beneficially or of record, any Company Common Stock.

ARTICLE VI

COVENANTS

        SECTION 6.01.    Operate in Ordinary Course.    During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing) (a) the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time; and (b) the Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date hereof and (ii) the issuance by a wholly owned Subsidiary of its capital stock to its parent.

        SECTION 6.02.    Fiduciary Out.

          (a)  Except as set forth in this Section 6.02(a), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or committee of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company or a committee thereof determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders, the Board of Directors or such committee may withdraw or modify its approval or recommendation of this Agreement, approve or recommend a Takeover Proposal or cause the Company to enter into an agreement with respect to a Takeover Proposal. In evaluating any unsolicited Takeover Proposal, the Company's Board of Directors or any committee thereof may consider any statement or indication from or on behalf of Parent that it will not agree to such Takeover Proposal, provided that such fact shall not prevent the Company's Board of Directors from taking any action permitted pursuant to this Section 6.02(a). For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent or any of its Affiliates) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of 50% or more of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the shares of Company Common Stock, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transaction contemplated hereby.

          (b)  The Company and Parent shall each immediately advise the other orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, received by them or any of their Affiliates and shall (i) describe the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the person making such request, Takeover Proposal or inquiry and (ii) immediately deliver to the other a copy of any such request, Takeover Proposal or inquiry made in writing. The Company and Parent will each keep the other fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

          (c)  Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.02(a), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

ARTICLE VII

ADDITIONAL AGREEMENTS

        SECTION 7.01.    Preparation of the Proxy Statement and Schedule 13E-3.    The Company shall promptly prepare and file with the SEC preliminary and final versions of the Proxy Statement and a Schedule 13E-3 relating to the Merger (the "Schedule 13E-3"). The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and mailed to its shareholders at the earliest practicable date. The Company shall cooperate and consult with Parent with respect to the Proxy Statement and the Schedule 13E-3 and any related SEC comments. The Company covenants that (a) the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and (b) as of the date of mailing of the Proxy Statement and at the time of the meeting of the Company's shareholders to be held in connection with the Merger, the Proxy Statement and the Schedule 13E-3 will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation is made by the Company with respect to any information included in the Proxy Statement and the Schedule 13E-3 regarding Parent or its Subsidiaries supplied by Parent in writing specifically for inclusion in the Proxy Statement and the Schedule 13E-3.

        SECTION 7.02.    Access to Information.    The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

        SECTION 7.03.    Shareholders Meeting.    The Company shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger. Subject to Section 6.02(a), the Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and shall use its commercially reasonable efforts to hold such meeting as soon as reasonably practicable after the date hereof.

        SECTION 7.04.    Legal Conditions to Merger.    Each of the Company, Parent and Sub will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with state insurance authorities and any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take, or cause to be taken, all commercially reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, including without limitation, any required waiver, consent or approval under the ProAssurance Credit Agreement.

        SECTION 7.05.    Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        SECTION 7.06.    Brokers or Finders.    Each of Parent and the Company represents, as to itself and its Affiliates, that, as of the date of this Agreement, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Raymond James & Associates, Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement). Each of Parent and the Company agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliates. In the event that Parent or any of its Affiliates engages an agent, broker, investment banker, financial advisor or other firm or person entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, Parent agrees to indemnify and hold harmless the Company from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or other expenses.

        SECTION 7.07.    Indemnification; Insurance.

          (a)  For a period of three years from the Effective Time, the Surviving Corporation, shall maintain in its Bylaws the provisions with respect to indemnification set forth in the Company's Bylaws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for such a period in any manner that would adversely affect the rights thereunder of persons who at the Effective Time were directors, officers, employees or agents of the Company (such persons being third-party beneficiaries of this Section 7.07) with respect to actions and omissions occurring prior to the Effective Time, unless such modification is required by law.

          (b)  For a period of three years from the Effective Time, the Surviving Corporation shall use its commercially reasonable efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with respect to actions and omissions occurring prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage. The Surviving Corporation may provide such coverage through ProAssurance's directors and officers' liability insurance policy, provided such policy provides substantially the same coverage as the terms of the Company's current insurance coverage. Notwithstanding the foregoing, if the directors' and officers' liability insurance referred to in this Section 7.07(b) is unavailable for the Maximum D&O Premium (as defined below), the Surviving Corporation shall obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of the Maximum D&O Premium. The Company will give to any director and officer covered by this Section 7.07, 30 days prior written notice of any reduction on coverage or cancellation of the directors' and officers' liability insurance referred to in this Section 7.07(b). For purposes of this Section 7.07(b), the "Maximum D&O Premium" shall be an amount not greater than 150% of the premium paid by the Company (on an annualized basis) for directors' and officers' liability insurance during the period from May 24, 2002 to the Effective Time.

        SECTION 7.08.    Additional Agreements.    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, providing information, making all necessary filings under state laws, refraining from taking any action that would cause any of the representations and warranties not to be true and correct in all material respects at the Expiration Time and the Effective Time and using their commercially reasonable efforts to have any restraining order, injunction or other prohibition preventing the consummation of the Offer or the Merger vacated. In case at any time after the Expiration Time or the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement including without limitation, to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        SECTION 7.09.    Transfer Taxes.    Parent or Surviving Corporation agrees, subject to consummation of the Merger, to pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any Michigan or local real property transfer taxes and any other similar taxes that become payable by the shareholders of the Company, the Company or the Surviving Corporation in connection with the Merger. The Company and Parent shall cooperate in the preparation, execution and filing of any returns, questionnaires, applications and other documents related to such taxes required or permitted to be filed on or before the Effective Time.

        SECTION 7.10.    Subsequent Sale of the Company.    Parent hereby represents, as of the date of this Agreement and as of the Closing Date, that neither it nor ProAssurance have any present intention of selling or otherwise disposing of the Company Common Stock owned by Parent or selling or otherwise disposing of all or substantially all of the Company's assets. Parent agrees, for itself and ProAssurance, that if, prior to the one-year anniversary of the Expiration Time of the Offer, either of them, directly or indirectly, sells or otherwise disposes, or agrees to sell or otherwise dispose, of the shares of capital stock of the Surviving Corporation or any of the Surviving Corporation's Subsidiaries beneficially owned by them following the Offer or Merger, or all or substantially all of the assets of the Surviving Corporation and its Subsidiaries, other than to ProAssurance or a Subsidiary of ProAssurance, for consideration valued (in the reasonable discretion of Parent's board of directors) at more than the sum of (a) $29.00 multiplied by the number of shares outstanding immediately prior to the Expiration Time, plus (b) the aggregate Option Consideration paid or to be paid based on the number of shares subject to Company Options outstanding immediately after the Expiration Time, then they will pay, to the Paying Agent, or a substitute agent (which shall be a bank or trust company) mutually satisfactory to Parent and the Company, for distribution on a pro rata basis to the shareholders whose shares were acquired by the Company in the Offer and, if the Effective Time has occurred, (x) the shareholders of record of Company Common Stock other than Parent and ProAssurance (and its Subsidiaries) at the Effective Time and (y) the holders of Company Options at the Effective Time, an amount determined as follows:

    (A)
    If the Effective Time has not occurred, the amount payable shall be equal to (1) the amount by which the value of the consideration received by Parent and its Affiliates in such sale or disposition (as determined by Parent's board of directors in its reasonable discretion) exceeds the sum of clauses (a) and (b), multiplied by (2) the ratio of (i) the number of shares acquired by the Company pursuant to the Offer divided by (ii) the sum of the number of shares acquired by the Company pursuant to the Offer plus the number of shares outstanding immediately prior to the completion of such sale or disposition plus the number of shares subject to Company Options immediately prior to the completion of such sale or disposition.

    (B)
    If the Effective Time has occurred, the amount payable shall be equal to (1) the amount by which the value of the consideration received by Parent and its Affiliates in such sale or disposition (as determined by Parent's board of directors in its reasonable discretion) exceeds the sum of clauses (a) and (b), multiplied by (2) the ratio of (i) the sum of the number of shares acquired by the Company pursuant to the Offer plus the number of shares outstanding, other than those beneficially owned by Parent or ProAssurance, at the Effective Time plus the number of shares subject to Company Options at the Effective Time, divided by (ii) the sum of the number of shares acquired by the Company pursuant to the Offer plus the number of shares outstanding at the Effective Time plus the number of shares subject to Company Options at the Effective Time.

        The shareholders and Company Option holders who are entitled to such payment pursuant to the foregoing provisions are expressly intended to be third-party beneficiaries of the provisions of this Section 7.10.

        SECTION 7.11.    Rating Confirmation.    The Company and Parent shall, and shall cause their Affiliates to, seek and to use their commercially reasonable efforts to obtain confirmation from A. M. Best Company and Standard & Poors that the consummation of the Offer and Merger will not impair the current A. M. Best Company and Standard & Poors ratings of the Company or any of the other insurance Subsidiaries of ProAssurance.

        SECTION 7.12.    Other Filings.    The Company, Parent and Sub, as the case may be, shall promptly file any other filings required under the Exchange Act or any other applicable law relating to the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, and will provide the other parties and their counsel with the opportunity to participate, including by way of discussions with the SEC or its Staff, in the response of such party to such comments with respect to any Other Filings or the transactions contemplated herein. Each of the Company, on the other hand, and Parent and Sub, on the other, shall use its commercially reasonable efforts to obtain and furnish the information required to be included in any Other Filings or the Merger.

ARTICLE VIII

CONDITIONS

        SECTION 8.01.    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been approved and adopted by the affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock as required by the MBCA and (ii) a majority of the outstanding shares owned by the Independent Shareholders as required by the Company's Articles of Incorporation.

          (b)    Other Approvals.    (i) The Office of Financial and Insurance Services of the State of Michigan shall have approved the Company's request for exemption from the Form A filing requirement in connection with the Merger and such approval shall be in full force and effect. (ii) The determination by ProAssurance that the transaction contemplated by this Agreement will not result in the breach of the terms of the ProAssurance Credit Agreement or, if ProAssurance determines that such transactions will result in such a breach, the required consent, waiver or approval shall have been obtained in connection with the ProAssurance Credit Agreement and shall be in full force and effect such that the consummation of the Merger and the other transactions contemplated hereby will not result in a default thereunder. (iii) Other than the filing provided for by Section 2.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, shall have been filed, occurred or been obtained.

          (c)    No Injunctions or Restraints.    There shall not be pending or threatened any action or proceeding by or before any court or other Governmental Entity seeking to restrain, prohibit, invalidate or collect damages arising out of the Merger or other transactions hereunder, and there shall be in effect no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or holding that the Merger Consideration is not adequate.

          (d)    Confirmation of Rating.    The Company and the other insurance Subsidiaries of ProAssurance shall not be rated lower than "A-" by A.M. Best Company and Standard & Poors, nor shall the Company or ProAssurance have received notice from A.M. Best Company or Standard & Poors of their intention to lower the rating of the Company or any of the other insurance Subsidiaries of ProAssurance below "A-" after giving effect to the Offer or the Merger.

        SECTION 8.02.    Conditions of Obligations of Parent and Sub.    The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or except, as to any failure to be true and correct, to the extent that Parent or Sub had knowledge of such failure to be true and correct as of the date hereof) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.    Parent and Sub shall have received a certificate signed by an executive officer of the Company to the effect set forth in paragraphs (a) and (b) of this Section 8.02.

        SECTION 8.03.    Conditions of Obligations of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

          (b)    Performance of Obligations of Parent and Sub.    Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.    The Company shall have received a certificate signed by an executive officer of each of Parent and Sub to the effect set forth in paragraphs (a) and (b) of this Section 8.03.

ARTICLE IX

TERMINATION AND AMENDMENT

        SECTION 9.01.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with this Agreement by the shareholders of the Company:

          (a)  by mutual consent of Parent and the Company;

          (b)  (i) by either Parent or the Company if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach shall not have been cured within two business days following receipt by the breaching party of notice of such breach, or (ii) by either Parent or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

          (c)  by either Parent or the Company if the Company's Board of Directors takes any of the actions permitted by Section 6.02(a); provided the Company may so terminate only if it has complied with all the provisions of Section 6.02(b);

          (d)  by either Parent or the Company if the Offer or Merger shall not have been consummated on or before December 31, 2002;

          (e)  by either Parent or the Company if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof; or

          (f)    by either Parent or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy if, but only if, such party has used its commercially reasonable efforts and acted in good faith in attempting to satisfy all such conditions and if such party is not then in breach or default in any material respect of this Agreement.

        SECTION 9.02.    Effect of Termination.    In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.01 prior to the purchase of the shares of Common Stock tendered in the Offer, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to any breach of any provision of this Agreement prior to such termination and except that the last sentence of Section 7.02 and all of Sections 7.05 and 7.06 shall continue in effect. In the event of a termination of this Agreement after the purchase of the shares of Common Stock tendered in the Offer but before the Effective Time of the Merger, such purchase shall not be rescinded or otherwise affected, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to any breach of any provision of this Agreement prior to such termination and except that Sections 7.02, 7.05, 7.06 and 7.10 shall continue in effect to the extent applicable.

        SECTION 9.03.    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval in accordance with Section 8.01(a). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 9.04.    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.

ARTICLE X

MISCELLANEOUS

        SECTION 10.01.    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 3.01, 3.02, 7.05, 7.06, 7.07, 7.08, 7.09, 7.10 and this Section 10.01.

        SECTION 10.02.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

    ProNational Insurance Company
    2600 Professionals Drive
    P.O. Box 150
    Okemos, Michigan 48805-0150
    Attention: President
    Telecopy No.: (517) 349-8977

    with a copy to:

    Burr & Forman LLP
    420 North 20th Street, Suite 3100
    Birmingham, Alabama 35203
    Attention: Jack P. Stephenson, Jr.
    Telecopy No.: (205) 458-5100

          (b)  if to the Company, to

    Meemic Holdings, Inc.
    691 N. Squirrel Road
    Suite 100
    Auburn Hills, Michigan 48326-2849
    Attention: President
    Telecopy No.: (248) 373-5700

    with a copy to

    Dykema Gossett PLLC
    400 Renaissance Center
    Detroit, Michigan 48243-1668
    Attention: Mark A. Metz, Esq.
    Telecopy No.: (313) 568-6915

        SECTION 10.03.    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.    This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Sections 7.07 and 7.10, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        SECTION 10.04.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Michigan without regard to applicable conflicts of law principles.

        SECTION 10.05.    Publicity.    Except as otherwise required by law or the rules of the Nasdaq Stock Market or the New York Stock Exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        SECTION 10.06.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        SECTION 10.07.    Definitions.    The following defined terms used in this Agreement are defined in the sections set forth below:

Definitions.	Section No.
Affiliates	5.03
Agreement	Preamble
Bureau	2.01
Certificate of Merger	2.01
Certificates	3.02(b)
Closing	2.02
Closing Date	2.02
Company	Preamble
Company Common Stock	3.01
Company's Financial Advisor	1.02(b)
Company Option	3.01(d)
Company Stock Plan	4.02
Company SEC Documents	4.05
Convertible Debt	4.02
Effective Time	2.01
Exchange Act	1.01(a)
Expiration Time	1.1(a)
Governmental Entity	1.02(a)
Independent Shareholders	4.03
Maximum D&O Premium	7.07(b)
MBCA	Preamble
Merger	2.03
Merger Consideration	3.01(c)
Minimum Condition	Annex 1
Offer	Preamble
Offer Documents	1.01(a)
Offer Price	1.01(a)
Option Consideration	3.01(d)
Other Filings	7.12
Parent	Preamble
Paying Agent	3.02(a)
ProAssurance	4.03
ProAssurance Credit Agreement	4.03
Proxy Statement	5.04
Schedule 13E-3	7.01
SEC	1.01(a)
Securities Act	4.05
Sub	Preamble
Subsidiary	4.01
Surviving Corporation	2.03
Takeover Proposal	6.02(a)
Tender Offer Conditions	1.01(a)

        IN WITNESS WHEREOF Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PRONATIONAL INSURANCE COMPANY
By:	/s/ VICTOR T. ADAMO Name: Victor T. Adamo Title: President & CEO
MEEMIC MERGER CORP.
By:	/s/ VICTOR T. ADAMO Name: Victor T. Adamo Title: Incorporator
MEEMIC HOLDINGS, INC.
By:	/s/ LYNN M. KALINOWSKI Name: Lynn M. Kalinowski Title: President

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER,
DATED AS OF JULY 9, 2002,
BY AND AMONG PRONATIONAL INSURANCE COMPANY,
MEEMIC MERGER CORP. AND MEEMIC HOLDINGS, INC.

        This Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 9, 2002, by and among ProNational Insurance Company, Meemic Merger Corp. and MEEMIC Holdings, Inc. (the "Merger Agreement") is made as of this 18th day of September, 2002.

        WHEREAS, each of the parties desires to amend Section 9.01(d) of the Merger Agreement to change the date therein from December 31, 2002 to February 28, 2003; and

        WHEREAS, Section 9.03 of the Merger Agreement provides that an amendment thereof must be in writing and signed by each of the parties thereto;

        NOW THEREFORE, the parties to the Merger Agreement hereby amend Section 9.01(d) of the Merger Agreement to change the date therein from December 31, 2002 to February 28, 2003.

        IN WITNESS WHEREOF, the parties have hereunto set their hands and delivered this Amendment as of the date and year first above written.

PRONATIONAL INSURANCE COMPANY
By:	/s/ VICTOR T. ADAMO Victor T. Adamo
Its:	President
MEEMIC MERGER CORP.
By:	/s/ VICTOR T. ADAMO Victor T. Adamo
Its:	Incorporator
MEEMIC HOLDINGS, INC.
By:	/s/ LYNN M. KALINOWSKI Lynn M. Kalinowski
Its:	President

APPENDIX B

Raymond James & Associates, Inc.
Member New York Stock Exchange/SIPC
550 W. Washington, Suite 1650 Chicago, IL 60661
877-587-7748 • 312-612-7785 • 312-612-7786 Fax

         June 18, 2002

CONFIDENTIAL

Exploratory Committee of the Board of Directors
MEEMIC Holdings, Inc.
691 North Squirrel Road, Suite 100
Auburn Hills, MI 48326

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Independent Shareholders") of the outstanding common stock, no par value (the "Common Stock") of MEEMIC Holdings, Inc. (the "Company" or "MEEMIC"), other than ProAssurance Corporation and its affiliates and associates, of the $29.00 in cash (the "Merger Consideration") to be received by such Independent Shareholders for each share of Common Stock held by them in connection with a proposed tender offer (the "Offer") and a subsequent merger whereby MEEMIC will become a wholly owned subsidiary of ProNational Insurance Company ("ProNational") (the "Merger") pursuant and subject to the Agreement and Plan of Merger (the "Agreement").

        In connection with our review of the Offer and Merger and the preparation of our opinion herein, we have, among other things:

  1.
  reviewed the financial terms and conditions of the Offer and Merger, including the Merger Consideration, as described in the latest drafts of the Agreement provided to us on June 14, 2002, and the Proxy Statement, provided to us on June 6, 2002, relating to the 2002 annual meeting of shareholders of the Company at which the Agreement will be presented for approval;

  2.
  reviewed MEEMIC's audited financial statements as of and for the fiscal years ended December 31, 2001, 2000 and 1999, and MEEMIC's quarterly reports filed on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001, and March 31, 2002;

  3.
  reviewed certain other publicly available information on the Company;

  4.
  reviewed certain information, including financial forecasts, relating to earnings, assets, liabilities and prospects of MEEMIC furnished by the senior management of MEEMIC;

  5.
  discussed with management of MEEMIC certain information relating to the business, cash flow, earnings, assets, financial condition and prospects of MEEMIC, including management's forecasts for the years ended December 31, 2002, through 2006;

  6.
  reviewed reports by Milliman USA related to MEEMIC's loss and loss adjustment expense claim liability as of December 31, 2001 and 2000;

  7.
  reviewed publicly available information concerning companies in businesses considered by us to be most comparable to MEEMIC;

  8.
  reviewed publicly available information concerning merger and acquisition transactions involving companies considered by us to be most comparable to MEEMIC;

  9.
  reviewed transactions in which a majority shareholder purchased the remaining outstanding shares held by minority shareholders; and

  10.
  conducted such other financial studies and analyses and performed such other investigations and taken into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions, necessary for the purposes of this opinion.

        We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the Offer and Merger will be consummated on substantially the same terms and conditions as set forth in the June 14, 2002 draft of the Agreement we reviewed.

        Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

        We express no opinion as to the underlying business decision to affect the Offer and Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Offer and Merger. We did not structure the Offer and Merger or negotiate the final terms of the Offer and Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to the Independent Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Offer and Merger.

        In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected combinations of businesses, which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

        In arriving at this opinion, Raymond James & Associates, Inc. ("Raymond James") did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

        Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Offer and Merger and has received fees for such services.

        Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Offer and Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Offer and Merger or any other matter. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not unreasonably withheld. We have consented to the inclusion of this letter in its entirety in the Proxy Statement to be filed by MEEMIC with the Securities and Exchange Commission in connection with the Offer and Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of June 18, 2002 the Merger Consideration to be received by the Independent Shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the Independent Shareholders.

Very truly yours,

/s/ RAYMOND JAMES & ASSOCIATES, INC.

RAYMOND JAMES & ASSOCIATES, INC.

[RAYMOND JAMES LETTERHEAD]

Re: Meemic Holdings, Inc. Proxy Statement on Schedule 14A

        We hereby consent to the description of our analysis of the fairness of the Merger Consideration from a financial point of view to the Independent Shareholders as set forth in the Proxy Statement and to any references to Raymond James & Associates, Inc. in the Proxy Statement.

/s/ Raymond James & Associates, Inc.

Raymond James & Associates, Inc.
Chicago, Illinois
September 9, 2002

APPENDIX C

DIRECTORS AND EXECUTIVE OFFICERS OF MEEMIC HOLDINGS,
PROASSURANCE, PROFESSIONALS GROUP, PRONATIONAL AND MERGER SUB

        The address of each of the directors and officers of MEEMIC Holdings is c/o 691 N. Squirrel Road, Suite 100, Auburn Hills, Michigan 48326. All directors and officers of MEEMIC Holdings are U.S. citizens.

        None of MEEMIC Holdings' officers and directors have been convicted in a criminal proceeding or found in violation of securities laws in any judicial or administrative proceeding during the past five years.

        The address of each of the directors and officers of ProAssurance is c/o ProAssurance Corporation, 100 Brookwood Place, Birmingham, Alabama 35209. All directors and officers of ProAssurance are U.S. citizens. None of ProAssurance's officers and directors have been convicted in a criminal proceeding or found in violation of securities laws in any judicial or administrative proceeding during the past five years.

        The address of each of the directors and officers of Professionals Group, ProNational and Merger Sub is c/o ProNational Insurance Company, 2600 Professionals Drive, Okemos, Michigan 48805-0150. All directors and officers of Professionals Group, ProNational and Merger Sub are U.S. citizens. None of Professionals Group's, ProNational's or Merger Sub's officers and directors have been convicted in a criminal proceeding or found in violation of securities laws in any judicial or administrative proceeding during the past five years.

        Set forth above under "Election of Directors" is information regarding the directors of MEEMIC Holdings. Set forth below is the name of each person who is an executive officer of MEEMIC Holdings, and each person who is a director or executive officer of ProAssurance, ProNational and Merger Sub, and, except as otherwise indicated, the present principal occupation or employment of each person listed below and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and the material occupation, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupational position, office or employment of each such person was held during the past five years.

A. DERRILL CROWE, M.D.
Chairman of the Board and Chief Executive Officer of ProAssurance since June 2001; President, Chairman of the Board, and Chief Executive Officer of Medical Assurance since 1995; President, Chief Executive Officer, and a director of The Medical Assurance Company, Inc. since 1976; Chairman of the Board and a director of MEEMIC Holdings since September 2001.
VICTOR T. ADAMO, ESQ.
Vice Chairman of the Board, President, and Chief Operating Officer of ProAssurance since June 2001; President, Chief Executive Officer and a director of Professionals Group since 1996; Director of ProNational since 1990, and was its Chief Executive Officer from 1987 to 1998, and from 1999 to present; Chief Executive Officer of MEEMIC Holdings since September 2001 and was Chairman of MEEMIC Holdings from October 1998 to September 2001; Director of MEEMIC Holdings since October 1998 and Chairman and a director of MEEMIC.

PAUL R. BUTRUS
Vice Chairman and a director of ProAssurance since June 2001; Executive Vice President and a director of Medical Assurance since 1995; most recently as Executive Vice President and Chief Operating Officer of The Medical Assurance Company, Inc. and its subsidiaries since 1977.
HOWARD H. FRIEDMAN
Senior Vice-President, Chief Financial Officer, and Corporate Secretary of ProAssurance since 2001; Senior Vice President-Corporate Development of Medical Assurance. He has been associated with Medical Assurance since November 1996. He became a director of MEEMIC Holdings in September 2002.
JAMES J. MORELLO
Chief Accounting Officer and Treasurer of ProAssurance since 2001; Senior Vice President and Treasurer for Medical Assurance since 1995; Treasurer and Chief Financial Officer of The Medical Assurance Company, Inc. since 1984; Treasurer for ProNational since December 2001.
FRANK B. O'NEIL
Senior Vice-President of Corporate Communications and Investor Relations of ProAssurance since 2001; Senior Vice-President of Corporate Communications for Medical Assurance since 1997 and employed by The Medical Assurance Company, Inc. and its subsidiaries since 1987.
WILLIAM P. SABADOS
Chief Information Officer for ProAssurance since June 2001, and for Professionals Group since July 1998; Director and Chief Information Officer for ProNational; Chief Information Officer and Director of MEEMIC since September 2001.
LYNN M. KALINOWSKI
President of MEEMIC Holdings since September 2001 and a Director of MEEMIC Holdings since October 1998. Prior to joining MEEMIC in 1993, Mr. Kalinowski was the President of Southern Michigan Mutual Insurance Company and previously served as Director of Financial Analysis for the Michigan Insurance Bureau (now the State of Michigan Office of Financial and Insurance Services).
CHRISTINE C. SCHMITT
Treasurer and Chief Financial Officer of MEEMIC Holdings since October 1998, Secretary of MEEMIC Holdings and MEEMIC and a director of MEEMIC since September 2001, and Senior Vice President and Chief Financial Officer of MEEMIC since joining MEEMIC in 1993.
ROBERT E. FLOWERS
Director of ProAssurance since June 2001; Director of Medical Assurance since 1995; Director of The Medical Assurance Company since 1985; Physician with Gynecology Associates of Dothan, P.C., Dothan, Alabama, prior to his retirement in 2001.
ANN F. PUTALLAZ
Director of ProAssurance since June 2001; Director of Professionals Group since 1996 and Vice Chairman since 1999; Director of MEEMIC Holdings since 2000; Vice President and director of marketing services of Munder Capital Management, an investment advisor to The Munder Funds, an open end investment company registered under the Investment Company Act of 1940 for the past five years.

LEON C. HAMRICK, M.D.
Director of ProAssurance since June 2001; Director Medical Assurance since 1995; Director of The Medical Assurance Company since 1978; General Surgeon with HealthSouth Metro West Hospital in Fairfield, Alabama.
JOHN J. MCMAHON, JR.
Director of ProAssurance since February 2002; Chairman of Ligon Industries, a manufacturer of wastewater treatment equipment and aluminum castings, and Chairman of the Executive Committee of McWane, Inc., a pipe and valve manufacturing company, in Birmingham, Alabama, since 1999; prior to that time, Chairman of the Board of McWane, Inc.
JOHN P. NORTH, JR.
Director of ProAssurance since June 2001; Director of Medical Assurance since 1996; Certified Public Accountant and partner in the accounting firm Coopers & Lybrand LLP prior to his retirement in September 1995.
WILLIAM H. WOODHAMS
Director of ProAssurance since June 2001; Director of Professionals Group since 1996 and its Chairman since 1999; Director of ProNational since 1980; Board Certified Family Practice Physician in private practice in Kalamazoo, Michigan since 1964.
DRAYTON NABERS, JR.	Director of ProAssurance since February 2002; Chairman of the Board of Protective Life Corporation, an insurance holding company, since 1996 and its Chief Executive Officer from 1996 to 2001.
JOHN O. BASHANT
Senior Vice President and Chief Operating Officer, Northern Division, and Senior Vice President, Underwriting, Professional Liability Group, of ProAssurance since 2001; Senior Vice President of Underwriting and Operations and Director of ProNational since 1999 and Vice President of Underwriting from 1987 to 1999.
JEFFREY L. BOWLBY
Senior Vice President, Marketing and Sales, Professional Liability Group, of ProAssurance since 2001; Senior Vice President of Marketing and Sales and Director of ProNational since 1999; prior to joining ProNational in 1998, Senior Vice President of Marketing for the Meadowbrook Insurance Group from 1984 to 1998.
DARRYL K. THOMAS
Senior Vice President of Claims of ProAssurance since 2001; Senior Vice President and Director of ProNational since 1999; prior to joining ProNational in 1995, Executive Vice President of Cameron General, a national third-party administrator of professional liability claims.

PROXY                        MEEMIC HOLDINGS,  INC.                        PROXY

        For the 2002 Annual Meeting of Shareholders to be held on Tuesday, December 10, 2002 at the offices of MEEMIC Holdings, Inc., 691 N. Squirrel Road, Auburn Hills, MI.

        The undersigned hereby constitutes and appoints Victor T. Adamo and Thomas E. Hoeg, and each of them, each with full power to appoint his substitute, attorneys, agents and proxies to represent the undersigned and to vote and act with respect to all shares of common stock of MEEMIC Holdings, Inc. ("Holdings") at the 2002 annual meeting of shareholders of Holdings that the undersigned would be entitled to vote on all matters described on the reverse side.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOLDINGS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR APPROVAL OF THE MATTER AND THE ELECTION OF ALL OF THE DIRECTOR-NOMINEES LISTED ON THE REVERSE SIDE.

        (Continued and to be signed on reverse side.)

        1.    Approve an Agreement and Plan of Merger, dated as of July 9, 2002 (as amended as of September 18, 2002, the "Merger Agreement"), among ProNational Insurance Company ("ProNational"), Meemic Merger Corp. ("Sub"), a wholly owned subsidiary of ProNational, and Holdings, pursuant to which, subject to the terms and conditions of the Merger Agreement, (a) Holdings will make a tender offer for any and all of its outstanding shares, other than those owned by ProNational, at a price of $29.00 per share net in cash (the "Tender Offer") and (b) following the completion of the Tender Offer, Sub will be merged with and into Holdings, with Holdings being the surviving corporation (the "Merger"), Holdings will become a wholly owned subsidiary of ProNational and each outstanding share of Holdings Common Stock not owned by ProNational will be converted into the right to receive $29.00 in cash.

        ☐ For                ☐ Against                ☐ Abstain

        2.    Election of directors: Nominees: (01) Victor T. Adamo, (02) A. Derrill Crowe, (03) Howard H. Friedman, (04) Thomas E. Hoeg, (05) Lynn M. Kalinowski, (06) Ann F. Putallaz, and (07) James O. Wood.

        ☐ Vote for all nominees listed above.

        ☐ Withhold authority to vote for all nominees listed above.

        Instruction: To withhold authority for any nominee(s) listed above, list name(s) of nominee(s) in the space provided below:

        In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the annual meeting to the extent permitted by applicable law, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement, dated October 21, 2002, is unable to serve or, for good cause, will not serve. The undersigned hereby (i) revokes all proxies previously executed with respect to the 2002 Annual Meeting, and (ii) acknowledges receipt of the Notice and Proxy Statement dated October 21, 2002 and the 2001 Annual Report to Shareholders, and ratifies all that the proxies, or any of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

Dated	, 2002
Signature
Title
Signature
(If held jointly)
Title

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

  YOUR VOTE IS IMPORTANT! YOU CAN VOTE IN ONE OF THREE WAYS:

  (Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.)

  Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  VOTE BY INTERNET

  24 hours a day, 7 days a week

  Follow the instructions at our Internet Address: http://www.eproxy.com/memh. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

  or

  VOTE BY TELEPHONE

  1-800-435-6710

  Use any touch-tone telephone 24 hours a day, 7 days a week to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

  or

  VOTE BY MAIL

  Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

  If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

  THANK YOU FOR VOTING.

QuickLinks

MEEMIC Holdings, Inc. 691 North Squirrel Road, Suite 100 Auburn Hills, Michigan 48326 (888) 463-3642
NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
2002 ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
SUMMARY TERM SHEET
GENERAL INFORMATION ABOUT VOTING
FORWARD-LOOKING STATEMENTS
SPECIAL FACTORS RELATED TO THE TENDER OFFER AND MERGER
MEEMIC Holdings, Inc. Unaudited Pro Forma Consolidated Balance Sheet As of June 30, 2002
MEEMIC Holdings, Inc. Unaudited Pro Forma Consolidated Statement of Operations For the six months ended June 30, 2002
MEEMIC Holdings, Inc. Unaudited Pro Forma Consolidated Statement of Operations For the year ended December 31, 2001
MEEMIC Holdings, Inc. Notes to Unaudited Pro Forma Financial Statements
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Aggregate Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table
RELATED PARTY TRANSACTIONS
VOTING SECURITIES AND PRINCIPAL HOLDERS
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER MATTERS
ADDITIONAL INFORMATION
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
APPENDIX A AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III CONVERSION OR CANCELLATION OF SECURITIES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
ARTICLE VI COVENANTS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS
ARTICLE IX TERMINATION AND AMENDMENT
ARTICLE X MISCELLANEOUS
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 9, 2002, BY AND AMONG PRONATIONAL INSURANCE COMPANY, MEEMIC MERGER CORP. AND MEEMIC HOLDINGS, INC.
APPENDIX B
Raymond James & Associates, Inc. Member New York Stock Exchange/SIPC 550 W. Washington, Suite 1650 Chicago, IL 60661 877-587-7748 • 312-612-7785 • 312-612-7786 Fax
APPENDIX C